UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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2024

Notice of Annual Meeting of Stockholders and Proxy Statement

November 21, 2024

ResMed

• • • • • • • •
A Message from Our Chairman

“It’s an exciting time to be a ResMed stockholder.”

At ResMed, we envision a world where every person can achieve their highest potential through better sleep and better breathing with health technology delivered in their own home.
We are on a mission to change 500 million lives by 2030 by creating innovative and life-changing health technologies that people love.
FISCAL 2024 HIGHLIGHTS
Fiscal year 2024 was an important year for ResMed. Over the past 12 months, we accelerated top-line and bottom-line growth by driving increased demand for our sleep apnea therapy solutions. We introduced new innovative technology, achieved over 300bps increase in our gross margin, and executed disciplined operating expense management, resulting in exceptional value creation.
We responded with epidemiological science and real-world-evidence regarding the novel class of weight loss drugs, which significantly impacted our share price early in the fiscal year. The real-world data, including over 811,000 de-identified subjects, demonstrated the positive response to sleep apnea therapy commencement for people who were prescribed a GLP-1 drug and PAP therapy, resulting in an absolute increase of 10.7% in PAP therapy starts. Additionally, we presented data showing increased ongoing mask and accessory resupply rates for patients prescribed both GLP-1 drug therapy and sleep apnea therapy, at 12-months and at 24-months post PAP therapy commencement. These data are included in presentations on our Investor website:
https://investor.resmed.com/
We also launched our 2030 Operating Model, with an organization that is product-led, customer-centric, and brand-enhanced that has set us up for increased product velocity, and accelerated profitable growth, as we execute our 2030 strategy. The outcome will be increased value creation for all stakeholders.
OUR NEXT STEPS
It’s an exciting time to be a ResMed stockholder. We are the world’s leading health technology company focused on sleep, breathing, and software-supporting care in the home. We operate in significantly underpenetrated markets, and the enhanced spotlight on sleep health and sleep apnea by big pharma and big consumer tech companies will create even more demand for sleep health solutions and more opportunities for ResMed to capture and convert sleep-concerned consumers in the sleep and breathing health pathway. More than 10,000 ResMedians providing solutions in over 140 countries worldwide are engaged and committed to our mission - their contributions drive our success.
Throughout fiscal year 2025 and beyond, we’re focused on demand generation and demand capture to ensure that the increased flow of patients entering the healthcare system have access to ResMed solutions so that we can be their “sleep and breathing health concierge”, enabling them to find the best health technology software solutions to live their best lives.
I’m extremely proud of our efforts over fiscal year 2024 to serve our stockholders, customers, partners, our fellow ResMedians, and especially the ultimate customer - the person who desperately needs our healthcare technology for better sleep and breathing, with that world-leading health tech delivered right in their own home.
Sincerely,
Michael “Mick” Farrell
Chairman & Chief Executive Officer, ResMed

2024 Proxy Statement | 1

• • • • • • • •
Notice of Annual Meeting of Stockholders of ResMed Inc.

Date and Time Wednesday, November 20, 2024, at 4:30 p.m. US Pacific Time; Thursday, November 21, 2024, at 8:30 a.m. Singapore Time; Thursday, November 21, 2024, at 11:30 a.m. Australian Eastern Time	Location Live webcast at www.virtualshareholdermeeting.com/RMD2024
Record Date
You are entitled to vote only if you were a ResMed stockholder at the close of business on September 24, 2024, at 4:00 p.m. US Eastern Time (or September 25, 2024, at 6:00 a.m. Australian Eastern Time).

Items of Business		Board Recommendation	Page Reference

1	Elect the following 11 nominees as directors: Carol Burt, Christopher DelOrefice, Jan De Witte, Karen Drexler, Michael Farrell, Peter Farrell, Harjit Gill, John Hernandez, Rich Sulpizio, Desney Tan, and Ron Taylor	FOR each nominee	10

2	Ratify the selection of KPMG LLP as the independent registered public accounting firm for the fiscal year ending June 30, 2025	FOR	40

3	Approve, on an advisory basis, the compensation paid to our named executive officers	FOR	45

Stockholders will also act on other business properly presented to the meeting.
Please read Voting Instructions and General Information in the proxy statement for more information.
By order of the board of directors,
Michael Rider
Secretary
How to Vote

Online at www.virtualshareholder meeting.com/RMD2024	Phone Call toll-free 1-800-000-0000	Mail Mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on November 21, 2024
The proxy statement and the annual report are available at http://investor.company.com.

2 | 2024 Proxy Statement

• • • • • • • •

Certain statements in this proxy statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

2024 Proxy Statement | 3

• • • • • • • •
About ResMed
Founded in 1989, and headquartered in San Diego, California, USA, ResMed pioneers innovative solutions that treat and keep people suffering from respiratory conditions out of the hospital, empowering them to live healthier, higher-quality lives. Our cloud- connected medical devices transform care for people with sleep apnea, COPD, and other chronic respiratory diseases. Our comprehensive out-of-hospital software platforms support the professionals and caregivers who help people stay healthy in the home or care setting of their choice. By enabling better care, we improve quality of life, reduce the impact of chronic disease, and lower costs for consumers and healthcare systems in more than 140 countries.

Purpose: Empower people to live happier, healthier, and higher quality lives in the comfort of their home.

Key Statistics

Headquarters	San Diego, CA
Founded	1989
FY2024 revenue	$4.7B
Listed (NYSE, ASX)	1995, RMD
Market cap	~$30B
Countries served	140+
Total employees	~10,000

●	Devices
●	Masks & Other
●	OOH SaaS

●	U.S., Canada, and Latin America
●	Europe, Asia, and Other
●	OOH SaaS (U.S. & Germany)
Our Businesses

Sleep Apnea
Delivering a market-leading patient experience through innovative solutions for treating sleep apnea patients that lower overall costs and improve patient wellbeing by leveraging global digital health solutions

Respiratory Care
Improving the lives of patients with COPD, and other key chronic respiratory diseases on their healthcare journey – lowering costs, preventing hospitalization and creating end-to-end care solutions

Software as a Service (SaaS)
Providing a network out-of-hospital healthcare SaaS management solution that help providers deliver more personalized care, measurable results, and improved health outcomes across large populations

New Operating Model
In November 2023 we announced a new operating model to accelerate long-term growth. We introduced dedicated leadership in Product, Revenue and Marketing to increase the velocity of product development and sharpen customer and brand focus, including:
•Justin Leong as Chief Product Officer;
•Katrin Pucknat as Chief Marketing Officer; and
•Mike Fliss as Chief Revenue Officer.
Rob Douglas, who served as President and Chief Operating Officer, retired effective January 1, 2024.

4 | 2024 Proxy Statement

About ResMed
By adopting a global operating model that is product-led, customer-centric, and brand-enhanced, we seek to accelerate profitable growth, while driving greater value and improved software solutions to support care outside the hospital care continuum. We believe these traits enabled us in fiscal 2024 to respond quickly to provide solutions to help patients and healthcare providers respond to continuing demand for our flow generators caused by a competitor’s recall of flow generators, and the potential impact of weight loss drugs that may eventually be used by patients with obstructive sleep apnea.
2024 Performance Highlights
Strong Financial and Operating Performance
The following table illustrates our financial performance for fiscal 2024 as compared to fiscal 2023, with applicable non-GAAP amounts in lighter shades.

Net Revenue
($ in billion)

Operating Income
($ in million)

Net Income
($ in million)

Diluted Earnings Per Share

●	2023 GAAP	●	2023 Non-GAAP	●	2024 GAAP	●	2024 Non-GAAP
•Market cap of $30 billion as of 8/1/2024
•140 countries served
•GAAP operating cash flow of $1.4 billion
•Free cash flow* of $1.3 billion
•$3 billion in capital deployed over the last three years
*    For a reconciliation between GAAP and non-GAAP measures, see the section “Reconciliation of non-GAAP financial measures” of this proxy statement.
Digital Health Technology Leadership in our Markets
•Over the last 12 months we changed 178 million lives with our digital health products and cloud-based software solutions:
•we sold an additional 4.5 million of our 100% cloud-connectable devices (from over 21.5 million at 2023 fiscal year-end to 26 million);
•we added 4.5 million patients on our AirView patient management system (from over 23.5 million at 2023 fiscal year-end to 28 million);
•an additional 2.8 million patients signed up for myAir, our patient self-help application (from approximately 6.5 million at 2023 fiscal year-end to 8.3 million); and
•we added over 10 million patient accounts to our out-of-hospital SaaS business systems (from nearly 140 million at 2023 fiscal year-end to more than 150 million).
Industry-leading Innovation
•During fiscal year 2024, we expanded the launch of our AirSense 11 sleep and respiratory care flow generator into several new countries around the world, expanding its reach from initial launch in the United States in fiscal year 2022. To meet the need for connected devices as a result of our competitor's ongoing recall, we also continued selling connected AirSense 10 devices in some geographies so that every customer could access our superior technology to serve our global population of patients
•We have 9700 issued and pending patents and registered designs
•7% of revenue is invested in research and development

2024 Proxy Statement | 5

About ResMed
Long-term stockholder value.
Recovery of stock price after setback. Our stock price suffered a set-back in early fiscal 2024. We worked hard during fiscal year 2024 to meet the challenges posed to our business through strong execution enabled by adoption of our new global operating model , effective cost control, and improving profitability. As a result, our stock price, which was at $218.50 at June 30, 2023, and $148.90 on the November 23rd annual equity award grant date, recovered to $191.42 at fiscal year end of June 30, 2024 and has improved to $247.15 as of the record date.
The table below summarizes the results of our NYSE performance at 2024 fiscal year end when our stock price was $191.42. Our NYSE TSR was at the 39th percentile for the one-year period compared to our US peer group, and was higher than all but five US peers over the five-year period.

Period	ResMed's Annualized Total Stockholder Return (NYSE)	S&P 500 Annualized Total Stockholder Return	US Peer Group Median Annualized Total Stockholder Return
One year ended June 30, 2024	-11%	23%	-8%
Three years ended June 30, 2024	-7%	8%	-6%
Five years ended June 30, 2024	10%	13%	8%
Because our primary listing is on the NYSE, the TSR performance of our CHESS Units of Foreign Securities trading on the ASX is also impacted by currency fluctuations between the US and Australian dollars.

Period	ResMed's Annualized Total Stockholder Return (ASX)	ASX 100 Annualized Total Stockholder Return	ASX Peer Group Median Annualized Total Stockholder Return
One year ended June 30, 2024	-10%	8%	8%
Three years ended June 30, 2024	-6%	3%	-2%
Five years ended June 30, 2024	11%	4%	7%
Strong capital management and return to our stockholders. During fiscal year 2024, we maintained the quarterly dividend of $0.48 per share paid to our stockholders, paying approximately $282 million to our stockholders in dividends, representing a dividend payout ratio of 24% of net income, or 23% of adjusted (non-GAAP) net income. In August 2024, we increased our quarterly dividend by approximately 10%, to $0.53 per share for fiscal year 2025. We also resumed our share repurchase program in the second quarter of fiscal year 2024, and during the balance of fiscal year 2024 we repurchased approximately $150 million of stock, more than offsetting the dilution experienced by our stockholders from grants to our employees.

6 | 2024 Proxy Statement

• • • • • • • •
Proxy Voting Roadmap
This summary highlights select information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before submitting your proxy and voting instructions.

Proposal 1 Election of Directors Age, gender, tenure, and diversity of our Board
Your board of directors recommends a vote “FOR” election of the eleven nominees to the board of directors. Page 10

Director Nominee Overview

Carol Burt	Jan De Witte

Principal of Burt-Hilliard Investments
Age: 66
Tenure: 11 years
Committees: , , N
Extensive executive management and board leadership, extensive experience in the health insurance, healthcare services, medical technology, and financial services industries.

President and Chief Executive Officer of Integra Life Sciences
Age: 60
Tenure: 5 years
Committees: A, O
30 years in executive management, corporate strategy and operations for technology and software businesses; extensive experience in international business; and experience as an operating CEO and director in medical technology.

Christopher DelOrefice	Karen Drexler

Executive Vice President and Chief Financial Officer of Becton, Dickinson and Company
Age: 53
Tenure: <1 year
Committees: A
Experienced finance executive in medical technology, including commercial, long-term strategy, investor relations, supply chain, mergers and acquisitions, and global R&D.

Former Chief Executive Officer of Sandstone Diagnostics, Inc.
Age: 64
Tenure: 7 years
Committees: , N
Founder, executive and board experience in the medical diagnostics and device industries, particularly in digital health, technology, and out-of-hospital care models.

A	Audit Committee	C	Compensation Committee	O	Compliance Oversight Committee	N	Nominating and Governance Committee	Chair	Independent

2024 Proxy Statement | 7

Proxy Voting Roadmap

Michael “Mick” Farrell	Richard “Rich” Sulpizio

Chairman of the Board and Chief Executive Officer of ResMed Inc.
Age: 52
Tenure: 11 years
Committees: None
24+ years of experience with ResMed and 28+ years of experience in healthcare and technology industries with a deep understanding of products, operations, technology, sales and marketing.

Retired President, Chief Operating Officer and Director of Qualcomm, Inc.
Age: 74
Tenure: 19 years
Committees: C, A,
Executive and board positions with major software companies, experience with high growth technology, and executive leadership of international business operations.

Peter Farrell	Desney Tan

Founder and Chairman Emeritus of ResMed Inc.
Age: 82
Tenure: 35 years
Committees: None
ResMed founder and chief executive officer for 20+ years with a deep understanding of operations, technology, and sleep industry; significant board experience with other publicly-held medical technology companies.

Corporate Vice President and Managing Director of Microsoft Research
Age: 48
Tenure: 3 years
Committees: C
Experience in digital health technologies, use of machine learning and artificial intelligence, global R&D in hardware, devices, hardware and consumer products.

Harjit Gill	Ronald “Ron” Taylor

Chief Executive Officer of the Asia Pacific Medical Technology Association
Age: 59
Tenure: 6 years
Committees: A, C
Executive and operational background in consumer healthcare, sales, marketing, and international operations.

Founder and CEO of Pyxis Corporation
Lead Director
Age: 76
Tenure: 19 years
Committees: N, A,O
Public medical technology company founder and CEO, served on over twenty public company and private boards. Venture capital experience evaluating healthcare companies.

John Hernandez

Head of Health Impact at Google
Age: 57
Tenure: 3 years
Committees: O
Experience at the intersection of big tech and healthcare, including use of artificial intelligence. Widely published and frequent lecturer on digital health strategy, and use of real-world evidence.

A	Audit Committee	C	Compensation Committee	O	Compliance Oversight Committee	N	Nominating and Governance Committee	Chair	Independent

8 | 2024 Proxy Statement

Proxy Voting Roadmap

Proposal 2
Ratification of Selection of KPMG LLP as Independent Registered Public Accounting Firm
The Board recommends a vote FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year ending June 30, 2025 based on the following:
•KPMG’s high audit quality and institutional knowledge of our business enables effective and efficient audits.
•No audit-related or tax-related services were performed by KPMG LLP in 2023 and 2024.
•Based on their independence, performance and qualifications, the Audit Committee has determined that KPMG’s retention is in the best interests of ResMed and its stockholders.

Your board of directors recommends that you vote “FOR” Proposal 2. Page 40

Proposal 3
Advisory Vote to Approve Named Executive Officer Compensation
Our executive compensation program encourages long-term value creation for our stockholders. The below graphics show the mix of 2024 fixed pay (base salary) and at-risk short-term incentives (STI) and long term incentives (LTI) based on actual cash incentives paid and target equity awards granted, as reflected in the Summary Compensation Table. For fiscal year 2024, our Chief Executive Officer’s direct compensation was based 90% on incentive compensation that was at risk, while the other named executive officers have an average of 80% of their direct compensation in the form of incentive compensation that is at risk. The following table excludes all other compensation from the Summary Compensation Table.

Your board of directors recommends that you vote “FOR” Proposal 3. Page 45

CEO FY24 Compensation Summary

Other NEOs FY24 Compensation Summary

2024 Proxy Statement | 9

• • • • • • • •
Board and Governance Matters

Proposal 1
Election of Directors
Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board from time to time. On August 15, 2024, based on the recommendation of our nominating and governance committee, our board voted to expand our board to eleven, elected Christopher DelOrefice as a director to serve a term ending at the 2024 annual stockholders meeting, and appointed him to the audit committee. As set forth more fully in his biography, Mr. DelOrefice is a career finance leader in the medical technology industry, with expertise in finance, strategy, operations, and investor relations.
Consistent with governance best practices, all of our current directors’ terms expire at this annual meeting. Our board has nominated each of our current directors for re-election at this annual meeting. The directors to be elected at this annual meeting will hold office until the 2025 annual meeting (and until their successors are elected and qualified) or until the director’s earlier death, disability, resignation, or removal.
We are soliciting proxies in favor of these eleven nominees and proxies will be voted for them unless the proxy otherwise specifies. If any nominee becomes unable or unwilling to serve as a director, the proxies will be voted for the election of another person, if any, that the board designates.

Your board of directors recommends a vote “FOR” Election of the eleven nominees to the board of directors.

Our Board of Directors
Our 2025 Board Nominees
The nominees have diverse backgrounds and perspectives that enable them to provide valuable guidance on strategy and operations. They have extensive leadership experience, as well as corporate governance expertise arising from service in executive management positions as well as other public company board experience. Many have global business experience, including through service as chief executive officer or in other senior corporate leadership positions involving management of complex operations, business challenges, risks, and growth. One director currently resides and works in Singapore, and several others have served outside the United States in the past, providing valuable perspectives on our global business environment. All have experience with medical device, technology or product innovation and development, entrepreneurship, and the dynamics of our industry. Mr. DelOrefice, our most recently elected director, has substantial experience in medical technology companies, having served in various roles in accounting, finance, strategy, operations, and investor relations and is currently chief financial officer of a publicly traded medical technology company. All of our directors have demonstrated involvement in their communities, having contributed to social causes through nonprofit organizations or philanthropy. ͏Our board of directors benefits from these qualifications, as well as the perspectives of directors with in-depth knowledge of ResMed through their service as directors or executive officers.

10 | 2024 Proxy Statement

Board and Governance Matters
Skills and Experience
The nominating and governance committee reviews and regularly updates a matrix of directors’ skill sets, based on factors the board deems important to oversee management and our strategic goals. It most recently updated the matrix during fiscal year 2024. Evaluation of our directors’ collective experience against the fiscal year 2024 skills matrix, with the addition of Mr. DelOrefice, is reflected in the following broad categories of expertise:

Board Experience	Public company board (other than ResMed), Private company board, Chair of the board of directors of a publicly-traded company, Chair of the board of directors of a for-profit organization, Chair of the board of directors of a non-profit organization or private company, governance, compensation, audit, or compliance committees	10/11

Leadership Experience	Chief executive officer, Non-Chief Executive Officer P&L leader, Non-CEO functional leader	11/11

Functional Expertise	Medical device industry, Software-as-a-service industry, Sales and marketing, Direct-to-consumer business, Non-US business experience, Health policy and government affairs, Healthcare reimbursement - government or private, Finance and accounting, Business/corporate development, mergers and acquisitions, Legal, regulatory compliance and risk management, People and talent management, Communications and investor relations, Environmental sustainability and corporate social responsibility	11/11

Technical Expertise	Research and development, Clinical research, Clinical expertise in sleep and related comorbidities, Manufacturing and supply chain, Digital health technology, Machine learning, artificial intelligence & advanced analytics, cybersecurity, privacy and information technology	11/11

2024 Proxy Statement | 11

Board and Governance Matters
Biographies
Included below is certain information as of September 24, 2024, regarding our director nominees, including key business experience, director positions with other public companies, and the experience, qualifications, attributes and skills that led the nominating and governance committee and the board to determine that such person should be nominated for election at our 2024 annual meeting to serve as a director of the company.
Information about the eleven nominees for director is set forth below:

Director	Age as of September 24, 2024	Position
Carol Burt	66	Director
Christopher DelOrefice	53	Director
Jan De Witte	60	Director
Karen Drexler	64	Director
Michael Farrell	52	Chairman of the board and chief executive officer
Peter Farrell	82	Founder, chairman emeritus and non-executive employee
Harjit Gill	59	Director
John Hernandez	57	Director
Richard Sulpizio	74	Director
Desney Tan	48	Director
Ronald Taylor	76	Lead director
The following biographical information is furnished with regard to our directors as of September 24, 2024.

12 | 2024 Proxy Statement

Board and Governance Matters
Nominees for election at our 2024 annual meeting to serve for a one-year term expiring at the 2025 annual meeting:

Carol Burt | 66 Independent Principal of Burt-Hilliard Investments and Senior Advisor and Member of the Operating Council for Consonance Capital Partners

Director since: 2013 Committees: •Audit (Chair) •Compliance Oversight (Chair) •Nominating and Governance
Current Public Company Directorships:
•IQVIA Holdings Inc. (NYSE: IQV), a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry (2019-present)
•Chairs the Leadership Development and Compensation Committees
•Member of the Audit Committee
Prior Public Company Directorships: •Envision Healthcare •Transitional Hospitals •Vanguard Health Systems •WellCare Health Plans

Skills and Qualifications
•Private investor with extensive experience in corporate governance, finance, accounting and capital markets, strategy, mergers and acquisitions, operations, and risk oversight and compliance
•Serves on private-equity backed WellDyne and previously served on the public boards of four NYSE companies: Envision Healthcare, Transitional Hospitals, Vanguard Health Systems, WellCare Health Plans, and private equity-backed KEPRO and Global Medical Response
•Part of the executive team that built WellPoint from a single state health plan to one of the leading health benefits companies in the U.S., at the time ranking in the top 35 Fortune 500 companies
Education and Professional Credentials
•Graduated magna cum laude from the University of Houston, earning a Bachelor of Business Administration

Business Experience
Burt-Hilliard Investments, a private investment firm
•2008 to present – Principal
Consonance Capital Partners, a New York-based private equity firm focused on investments in the healthcare industry
•2013 to present – Senior Advisor and a member of the Operating Council
WellPoint, Inc. (now Elevance Health, NYSE: ELV)
•Senior Vice President Corporate Finance and Development - Areas of responsibility included corporate strategy, mergers and acquisitions, strategic ventures, the Treasurer and Chief Investment Office, finance, business information systems, corporate real estate operations, and the financial services and international insurance business units.
American Medical Response
•Senior Vice President and Treasurer
Chase Securities, Inc. (now JP Morgan Chase & Co, NYSE: JPM)
•16 years service including as founder, Managing Director and Head of the Health Care Banking Group
Other Experience
•Ms. Burt is Co-Chair of the Emeritus Trustee program for the Colorado Chapter of The Nature Conservancy. Ms. Burt is a member of Women Corporate Directors, and the International Women’s Forum. Her philanthropic activities focus on mentoring women for leadership positions and environmental causes.

2024 Proxy Statement | 13

Board and Governance Matters

Christopher DelOrefice | 53 Independent Executive Vice President and Chief Financial Officer of Becton, Dickinson and Company

Director since: 2024 Committees: •Audit	Current Public Company Directorships: •none	Prior Public Company Directorships: •none

Skills and Qualifications
•Proven financial executive currently serving as chief financial officer and leadership of strategy and corporate development for Becton, Dickinson and Company, a long history of service in various roles at Johnson & Johnson, and experience at Astra Zeneca Pharmaceuticals, AET Films, Inc. and Ametek, Inc.
Education and Professional Credentials
•Bachelor of Science degree from Villanova University
•MBA from Villanova University
•Certified Public Accountant (inactive)

Business Experience
Becton, Dickinson and Company (BD) (NYSE: BDX), a leading, global medical technology company
•2021 to present – Executive Vice President and Chief Financial Officer
Johnson & Johnson (NYSE: JNJ), a multinational pharmaceutical, biotechnology, and medical technologies company
•August 2018 to September 2021 – Vice President of Investor Relations
•2012 to 2018 – Variety of senior finance leadership roles, including CFO of both the Consumer and Medical Devices segments for North America
•1999 to 2012 – Finance leadership roles for J&J Supply Chain, corporate mergers and acquisitions, Consumer Global R&D and the Pharmaceutical North America Business Development and Commercial Contracting Finance groups

Jan De Witte | 60 Independent President and Chief Executive Officer of Integra Life Sciences

Director since: 2019 Committees: •Audit •Compliance Oversight	Current Public Company Directorships: •Integra Life Sciences (NASDAQ: IART) (2021-present)	Prior Public Company Directorships: •BARCO (EBR:BAR) (2016-2021)

Skills and Qualifications
•Served in a variety of global operational and business leadership and CEO roles over the past 35 years
•During his 17-year tenure with GE Healthcare, he worked in management and CEO roles covering business responsibilities across Europe, Middle East, China, Asia-Pacific, and the Americas, living both in the U.S. and Europe
•Served as CEO for Barco headquartered in Belgium, held operational management positions at Procter & Gamble in Europe and served as senior consultant with McKinsey & Company serving clients across Europe bringing a uniquely European point of view to the board
Education and Professional Credentials
•Master of Science degree in electromechanical engineering with Greatest Distinction from the KU Leuven in Belgium
•M.B.A. from Harvard Business School

Business Experience
Integra Life Sciences (NASDQ: IART), a global leader in regenerative tissue technologies and neurological solutions
•October 2021 to present – President, Chief Executive Officer and director
•Mr. De Witte recently announced his intention to retire from his position as CEO of Integra Life Sciences upon the appointment of his successor.
Barco (EBR: BAR), a global leader in advanced visualization solutions for healthcare, entertainment, and enterprise, with headquarters in Belgium
•2016 to 2021 – CEO and director
General Electric Company (NYSE: GE)
•2011 to 2016 - Officer and CEO of GE Healthcare’s Global software and solutions business
•2004 to 2010 CEO of GE Healthcare’s Services business for EMEA and Asia
•1999 to 2003 leadership roles in manufacturing, supply chain and Lean Six Sigma
Procter & Gamble (NYSE: PG)
•Operational management positions in supply chain and manufacturing
McKinsey & Company
•Senior consultant serving clients in the airline, process, and high-tech industries
Other Experience
•Chair of the board of Hangar K, a non-profit innovation and co-creation hub in digital technologies for EdTech and GameTech in Flanders (Belgium)
•Director at Advanced Medical Technology Association (AdvaMed), an American medical device trade association

14 | 2024 Proxy Statement

Board and Governance Matters

Karen Drexler | 64 Independent Former Board Member and Chief Executive Officer of Sandstone Diagnostics, Inc.

Director since: 2017 Committees: •Compensation (Chair) •Nominating and Governance
Current Public Company Directorships:
•Outset Medical (NASDAQ: OM), a medical technology company innovating dialysis treatment (2021-present)
•Chair of nomination and governance committee and member of the compensation committee
•EBR Systems, Inc. (ASX: EBR), maker of a wireless cardiac pacing system for people with heart failure (2022-present)
•Chairs the remuneration and governance committee, member of the audit committee
Prior Public Company Directorships: •Tivic Health, (NASDAQ:TIVC) (2019-2024)

Skills and Qualifications
•A serial entrepreneur with expertise in the fields of digital health, medical devices, and diagnostics
•Serves on the board of two private companies: VIDA Diagnostics, a leading company in AI-powered lung intelligence solutions; and Huma.ai, a company using natural language queries to extract unique insights from complex medical data
•Acts as senior strategic advisor for other early-stage companies
Education and Professional Credentials
•Graduated magna cum laude with a B.S.E in chemical engineering from Princeton University
•Earned an M.B.A. with honors from Stanford University Graduate School of Business

Business Experience
Tivic Health (NASDAQ: TIVC), a bioelectric medicine company focused on relief of congestion and sinus pain
•2019 to 2024 – Board member, chaired the compensation and nomination and governance committees and served on the audit committee
Sandstone Diagnostics, Inc., a private company developing instruments and consumables for point-of-care medical testing
•2014 to 2020 board member
•2016 to 2020 CEO
Hygieia, Inc., a digital insulin therapy company
•Served as board chair and remains an advisor to the CEO
Amira Medical Inc., a private company focused on minimally invasive glucose monitoring technology
•Founder, President, and CEO until it was sold to Roche Holding AG
Lifescan
•Held management roles and played a key role in its sale to Johnson & Johnson (NYSE: JNJ)
Other Experience
•Spent 11 years on the board of the Keller Center for Innovation in Engineering Education at Princeton University
•Active mentor and advisor with Astia, a global nonprofit that supports high-potential female founders
•A lead mentor with StartX, the Stanford University incubator
•Serves on the Life Science and Women’s Health Councils for Springboard, an accelerator for women-led technology companies
•Interacts with many promising young medical technology companies through her work with Astia, Springboard, and StartX

2024 Proxy Statement | 15

Board and Governance Matters

Michael Farrell | 52 Chairman of the Board and Chief Executive Officer of ResMed Inc.

Director since: 2013 Committees: none
Current Public Company Directorships:
•Zimmer Biomet (NYSE: ZBH), a global provider of implantable musculoskeletal medical devices, and associated robotics and digital health technology (2014-present)
•Chairman of the compensation and management development committee
•Member of the quality, technology and regulatory committee
Prior Public Company Directorships: •none

Skills and Qualifications
•Leadership roles of increasing responsibility at ResMed in business development, marketing, product development, leading our global sleep apnea business and president of our largest commercial organization; previously worked in management consulting, biotechnology, chemicals and metal manufacturing companies including Arthur D. Little, Sanofi Genzyme, Dow and BHP.
Education and Professional Credentials
•Bachelor of Engineering with first-class honors from the University of New South Wales
•Master of Science in chemical engineering from the Massachusetts Institute of Technology (MIT)
•M.B.A. from the MIT Sloan School of Management

Business Experience
ResMed Inc. (NYSE: RMD)
•2023 – Appointed as Chairman of the Board
•March 2013 to present – Chief Executive Officer and director
•2011 to 2013 – President of the Americas region
•2007 to 2011 – Senior Vice President of the global sleep apnea diagnostic and therapeutic business
•Various other senior roles in marketing and business development
Other Experience
•Advanced Medical Technology Association (AdvaMed), an American medical device trade association
•Chair of the International Business Committee
•Volunteers as a trustee for non-profit organizations: University of California San Diego Foundation, Rady Children’s Hospital, and Father Joe’s Villages’ project for the homeless in San Diego, California
•Member of the University of California San Diego - Rady School of Management Advisory Board
•Member of the Boston College Engineering Advisory Board

16 | 2024 Proxy Statement

Board and Governance Matters

Peter Farrell | 82 Founder and Chairman Emeritus of ResMed Inc.

Director since: 1989 Committees: none	Current Public Company Directorships: •Arcturus Therapeutics Holdings Inc. (NASDAQ: ARCT) (2018-present) •Board Chair, member of the compensation and nominating and corporate governance committees	Prior Public Company Directorships: •NuVasive, Inc. (NASDAQ: NUVA) •Evolus, Inc. (NASDAQ:EOLS) (2019-2023)

Skills and Qualifications
•Founder, former Chairman of the Board, and former Chief Executive Officer of ResMed, globally recognized innovator and leader
Education and Professional Credentials
•B.E. in chemical engineering with honors from the University of Sydney
•S.M. in chemical engineering from MIT
•Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle
•D.Sc. from the University of New South Wales

Business Experience
ResMed Inc.
•January 2023 to present – Chairman Emeritus
•May 1989 to January 2023--Board Chairman
•July 1990 to December 2007; February 2011 to March 2013 – Chief Executive Officer
•January 2014 to present – Non-officer employee
•1989 to present – Founder and director
Baxter International, Inc. (NYSE: BAX)
•July 1984 to June 1989 – Vice President of research and development at various subsidiaries
•August 1985 to June 1989 – Managing Director of the Baxter Center for Medical Research Pty Ltd.
University of New South Wales
•1989 to Present - Visiting professor and chair of the UNSW Centre for Innovation and Entrepreneurship
•January 1978 to December 1989 – Foundation Director of the Graduate School for Biomedical Engineering
Harvard/MIT
•2018 to present - Serves on the MIT Dean of Engineering Advisory Council
•1998 to 2018 – Served on the Visiting Committee of the Health Sciences & Technology Program
Other Experience
•Currently sits on two faculty advisory boards at UC, San Diego: the Rady Business School and the Jacobs Engineering School.
•Chair of WaveGuide, a private startup leveraging nuclear magnetic resonance technology
•Serves on the Board of Trustees of Scripps Research Institute
•Active board member of private companies ProtoStar and Mikroscan

2024 Proxy Statement | 17

Board and Governance Matters

Harjit Gill | 59 Independent Chief Executive Officer of the Asia Pacific Medical Technology Association

Director since: 2018 Committees: •Audit •Compensation	Current Public Company Directorships: •none	Prior Public Company Directorships: •none

Skills and Qualifications
•Extensive experience in consumer healthcare and international sales and marketing including in Europe, Asia and the Middle East; Board member for privately held consumer companies, serving in multiple roles on multiple committees
Education and Professional Credentials
•Bachelor of Arts (honors) in combined studies from the University of Manchester

Business Experience
Asia Pacific Medical Technology Association (APACMed), the first and only regional association to provide a unified voice for the medical device, equipment, and in-vitro diagnostics industry in Asia Pacific
•February 2019 to present – Chief Executive Officer
Alticor Inc., a private holding company for Amway, a global leader in home, health, and beauty products
•January 2022 to present – Director
MAS Holdings, one of the largest apparel tech companies in South Asia with over 115,000 people and a presence in 17 countries
•2019 to present – Member of the Innovation Board of Directors
HTC, Taiwan (OTCMKTS: HTCKF)
•2015 to 2016 – Chief Operations and Marketing Officer
Royal Philips (NYSE: PHG)
•2012 to 2015 – Executive Vice President and Chief Executive Officer for Philips ASEAN & Pacific, based in Singapore, responsible for Healthcare/Lighting and Consumer Lifestyle
•2009 to 2012 – Senior Vice President of International Sales
•2006 to 2009 – Vice President of Asia for Philips Consumer Lifestyle Products
•1990 to 2006 – Held progressive roles in the Netherlands, Hong Kong, Dubai, and Singapore for Consumer Electronics
Other Experience
•Served as a board member of the National University of Singapore, Entrepreneurship Committee, Singapore International Chamber of Commerce, Apollo Education and Training.

John Hernandez | 57 Independent Head of Health Impact at Google

Director since: 2021 Committees: •Compliance Oversight
Current Public Company Directorships:
•Carmat, SA (ALCAR.PA), a French artificial heart company, publicly traded on the Euronext Paris exchange
•Member of the audit and research and development committees
Prior Public Company Directorships: •none

Skills and Qualifications
•Serves as head of health impact at Google where he oversees clinical research, health economics and outcomes research
•Joined Alphabet in 2016 where he has built and led teams at Verily and Google leveraging artificial intelligence to assist in promoting healthy lifestyles, diagnosing cancer, and preventing blindness, among other things
Education and Professional Credentials
•Bachelor of Arts from the University of North Carolina at Chapel Hill
•Master’s degree in health policy
•Doctorate of Philosophy at the RAND Graduate School in Santa Monica, CA

Business Experience
Google (NASDAQ: GOOGL), a technology company
•2018 to present – Head of Health Impact
Abbott Laboratories, a medical devices and healthcare company
•2010 to 2016 – Vice President of global health economics and outcomes research
Boston Scientific Corporation
•2001 to 2010 – Vice President of clinical research and health economics
Other Experience
•Previously served in research and consulting roles at the RAND Corporation, Quintiles (now IQVIA), PwC and the American Society of Internal Medicine (now ACP)
•Widely published in scientific journals and lectures frequently on diverse topics including digital health strategy, health policy, health economics, healthcare technology assessment, value-based payments and real-world evidence strategies. Held teaching and advisory positions with Stanford University from 2015 to 2019, University of Southern California from 2017 to 2019, and University of Washington from 2015 to 2018

18 | 2024 Proxy Statement

Board and Governance Matters

Richard Sulpizio | 74 Independent Former Board Member, President and Chief Operating Officer of Qualcomm, Inc.

Director since: 2005 Committees: •Audit •Compensation •Nominating and Governance (Chair)	Current Public Company Directorships: •none	Prior Public Company Directorships: •Qualcomm, Inc. (NASDAQ: QCOM) •CA, Inc. (NASDAQ: CA), an information technology management software company

Skills and Qualifications
•Experienced executive of a major wireless software innovator, including experience as president and chief operating officer, overseas assignments in China and Europe, leading startups and established operations; oversaw development and deployment of multimedia services to the wireless industry
Education and Professional Credentials
•Bachelor of Arts from California State University, Los Angeles
•Master of Science in systems management from the University of Southern California

Business Experience
Qualcomm, Inc. (NASDAQ: QCOM)
•December 2009 to November 2013 – president and CEO of Qualcomm Enterprise Services (QES)
•1994 to 2009 – Various executive roles including President of Qualcomm Wireless Business Solutions, Interim President of Qualcomm Europe and Qualcomm China, President of MediaFLO (a wholly owned Qualcomm subsidiary), and President and Chief Operating Officer

Other Experience
•Worked at Unisys Corporation (NYSE: UIS) and Fluor Corporation (NYSE: FLR) before joining Qualcomm
•Currently serves as an honorary board member of the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center

Desney Tan | 48 Independent Corporate Vice President and Managing Director of Microsoft Research

Director since: 2021 Committees: •Compensation	Current Public Company Directorships: •none	Prior Public Company Directorships: •none

Skills and Qualifications
•Technology executive who has built and run multidisciplinary global innovation teams – leveraging expertise in hardware and devices, software development, applied machine learning and artificial intelligence, human-computer interaction, and applied science to make impact in areas such as autonomous navigation, entertainment and consumer products, as well as health and life sciences
•Named inventor on more than 100 granted patents, and author of numerous academic publications, on topics relevant to ResMed's long-term strategy, such as artificial intelligence, machine learning, and human-computer interaction
Education and Professional Credentials
•Bachelor of Science (summa cum laude) in computer engineering from the University of Notre Dame
•Doctorate of Philosophy in computer science from Carnegie Mellon University

Business Experience
Microsoft (NASDAQ: MSFT), a technology company
•2023 to present – Corporate Vice President and Managing Director of Microsoft Research
•2021 to 2023 – Vice President and Managing Director of Microsoft Health Futures
•2015 to 2021 – Managing Director of Microsoft Healthcare
•2004 to 2015 – Various leading research and development roles
University of Washington Seattle
•2007 to present – Affiliate Professor of computer science and engineering
Other Experience
•Served on the board of two private companies: 1910 Genetics, a biotechnology company integrating artificial intelligence, computation, and biological automation to improve drug development; and Artificial, a lab automation company focused on accelerating the pace of life science discoveries
•Serves on the Washington Research Foundation's board of directors: as senior advisor and chief technologist to IntuitiveX, a medical device and life sciences innovation partner and catalyst; and as advisor to Proprio, which is developing an advanced surgical navigation platform
•Cofounded the National Science Foundation Center for Sensorimotor Neural Engineering and chaired its industry advisory board

2024 Proxy Statement | 19

Board and Governance Matters

Ronald Taylor | 76 Lead Independent Director Founder, Chairman, and chief executive officer of Pyxis Corporation

Director since: 2005 Lead Director since: 2013 Committees: •Audit •Compliance Oversight •Nominating and Governance	Current Public Company Directorships: •none	Prior Public Company Directorships: •Allergan (NYSE: AGN) •Cardiodynamics (NASDAQ: CDIC) •Medicalogic (NASDAQ: MDLI) •Red Lion Hotels (NYSE: RLH)

Skills and Qualifications
•Has a background that reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies as a partner in a venture capital firm, and public company governance experience
•Has been a director of approximately 20 publicly and privately held companies over the past 27 years
•More than 15 years of experience as a board member of Red Lion Hotel including its governance, compensation, and audit committees, and more than 20 years of experience as a board member of Allergan (formerly Watson and Actavis) including the audit, compensation, and governance committees
Education and Professional Credentials
•Bachelor of Arts from the University of Saskatchewan
•Master of Arts from the University of California, Irvine

Business Experience
Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals
•1987 to 1996 – Founder, Chairman, and chief executive officer until its purchase by Cardinal Health, Inc.
Hybritech, Inc., a biotechnology company
•Responsible for operations and international sales
Allergan plc (NYSE: AGN), a pharmaceutical company
•Served in operational and management roles
Enterprise Partners Venture Capital
•1998 to 2001 – General partner
Other Experience
ResMed Foundation
•Served as Chair of the board

20 | 2024 Proxy Statement

Board and Governance Matters
Director Nomination Process
Board Skills, Experience and Qualifications
The nominating and governance committee regularly reviews with the board the appropriate characteristics, skills, and experience required for the board as a whole and its individual members. The board values diversity and a heterogeneous board, and views diversity expansively, to include differences of viewpoint, professional experience, education, skill and other individual qualities. To assist in promoting a diversity of backgrounds and experience on the board, the nominating and governance committee identifies and considers board candidates who are drawn from a wide talent pool, representing diversity of thought, culture, gender, ethnicity, race, background, and other qualities, consistent with the company's corporate governance guidelines. For example, the nominating and governance committee and the board chairman shared these values with the third-party executive search firm that identified Mr. DelOrefice as a new board member.
ResMed currently complies with California Senate Bill 826, which requires publicly held corporations with principal executive offices in California to have a board of directors that satisfies certain gender diversity requirements. We also comply with California Assembly Bill 979, which requires publicly held corporations with principal executive offices in California to meet certain requirements to include directors from underrepresented communities on their board of directors.
The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance, and follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective.
The suitability of individual director candidates depends on many factors. Those factors include:
•fundamental qualities of intelligence, honesty, good judgment, high ethics, and standards of integrity, fairness, and responsibility;
•practical wisdom and mature business judgment;
•ability to make independent analytical inquiries, general understanding of marketing, finance, and other elements relevant to the success of a publicly-traded company in today’s business environment;
•experience in corporate management, or as a board member of a publicly-held company;
•academic experience and technical understanding in the area of our operations;
•professional experience in our industry;
•characteristics that add diversity to our board; and
•a commitment to representing the long-term interests of our stockholders.
The nominating and governance committee also reviews and regularly updates a matrix of directors’ skill sets, based on factors the board deems important to oversee management and our strategic goals. It most recently updated the matrix during fiscal year 2024. We believe the annual consideration of new skills that benefit the company, and examination of our directors’ collective experience across those identified attributes, keeps our board across the evolving profile of our global business.
͏The board evaluates each individual director in the context of the board as a whole, to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
In determining whether to recommend a director for re-election, the nominating and governance committee also considers the director’s past attendance at meetings and participation in and contributions to the board’s activities. In fiscal year 2024 our board members achieved 100% attendance at our board and committee meetings. After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board.
Recommendations we receive from stockholders are subject to the same criteria as are candidates nominated by the nominating and governance committee. The committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidate recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. Our bylaws also permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials directors constituting up to 20% of the board or two individuals, whichever is greater, provided that each stockholder and nominee satisfy the other requirements specified in our bylaws.

2024 Proxy Statement | 21

Board and Governance Matters
A recommending stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board. The stockholder must also provide any other information about the candidate that would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder or nominee must submit certain background information and representations regarding disclosure of voting or compensation arrangements, compliance with our policies and guidelines, and intent to serve the entire term. The stockholder must submit proof of ownership of our stock.
All communications should be submitted in writing to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after seventy days before the anniversary of the prior year’s annual meeting will likely not be considered timely for consideration at that year’s annual meeting.
The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. For further information, see “Stockholder proposals for 2024 annual meeting.”
Tenure and Board Refreshment
The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance.
While refreshment is an important consideration in assessing board composition, the board does not make determinations based solely on tenure; instead choosing to consider an appropriate mix of skill set and institutional knowledge as the key foundations of our board composition. Over the course of the last ten years we have achieved a balanced blend of long-tenured board members and new board members. Our founder, Peter Farrell, is our longest serving board member. Our lead director, Ron Taylor and the chair of our nominating and governance committee, Rich Sulpizio, each have almost twenty years’ experience on our board. Ms. Burt, the chair of our audit and compliance oversight committees, has just over ten years’ experience on our board and leads both the audit and compliance oversight committee. These four board members have served on many public company boards and bring experience in corporate governance that is very valuable to ResMed. We have three additional board members--Ms. Drexler, Ms. Gill, and Mr. De Witte--with more than five but less than ten years of service to our board, bringing entrepreneurial expertise, consumer goods and marketing experience, and additional executive leadership experience to our board. Two recent members, Dr. Hernandez and Dr. Tan, have experience in the use of real world evidence and artificial intelligence in healthcare, key skill sets as ResMed continues to expand its digital health offerings to provide patient and customer benefits from the seven billion nights of sleep we have collected since launching AirSense 10 and AirSense 11 connected devices.
Consistent with its usual practice, in fiscal year 2024 the nominating and governance committee considered whether it would be useful to add an additional board member to reflect the company's evolving mission. On the recommendation of the chairman of the board, as well as the chairs of the nominating and governance committee and the audit committee and the lead director, the company engaged a search firm to identify potential board candidates. The company provided guidance on the expertise and qualities that the board believed were appropriate, particularly considering the company's published corporate governance guidelines. The search firm presented a slate of potential candidates for consideration. Interviews were conducted and the nominating and governance committee recommended the nomination and election of Christopher DelOrefice to the board. On August 15, 2024, the board expanded the size of the board to eleven, appointed Mr. DelOrefice to the board and the audit committee, and nominated him to stand for election at the 2024 annual meeting of stockholders with the rest of our directors.

22 | 2024 Proxy Statement

Board and Governance Matters
The board specifically considered the tenure of our directors when considering the decision to expand the size of the board to include Mr. DelOrefice. The board believes the independent directors represent an excellent balance of tenure. Six of our nine independent directors have been on the board for ten years or less. Three of our nine independent directors and nominees have served for more than ten years. Our more tenured members of the board serve as mentors for our new board members. The board has determined that the tenure of our longer serving members has not compromised their independence; in fact, in the board’s view, the depth of their knowledge and insight with the company has strengthened their independence and contributions to our board as they have witnessed the evolution of the company through our strategic vision and adoption of various operating models, and can provide valuable historical connections to both our senior leadership and employees. The tenure and experience of our longer serving directors brings balance to the relatively lower tenure and experience of the other independent directors and is important to the education of our newest board members. Of course, the vast experience of our founder, Peter Farrell, with over thirty-five years of history with ResMed, is extremely valuable to our company.
Board Independence
Our board has determined that nine of our eleven current directors are independent, including: Carol Burt, Christopher DelOrefice, Jan De Witte, Karen Drexler, Harjit Gill, John Hernandez, Richard Sulpizio, Desney Tan, and Ronald Taylor, as defined under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence.
The board determined that every member of the audit, compliance oversight, nominating and governance, and compensation committees is independent under the NYSE’s listing standards, and that each member of the audit committee and compensation committee meets the additional standards for independence for audit committee and compensation committee members, as applicable, imposed by the SEC’s regulations and the NYSE's listing standards. The board determined that based on their employment with the company, Peter Farrell and Michael Farrell are not deemed independent: Michael Farrell is an executive officer; while Peter Farrell, our founder and chairman emeritus, is a current non-executive employee and the father of Michael Farrell.
There were no specific relationships or transactions that required consideration by our board in making its independence decisions.

2024 Proxy Statement | 23

Board and Governance Matters
Corporate Governance
Corporate Governance Highlights

Board Independence
•Non-Executive lead director leads separate board sessions
•Independent board except founder and chairman and chief executive officer
•Fully independent committee chairs and committee members
•Executive sessions of the independent directors held at each board meeting

Board Effectiveness
•Demonstrated commitment to board refreshment with six new board members since 2017
•Robust director nominee selection process based on published guidelines
•Actively seek and include highly qualified, diverse candidates including women and ethnically diverse candidates
•Annual self-assessments of the board, its committees, and each director
•Director education sessions at each board meeting, including annual briefings on cybersecurity

Strategy, Risk Management and Succession Planning
•Regular corporate strategy review by the board
•Risk management oversight by all four committees
•Board oversight of overall strategy refresh and material sustainability topics including governance, social and environmental risks
•Active board participation and oversight of chief executive officer and executive officer succession including emergency succession plans

Further Best Practices
•Majority vote standard in director elections
•Proxy access rights
•Established stock ownership and retention guidelines for directors and executive officers
•Prohibition of pledging, hedging, and short sales of stock
•Compensation recovery policy that exceeds NYSE and SEC requirements
•Insider trading and rule 10b5-1 policy
•Formal oversight policy for cybersecurity incidents, including standards for public disclosure in the event of a material cybersecurity incident

24 | 2024 Proxy Statement

Board and Governance Matters
Board Structure and Operations
Board Leadership Structure

Michael Farrell Chairman of the Board and Chief Executive Officer	Ronald Taylor Lead Director

Carol Burt Chair of Audit and Compliance Oversight Committees	Karen Drexler Chair of Compensation Committee	Richard Sulpizio Chair of Nominating and Governance Committee

Independent Board	Fully independent board, other than two members: chairman of the board and chief executive officer, and founder and chairman emeritus
Committee Independence	Chairs and all members of each of the board’s committees – audit, compensation, compliance oversight and nominating and governance – are independent
Our nominating and governance committee and full board evaluate, consider, and discuss our board leadership structure and company leadership annually. During fiscal year 2023, acting on the recommendation of our nominating and governance committee, our board changed the current board leadership structure such that Michael Farrell serves as board chairman and chief executive officer. As a result, Peter Farrell ceased serving as our chairman of the board, a role he had held since 1989, and was given the title of chairman emeritus to recognize his distinguished service as our founder and board chairman.
In making its decision, the board concluded that having Michael Farrell serve as chairman of the board and chief executive officer is the most appropriate leadership structure for us and in the best interests of our stockholders at this time. Combining the two roles is more efficient, creates clear lines of authority, and is consistent with the prevailing practice among medical equipment companies in the S&P 500.
The board believes the advantages described above outweigh any theoretical risks or disadvantages arising from Michael Farrell’s current role as chief executive officer. The board has had the opportunity to observe Michael Farrell's leadership in the boardroom during his 12 years of service as a director, and found him to be an effective leader in setting the board's agenda, encouraging directors to share diverse viewpoints and raise questions, and facilitating a positive board culture. And the connection between the two roles is particularly important when the company faces competitive and operational challenges, including for example the overwhelming demand for our products when a competitor announced a global recall. Michael Farrell is also assisted in board leadership by Ronald Taylor, our lead director, and Richard Sulpizio, the chair of our nominating and governance committee.

2024 Proxy Statement | 25

Board and Governance Matters
The board believes our overall board structure ensures independent oversight from the board. Nine of our eleven directors are independent, which provides a counterbalance to a combined chief executive officer and chairman. Our independent directors meet in executive session, alone, at each board meeting, and our board’s committees are filled entirely by independent directors, enabling the board to fulfill its independent oversight responsibilities. Since July 1, 2013, Ronald Taylor has served as our lead director. The role of our lead director provides additional governance structure supporting an effective independent board. The primary responsibilities of the lead director are to:
•preside over board meetings in the absence of the chairman, including when the performance and compensation of the chairman and chief executive officer is discussed and approved;
•preside over sessions of the independent directors, which occur at each regularly scheduled meeting, and as otherwise deemed appropriate;
•act as a liaison between the independent directors and chairman;
•guide the chairman on board meeting agendas and schedules, as well as the adequacy of information to be presented to the board; and
•other duties that may be delegated by the board, independent directors, chairman, or the nominating and governance committee.
As lead director, Mr. Taylor keeps Mr. Farrell apprised of issues discussed during the independent sessions of the board and consults with Mr. Farrell on other matters pertinent to the company and the board. Mr. Taylor discusses with the independent directors any concerns they may have and, as appropriate, relays those concerns to the full board, the chairman or members of senior management. As chair of the nominating and governance committee since May 2024, Mr. Sulpizio has joined the discussion with Mr. Taylor and Mr. Farrell on the board’s independence, performance and leadership structure. Mr. Taylor's extensive experience and skills as a medical technology founder and chief executive officer, public company board director, and his venture capital experience, combined with Mr. Sulpizio's extensive history as a director of our company and experience as president and chief operating officer of a global technology company, make them well qualified to serve as the voice of the independent members of the board when engaging with Mr. Farrell as board chairman and chief executive officer.
For the reasons discussed above, our board believes the current leadership structure is in our best interests at this time. However, our corporate governance guidelines give the board the flexibility to change its leadership over time, as needed. The board will continue to evaluate whether its leadership structure is appropriate as our business evolves.
Board Committees
The board has four standing committees to assist in the oversight of our affairs: audit, compensation, compliance oversight, and nominating and governance. The charters of each of our committees is reviewed annually. A copy of the charters for each of these standing committees can be found on our website at investors.resmed.com.
Assuming stockholders elect the director candidates nominated by the board, we do not anticipate any changes to our committee assignments after the annual meeting.

Committee Leadership
The nominating and governance committee reviews and regularly updates its views on the leadership of the board committees in light of skill mix, tenure, and board refreshment. In fiscal year 2024, the nominating and governance committee recommended, and the board agreed, to make changes to the leadership of two of our four committees. Specifically, Ms. Drexler was appointed as the chair of the compensation committee, and Mr. Sulpizio was appointed as chair of our nominating and governance committee. The changes were approved by the board as part of our overall approach to board governance, providing new leadership opportunities to our board members, continuity in existing committee membership, and retaining the experience of our nominating and governance committee. Mr. Taylor continues to serve an important role as our lead director, and a member of our nominating and governance committee. Mr. Taylor is an important voice for board communications with senior management and particularly our combined board chairman and chief executive officer. We believe that as a consequence of our board evaluation approach, we have an outstanding mix of seasoned and new board members, committee leadership and membership.

26 | 2024 Proxy Statement

Board and Governance Matters

Chair Carol Burt Other Members Christopher DelOrefice Jan De Witte Harjit Gill Richard Sulpizio Ronald Taylor Independent: 100% Meetings in Fiscal Year 2024: 8 Fiscal Year 2024 Meeting Attendance: 100%
Audit Committee
Our board has determined that each of the audit committee members is financially literate and independent within the meaning of the current listing standards of the NYSE and SEC applicable to audit committee members. In addition, our board has identified all members of the audit committee as financial experts under the SEC’s requirements.
Primary Responsibilities
The audit committee’s primary purposes are to assist the board with its oversight responsibilities regarding:
•management’s conduct of, and the integrity of, our financial reporting;
•our systems of internal control over financial reporting and disclosure controls and procedures;
•compliance with our code of conduct and ethics; and
•qualifications, engagement, compensation, independence, and performance of our independent registered public accounting firm.

2024 Proxy Statement | 27

Board and Governance Matters

Chair Karen Drexler Other Members Harjit Gill Richard Sulpizio Desney Tan Independent: 100% Meetings in Fiscal Year 2024: 5 Fiscal Year 2024 Meeting Attendance: 100%
Compensation Committee
Our board has determined that each of the compensation committee members meet the independence requirements for board and compensation committee service under the current listing standards of the NYSE and SEC.
Primary Responsibilities
The compensation committee’s primary purposes are to:
•establish and review the compensation of our executive officers;
•oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and
•advise the board on the compensation of directors.
The compensation committee works primarily with our chief people officer and our global general counsel and their staff to gather internal data and solicit management’s recommendations regarding compensation. The compensation committee also communicates directly with our board chair and chief executive officer for recommendations and information, particularly about his direct reports’ compensation. In addition, the compensation committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. The compensation committee determines the compensation for each of our individual executive officers outside the presence of the affected officer. The compensation committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.
Independent Consultants
During fiscal year 2024 as in prior years, the compensation committee retained a nationally recognized independent consultant, Frederic W. Cook & Co., Inc. (FW Cook). FW Cook is engaged directly by the committee to render advisory services and to serve as the compensation committee’s independent consultant on compensation-related matters for our executives and board. During fiscal year 2024, these compensation matters included:
•our executive compensation programs, including salaries, target and actual short-term incentive amounts, and long-term incentive equity grants, and positioning among peer groups;
•aggregate equity pay practices at our peer group companies, including long-term incentive design features and alternatives;
•board compensation, including board fees and equity grants and peer group practices;
•industry trends, best practices, and regulatory changes; and
•companies included in our peer group for competitive comparisons.
During fiscal year 2024, FW Cook did not provide any services other than compensation-related matters for our executives and board.
During fiscal year 2024, Infinite Equity, Inc. (Infinite Equity) provided the compensation committee with calculations of total stockholder return to evaluate performance metrics under our performance stock units. Infinite Equity also provided services associated with the pay versus performance disclosures.
The compensation committee has reviewed the independence of FW Cook and Infinite Equity, including considering the factors required by NYSE listing standards. After the review, the compensation committee determined that each of FW Cook and Infinite Equity, Inc. is independent and that no conflict of interest exists that would prevent either from providing independent and objective advice to the compensation committee.

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Board and Governance Matters

Chair Carol Burt Other Members Jan De Witte John Hernandez Ronald Taylor Independent: 100% Meetings in Fiscal Year 2024: 4 Fiscal Year 2024 Meeting Attendance: 100%
Compliance Oversight Committee
Primary Responsibilities
The compliance oversight committee’s primary purposes are to:
•review and oversee our compliance with US federal healthcare laws and regulations, including our obligations under the corporate integrity agreement we entered in December 2019; and
•to lead the board’s compliance with its obligations under the agreement.
The compliance oversight committee is briefed by our chief compliance officer each quarter, and is assisted by an outside compliance expert retained by the company. A senior member of the independent review organization that audits our compliance with the corporate integrity agreement reports regularly to the compliance oversight committee and to the senior management of the company responsible for identifying compliance risks. The corporate integrity agreement expires in December 2024, and the company expects to complete its efforts to wrap up compliance with the corporate integrity agreement shortly after the end of fiscal year 2025.

Chair Richard Sulpizio Other Members Ronald Taylor Carol Burt Karen Drexler Independent: 100% Meetings in Fiscal Year 2024: 4 Fiscal Year 2024 Meeting Attendance: 100%
Nominating and Governance Committee
Primary Responsibilities
The nominating and governance committee’s primary purposes are to:
•assure that the composition, practices, and operation of our board contribute to lasting value creation and effective representation of our stockholders; and
•assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices

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Board and Governance Matters
Director Engagement
During fiscal year 2024, each director attended 100% of the meetings of our board and of the committees on which the director served. Our board and standing committees met, as follows:
•Board: four meetings;
•Compensation committee: five meetings;
•Audit committee: eight meetings;
•Compliance oversight committee: four meetings; and
•Nominating and governance committee: four meetings.
During each regular board meeting, our independent directors met without Mr. Michael Farrell and Mr. Peter Farrell, and our lead director chaired those sessions and thereafter provided feedback from the board to Michael Farrell as our chairman and chief executive officer. Our board members also connect with senior management outside the context of board meetings. For example, board members participated in question and answer sessions with senior employees responsible for shaping our 2030 strategic plan. In addition to meetings, the members of our board and its committees sometimes act by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting. All our directors were present for our 2023 annual stockholders meeting. We encourage directors to attend our annual meetings and we generally schedule board meetings to coincide with the annual meeting to facilitate directors’ attendance.
Board Evaluation Process
After each fiscal year, the nominating and governance committee oversees an annual assessment by the board of the board's performance individually and as a whole. The nominating and governance committee establishes and refreshes the evaluation criteria and implements the evaluation process. The assessment includes annual individual director assessments--including an evaluation of the performance of each director--committee assessments, and board assessments. The process includes a review of areas that the board or management believes the board can better contribute to the company's governance as well as a review of committee structure, membership, leadership, and succession. The nominating and governance committee uses the results of the board evaluation process to assess and determine the characteristics and skills required of existing and prospective board members.

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Board and Governance Matters
Board Oversight Role
Board Oversight of Strategy
Our chief executive officer serves as the chairman of our board and leads the board’s participation in the continued evolution of our corporate strategy. This structure results in effective participation in the company's strategy by the board in advance of and in response to the competitive conditions facing our company. Board feedback is shared regularly and continuously. The board also participates in a collective review of the company's strategy annually and as needed during individual board meetings. The board receives periodic strategic presentations by senior management of the company, including both product and SaaS leadership, as well as other key members of management. The board is also introduced to the company's products through briefings on product development and evolution of the company's global go to market strategies. The board has visited retail sites in Sydney, Australia, and toured manufacturing facilities in Singapore and Lyon, France. The board has been briefed on the company's new global operating model by the chief executive officer and his executive leadership team. The company's 2030 strategy has been presented to the board for review and active discussion on the many choices facing our company as we seek to continue and accelerate our growth trajectory. In each board meeting, the board participates in director round table sessions with senior and mid-level leaders regarding the competitive landscape facing the company. The board regularly participates in regular director education sessions on topics that affect the company as it moves forward.
Board Oversight of Risk
The general risk oversight function, including with respect to sustainability issues and cybersecurity, is retained by the full board. The standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further identified below. The committees periodically update the board about significant risk management issues and management’s response.

Board

Audit Committee	Compensation Committee	Compliance Oversight Committee	Nominating and Governance Committee

Overseeing financial risk, capital risk, financial compliance risk, code of conduct, ethics and legal compliance, and internal controls over financial reporting.	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers, and reviews the sales compensation plans for potential risks.	Overseeing compliance with United States federal healthcare laws and regulations, and specifically obligations under the corporate integrity agreement we reached in 2019.	Evaluating each director’s independence, evaluating the effectiveness of our corporate governance guidelines, and overseeing management’s succession planning.

Management

Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, privacy, cybersecurity, and competition, among others.

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Board and Governance Matters
Sustainability Oversight
The full board is responsible for general oversight of our environmental, social, governance, and sustainability strategy. We have designated a cross-functional management team to execute our sustainability programs. As a consequence of ongoing review and input, our chief executive officer, with the approval of our nominating and governance committee, has assigned leadership of sustainability reporting to our chief compliance officer for fiscal year 2025. We are well prepared to meet our public reporting obligations under the various laws in the countries in which we operate, and we regularly engage with our employees to educate them and our stockholders on the company’s efforts in sustainability.
Cybersecurity Oversight
The full board is responsible for general oversight of our cybersecurity program. Our full board meets regularly with our chief information security officer, privacy team, global general counsel, and other executives responsible for strategy and execution of our cybersecurity and data privacy programs. Our independent directors have attended cybersecurity training which covered the new SEC disclosure requirements and the use of artificial intelligence tools in our products. Additionally, in fiscal year 2024, the nominating and governance committee and the audit committee reviewed and recommended and the board adopted a new policy on board oversight for public reporting of material cybersecurity breaches, as required by new rules adopted by the SEC. The cybersecurity policy referenced above included input from the entire board.
Information about our cybersecurity and privacy initiatives can be found at https://investors.resmed.com/ investor-relations/about-us/Corporate-Citizenship-at-ResMed/default.aspx and in our 2023 Report on Environmental, Social & Corporate Governance topics.
Succession Planning
Our board is actively engaged in succession planning of company leadership. The board reviews company succession plans on an annual basis, and meets frequently with members of the executive leadership team individually and as a group. The board has approved the company's emergency chief executive officer succession plan, and board leadership will be transitioned smoothly to our lead director in the event of Mr. Michael Farrell's departure as board chairman. As part of its practice of inviting senior management employees to participate in quarterly roundtable discussions, our board members have met with most members of management that have been identified as potential successors to executive leadership. Finally, board members often meet separately with senior management in connection with our board meetings.
Sustainability, Environmental and Social Governance Matters
At ResMed, one of our primary goals is to create a healthier, more sustainable future for all. We are obsessed with doing things right and ensuring a foundation of ethics, quality, sustainability, and excellence. We are enabling a sustainable business through our approach to environmental, social, and governance results, just as we do through product development, quality, regulatory, compliance, cybersecurity, and commercial operations. Our mission to change the lives of 250 million people in 2025 is the foundation of our sustainability strategy and is integrated into our business by thoughtfully balancing the needs of all our stakeholders.
We are dedicated to our people and the patients, families, clinical communities, and care providers we serve. We prioritize the well-being of our ResMed communities. We are committed to moving global healthcare systems from those that retroactively care for the sick in hospital to proactive, more affordable, and more accessible systems that keep people well in their homes.
At the most senior level, our board of directors has oversight of ResMed’s sustainability strategy. ResMed’s executive leadership works directly with the board chairman and chief executive officer and other senior leaders to implement the strategy to promote responsible and sustainable business practices through a culture of integrity and accountability across ResMed. We published our most recent sustainability report in February 2024. Information about our sustainability initiatives can be found in the governance documents section in our investor relations page at investors.resmed.com including our current report on environment, social, and corporate governance issues. The report highlights our commitment to sustainability standards.

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Board and Governance Matters
Our Products
We have a strong track record of innovation in sleep and respiratory care. In 1989, we introduced our first continuous positive air pressure device. Since then, we have been committed to an ongoing program of product advancement and development. Currently, our product development and clinical trial efforts are focused on not only improving our current product offerings and usability, but also expanding into new digital product applications based on billions of nights of de-identified sleep data collected from over twenty six million connected sleep devices.
Our core mission is to improve people’s health and wellbeing by providing innovative and high-quality products and services for sleep apnea, COPD, and other chronic respiratory conditions, as well as to help streamline the process of aiding and managing consumers of out-of-hospital care services with software used to provide care for patients outside the hospital, and preferably in the home.
This focus on product innovation is reflected not only in the high regard our customers have for our products and services but in our vigilance in meeting our safety and marketing obligations. We have a strong track record of quality, innovation and continuous improvement and our quality management system guides our employees and suppliers’ operations to ensure our products are designed, manufactured, and distributed to meet patient needs and performance requirements.
Environment
We operate our business efficiently and responsibly consistent with our role as a medical device manufacturer, while always striving to reduce our environmental footprint throughout our business operations and supply chain. We are committed to working with our employees, suppliers, and customers to eliminate unnecessary waste in all our systems and processes, minimize pollution, decarbonize our operations, design and develop innovative products with reduced impact on the environment throughout their lifecycle, monitor our environmental performance, continually make improvements, and fulfill our compliance obligations. Specifically, we are focused on energy efficiency, managing our electricity consumption, greenhouse gas emissions, sustainable design and packing, improving waste and recycling, water stewardship and the use of paper.
Our People
The ResMed workforce is diverse and is compromised of professional (i.e. engineers and other equivalent qualified specialists positions), managerial, executive, and administrative employees, as well as production, warehouse, logistics and operational employees. ResMed facilitates employee communications through face to face briefings and technology solutions and offers ongoing global surveys to identify and respond to issues within the workplace. We routinely surpass industry benchmarks for both employee participation and satisfaction in our employee surveys.
We are committed to building and fostering an extraordinary culture of belonging, inclusion, and diversity for success, where every ResMedian does their best work to help millions of people live healthier and higher-quality lives. We are committed to diversity and inclusion, people development, recruitment excellence, employee engagement and listening, work-life balance and flexible working, fair, equitable and competitive compensation and benefits, and employee consultation.
Our board of directors regularly meets with ResMed employees in roundtable sessions during our board meetings, providing an additional opportunity for our employees to connect with our board, to share experiences, and to foster an ongoing dialogue about the workplace.
Health and Wellbeing
We recognize the benefits of a healthy workforce and adopt a holistic approach to the health and safety of our people. We provide onsite support for employee fitness when possible, for example at our major campuses in Sydney, San Diego, and Singapore. We offer employee health and wellbeing programs that may variously include on-site blood pressure, cholesterol, and heart testing. Programs may include seasonal flu vaccinations, subsidized quit-smoking programs, screening for sleep apnea, confidential third-party counseling and referrals on stress and mental health issues, support for a gym membership, and in some jurisdictions, company- sponsored private health insurance.

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Board and Governance Matters
Community
Our community contributions reflect our mission to improve millions of lives worldwide through the treatment of chronic diseases like sleep apnea, COPD, and other chronic diseases, plus improved management of consumers benefiting from out-of-hospital care. We work with “healthcare ecosystem” participants to create opportunities that enable access to care, technology, and services needed for all people at the right time in the right settings. This means we conduct relevant research, engage with and support communities as a trusted partner through unwavering commitment. Our contributions to our local communities are made in both monetary contributions and the time and championship of our employees.
Stakeholder Engagement and Director Communications
ResMed’s management and investor relations team regularly engages with current and prospective investors in ResMed and with other stakeholders such as financial analysts, regulatory bodies, and the media. We use a variety of communication and engagement channels, including quarterly earnings releases and conference calls, phone call and video meetings, in-person and virtual conferences, management presentations, investor roadshows, onsite visits, and other interactions as appropriate. Topics regularly discussed include company financials and operational results, short-term and long-term strategy, headwinds or challenges in the business, and other topics as they come up. The investor relations team reports regularly to management and the Board.
Communications with Our Board of Directors
Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in their communications. The Secretary will forward all communications to the chair of the nominating and governance committee.
Governance Policies and Practices
Availability of Corporate Governance Documents
Our corporate governance guidelines state goals regarding composition of the board and committees, meetings, and expectations of directors. A copy of our corporate governance guidelines may be found on our website at investors.resmed.com.

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Code of Ethics
We have a code of business conduct and ethics for directors, officers, and employees, which can be found at investors.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors, and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and NYSE listing standards. Our chief compliance officer reviews, and suggests revisions to, our code of business conduct and ethics to our audit committee on an annual basis. We will disclose future material amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and individuals performing similar functions on our website at investors.resmed.com within five business days or as otherwise required by the SEC or the NYSE.
Pledging and Hedging
We have a policy prohibiting our directors, officers, and other employees from hedging or pledging their ResMed stock. This policy prohibits buying or selling puts or calls, short sales, collars, forward sale contracts, equity swaps, and any other financial instrument designed to hedge or offset a decrease in the market price of ResMed stock.
Transactions with Related Persons
Our code of conduct requires directors, executive officers, and employees to disclose any situation that would reasonably be expected to give rise to a conflict of interest. Conflicts involving executive officers may be waived only by our board or the appropriate board committee.
Our related party transaction policy and procedures are available at investors.resmed.com. Under that policy, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “Related Party” (as defined under Item 404 of SEC Regulation S-K) in which any Related Party has a direct or indirect material interest. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved certain transactions, including:
•any compensation arrangement that is approved by our compensation committee for payment to an executive officer, or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their directors’ and officers’ questionnaires for any reportable related party transactions;
•transactions where the rates or charges involved are determined by competitive bids;
•transactions that are in the Company’s ordinary course of business and where the interest of the related party arises only from the related party’s position as a director or less than 5% owner of another corporation or organization that is a party to the transaction; and
•transactions where the amount involved is less than $120,000.
Michael Farrell is our chief executive officer and chairman of the board of directors, and the son of Peter Farrell, our founder, a director, and chairman emeritus. Their compensation is discussed under the sections “Compensation Discussion and Analysis” for Michael Farrell, and “Director Compensation – 2024” for Peter Farrell. We set compensation for Michael Farrell and Peter Farrell in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees and directors. In addition, all compensation paid to Michael Farrell was approved by our board upon recommendation by the compensation committee (without Peter Farrell’s participation). Similarly, all compensation paid to Peter Farrell was approved by the independent members of our board (without Michael Farrell’s participation), after considering a recommendation from our compensation committee (made without Michael Farrell’s participation).

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• • • • • • • •
Director Compensation
Overview
Dual listing; US pay model. On an annual basis, the compensation committee and board review data on both US peers and Australian peers, reflecting the company’s dual-listing locations. In May 2023, as part of this regular review, they considered FW Cook’s report covering cash and equity compensation, compared to a peer group of 19 medical device and medical technology companies in the US. More information on the peer groups is included in the section in our Compensation Discussion and Analysis section entitled “Peer group comparisons.”
Australia and the US generally have different pay philosophies for compensating non-executive directors. ResMed’s Australian peers generally pay non-executive directors higher cash, award little or no equity, and have overall lower compensation than ResMed’s US peers. The grant of equity awards to directors is routine in the US. All but one of our US peers grant equity to their non-executive directors, and as of May 2023 approximately 95% of those granting equity used full value shares, while approximately 40% of US peers also granted stock options. The board and compensation committee believe that director equity grants, coupled with our equity ownership guidelines, promote long-term ownership and align our directors with stockholders. While the board considers Australian director pay practices, the board believes US peers are most relevant for ResMed director compensation. ResMed’s primary listing is on the NYSE, we are primarily subject to US corporate governance requirements and risks, and eight of our nine independent directors reside in the US. In addition, this US perspective is consistent with our executive compensation philosophy which gives more weight to ResMed’s US peers’ pay practices, and more directly aligns the interests of our board members with those of our stockholders through equity ownership. Finally, we do not wish to create internal or cultural divisions by using different pay models for directors based in the US and other countries.
The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation, and adjust as appropriate.
Elements
After considering the FW Cook report regarding market competitiveness among US peer companies, the compensation committee recommended, and in May 2023 the board approved, an increase in the lead director retainer and non-executive director equity value for fiscal year 2024, effective as of July 1, 2023, as shown in the table below. The equity component of the director compensation program was last changed in 2010. We do not provide an additional retainer to, or fees for meeting attendance by committee members.

Position	2024 Retainer Fee/Equity Value	Increase	Previous Fee/Value
Non-Executive Directors	$70,000	no change	$70,000
Non-Executive Director Equity	$260,000	$10,000	$250,000
Lead Director	$40,000	$2,500	$37,500
Audit Chair	$25,000	no change	$25,000
Compensation Chair	$20,000	no change	$20,000
Compliance Oversight Chair	$15,000	no change	$15,000
Nominating & Governance Chair	$15,000	no change	$15,000

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Director Compensation
Fiscal Year 2024 Program – Equity
During fiscal year 2024, as in past years, on our annual stockholders meeting date in November 2023 we awarded the annual equity grants to our non-executive directors. Our non-executive directors had the opportunity to elect to receive their equity grant in the form of: (1) 100% options; (2) 100% restricted stock units (RSUs), or (3) 50% options and 50% RSUs. Commencing with this fiscal year 2025, the grant date of annual awards to our employees and directors will not be on the annual meeting date and instead will be on the second day after the results of the annual meeting of stockholders is published on a Form 8-K. Our 2009 Incentive Award Plan sets a $700,000 annual limit on combined cash and equity compensation for service as a non-employee director. During fiscal year 2024, the combined cash and equity compensation paid for service to our non-employee directors ranged from $329,967 to $381,217 per person.
The number of RSUs granted to directors is based on the intended grant date fair value and the relative fair value calculation prepared by Infinite Equity, an outside consulting firm to the compensation committee. Subject to continued service, RSUs vest in full on the earlier of: (1) November 11 in the year after the grant date, or (2) the date of the first annual meeting of stockholders following the grant date. In the event of a change of control, if the holder does not continue as a director of the successor entity, then RSUs and options become fully vested. With respect to new directors, our general practice is to provide a pro-rata grant of equity depending on the appointment date. More information on our director ownership guidelines is in the section below, “Equity ownership guidelines.”
Policies and Practices
Director Deferred Stock Unit Plan
In August 2024, on the recommendation of the compensation committee with input from FW Cook, the compensation committee’s independent compensation advisor, the board adopted a director deferred equity plan to provide our directors with the opportunity to defer receipt of their annual equity awards. This program provides tax and retirement planning benefits to directors and is consistent with peer market practice. The plan allows directors to defer receipt of shares from their annual equity grant for a fixed number of years or until retirement (or the earlier of the two events). The plan provides for accelerated distribution in the event of a change in control. Restricted stock units deferred by a director are credited as director deferred stock units that do not carry voting or other stockholder rights beyond the continued payment of cash dividends on a quarterly basis. Like restricted stock units, director deferred stock units will count toward the director ownership guidelines. The availability of a director deferred stock plan is viewed as an important tool to recruit new directors.
Equity Ownership and Retention Guidelines
Each non-executive director is expected to hold ResMed stock with a value of at least five times the annual cash retainer (a total value of $350,000 based on the fiscal year 2024 retainer). New directors must meet this guideline within five years after their appointment to the board. At any time the guideline is not met, including during the initial five year period prior to required compliance, the director must retain shares equal to 50% of the after-tax value of shares acquired on any restricted stock vesting or stock option exercise until the director’s ownership guidelines are met. As of June 30, 2024, each of our non-executive directors met the equity ownership guideline.
New Directors; Committee Assignment Change
Our historical practice is to pay pro-rated equity awards and to pay pro-rated cash retainers for new directors appointed before the annual meeting of stockholders, as well as departing directors (for the period between their start date and the next annual meeting, or between the grant date and end of service period, respectively). If we nominate candidates before the annual general meeting, we typically pay pro-rata cash retainers to attend our meetings. Finally we pay pro-rata cash retainers for assuming and ceasing chair positions of our Board committees.
Chairman Emeritus Compensation
Since January 2014, our founder Peter Farrell has served as both a director and a non-officer employee of the company. Dr. Farrell receives separate compensation for each of these roles. In January 2023, Dr. Farrell ceased service as chairman of the board, and became chairman emeritus of the board. During fiscal year 2024, Dr. Farrell continued to serve as chairman emeritus and was provided the regular board retainer and regular board equity grant in connection with that role. In May 2023,

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Director Compensation
our board (without Michael Farrell’s or Peter Farrell’s participation) determined that the compensation arrangements for Dr. Farrell as a non-officer employee will remain the same as has been paid since 2014, when he transitioned into the role of non-officer employee, but that he will receive an increase in director compensation consistent with the other directors. Accordingly, during fiscal year 2024, in connection with his service as a non-officer employee, Dr. Farrell (i) was paid an annual salary of $300,000,(ii) was not eligible to participate in the annual short-term incentive program or the long-term incentive equity programs that we provide to our employees, (iii) was provided benefits and perquisites that were broadly consistent with those provided to our executive officers, as described in the “Compensation Discussion and Analysis” and received director compensation commensurate with the other directors. The incremental cost to us for Dr. Farrell’s compensation is described in the fiscal year 2024 compensation table below.
In addition to the same change of control benefits provided in all director equity grants, described above in “Fiscal Year 2024 Program - Equity,” we continue to have an agreement with Dr. Farrell that provides him with additional benefits, as an employee, in the event of a change of control. Consistent with our policy for executive officers, all of Dr. Farrell's benefits are on a “double-trigger” basis, that is, benefits will only accrue if we terminate Dr. Farrell’s employment, or if he resigns for good reason, but in either case within a specified period of time before or after a change of control. If Dr. Farrell’s employment were to terminate under qualifying circumstances in connection with a change of control, then at the time of termination: (1) he would receive a severance payment equal to (a) two times his employee salary, plus (b) two times the amount we would be required to contribute on his behalf under our 401(k) plan based on his termination base salary; (2) he would become fully vested in his accrued retirement plan benefits; (3) all his unvested equity awards would vest in full; and (4) we would provide payment for medical and dental health premiums for two years after the termination. The agreement does not include excise tax gross-ups; instead, it includes a “best pay” provision, reducing severance payments to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to him being greater than the net amount received without the reduction.
For two years after a qualifying termination in connection with a change of control, Dr. Farrell will be prohibited from inducing any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity, or initiate or further that business or activity. The restriction on post-termination employment will not apply to him if he is residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, he must deliver a general release of claims in favor of us.
Director Compensation Table
The table below summarizes the compensation received by our non-executive directors for the fiscal year ended June 30, 2024. Mr. DelOrefice did not join the board until after fiscal 2024 year end.

Director	Fees Earned or Paid in Cash(a)	Option Awards(b)	Restricted Stock Units(c)	Other Compensation(e)	Total
Carol Burt	$110,000		$259,967		$369,967
Jan De Witte	$70,000		$259,967		$329,967
Karen Drexler	$75,000	$129,986	$129,983		$334,969
Peter Farrell	$70,000		$259,967	$389,719	$719,686
Harjit Gill	$70,000		$259,967		$329,967
John Hernandez	$70,000	$129,986	$129,983		$329,969
Richard Sulpizio	$88,750		$259,967		$348,717
Desney Tan	$70,000		$259,967		$329,967
Ronald Taylor	$121,250		$259,967		$381,217
(a)Each director was also reimbursed for expenses incurred for attending meetings (although these amounts are not reflected in the table above). Ms. Drexler, Mr. Sulpizio and Mr. Taylor received pro-rated committee chair retainers as a result in the change of chairperson for the compensation and nominating & governance committees.

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(b)The dollar value of the option awards shown are computed in accordance with FASB ASC Topic 718, and are based on the Black- Scholes model of option valuation, with an exercise price of $148.90, reflecting the closing price on the date of grant and the remaining assumptions shown in footnote 11 “Stockholders Equity” to our financial statements contained in our Form 10-K for the fiscal year ended June 30, 2024.
(c)The dollar value of the RSU awards shown represent the grant date fair value of the stock awards granted, computed in accordance with FASB ASC Topic 718. The RSU fair value of $147.04 is based on (i) the grant date closing price adjusted by (ii) the present value of lost dividends over the vest period.
(d)The following table sets forth the number of options (both exercisable and unexercisable) and RSUs held by each of our non-employee directors and Dr. Farrell as of June 30, 2024, the end of fiscal year 2024:

Director	Options Outstanding at Fiscal Year End	Restricted Stock Units Outstanding at Fiscal Year End
Carol Burt	0	1,768
Jan De Witte	0	1,768
Karen Drexler	10,467	884
Peter Farrell	13,137	884
Harjit Gill	0	1,768
John Hernandez	0	1,768
Richard Sulpizio	0	1,768
Desney Tan	0	1,768
Ronald Taylor	0	1,768
(e)Other compensation represents Dr. Farrell’s total compensation for fiscal year 2024 for service as a non-officer employee, as shown in the following table(i):

Salary	Company Contribution to 401(k) Plan	Personal Use of Company Aircraft(i)	Supplemental Life and Disability Insurance Premiums	Total Compensation(i)
$300,000	$12,000	$47,235	$30,484	$389,719
(i)We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes, but is available to Dr. Farrell for personal use, consistent with the benefit we make available to our chief executive officer.
Changes for Fiscal Year 2025 Program – Cash and Equity
In May 2024, after considering market data prepared by FW Cook, the compensation committee recommended to the Board, and the Board approved, no changes to director compensation program for fiscal year 2025.

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• • • • • • • •
Audit Matters

Proposal 2
Ratification of Selection of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal Year Ending June 30, 2025
The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2025. KPMG has served as our independent registered public accounting firm since 1994. KPMG has an understanding of the Company's operations and business, accounting policies, practices and internal controls over financial reporting. The audit committee has determined that KPMG continues to be independent as required by applicable standards of the NYSE and the SEC. The audit committee regularly meets with KPMG in executive sessions that do not include management. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our independent registered public accounting firm.
Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.
We expect representatives of KPMG LLP to be present at the meeting. They will be able to make statements if they so desire and to respond to appropriate questions from stockholders.

Your board of directors recommends a vote “FOR” approval of the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2025.

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Audit Matters
Selection and Engagement of Audit Firm--Tenure
KPMG has served as the Company’s independent auditor since 1994. In considering the tenure of KPMG as our independent auditor, the audit committee carefully considered the benefits of long tenure in light of the controls in place to safeguard independence. Benefits of long tenure include KPMG’s understanding of our industry, including the evolution of our expansion into digital health and SaaS offerings; onboarding a new auditor would require extensive education and significant time and resources for a new auditor to obtain a comparable level of familiarity with our business and controls potentially leading to management distraction; and the knowledge of our business and control framework allows KPMG to develop and implement efficient audit processes leading to competitive fees. We have a robust collection of key independence controls including regular executive sessions between KPMG, the audit chair, and the audit committee, fresh perspective delivered by changes in the audit team resulting from mandatory audit partner rotation (we have a new audit partner for fiscal year 2025) and routine turn over on the audit team, required pre-approval for any non-audit engagements, annual independence assessment, and regulatory oversight by the PCAOB and the SEC, as well as peer reviews by other members of the so-called “Big 4” accounting firms.
Audit and Non-Audit Fees
The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2024 and 2023, and fees billed for other services by KPMG LLP.

Fees	2024	2023
Audit Fees(a)	$2,913,065	$2,525,424
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,913,065	$2,525,424
(a)Fees for audit services consisted of: (1) audits of our annual financial statements and internal controls over financial reporting, including Sarbanes-Oxley Act Section 404 attestation reports; (2) reviews of our quarterly financial statements; and (3) consents and other services related to US SEC matters.
Preapproval Policies
The audit committee pre-approves all audit and permissible non-audit services. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee or audit committee delegate, such as the audit committee chair, and none of those engagements made use of the rules’ de minimis exception to pre-approval.

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Audit Matters
Audit Committee Report
Following is the report of the audit committee with respect to our audited consolidated balance sheet as of June 30, 2024, and 2023, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2024, and the notes to those statements.
The audit committee, acting on behalf of our board, oversees our financial reporting process and systems of internal accounting control, and exercises oversight over management’s assessment of internal controls. Our management has primary responsibility for our financial statements as well as our financial reporting process, accounting principles, and systems of internal accounting controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of the financial statements with US generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal control over financial reporting and expressing an opinion on the effectiveness of our internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and its independent registered public accounting firm, KPMG LLP, our audited financial statements as of and for the fiscal year ended June 30, 2024, and the effectiveness of our internal controls as of June 30, 2024. The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and the SEC. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the registered public accounting firm’s independence, and it has discussed with the independent registered public accounting firm its independence from ResMed and its management.
The audit committee members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports, and statements presented to them by our management and by the independent registered public accounting firm. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles, and systems of internal accounting controls, that our financial statements are accurate, that the audit of the financial statements has been conducted in accordance with standards of the PCAOB or that our independent registered public accounting firm meets the applicable standards for auditor independence.
Based on the reports and discussions described above, the audit committee recommended to our board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2024, for filing with the SEC.
Audit Committee
Carol Burt, Chair
Christopher DelOrefice
Jan De Witte
Harjit Gill
Richard Sulpizio
Ronald Taylor

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• • • • • • • •
Executive Officers
As of the record date our executive officers were:

Executive Officer	Age	Position
Michael Farrell	52	Chairman of the board and chief executive officer
Bobby Ghoshal	56	Chief commercial officer, SaaS
Justin Leong	47	Chief product officer
Michael Rider	67	Global general counsel and secretary
Brett Sandercock	57	Chief financial officer
Effective as of November 9, 2023, Rob Douglas ceased service as our President and Chief Operating Officer, and Lucille Blase ceased service as our President-sleep and respiratory care business.
Executive Officer Biographies
For a description of the business background of Michael Farrell, see “Proposal 1: Election of directors.”

Bobby Ghoshal Chief Commercial Officer, SaaS
Kaushik “Bobby” Ghoshal was appointed chief commercial officer, SaaS, in November 2023. Mr. Ghoshal previously served as president of ResMed's SaaS business from September 2021 to November 2023; ResMed's chief technology officer from April 2018 through August 2021; chief operating officer for Brightree, a ResMed-owned provider of cloud-based software-as-a-service for out-of-hospital care, from June 2016 to April 2018; and leader of the information technology function for ResMed's US, Canada, and Latin America commercial teams.
Mr. Ghoshal has more than 25 years’ experience building and leading high performing teams in technology across multiple industries including finance, semiconductors and healthcare. Mr. Ghoshal holds a Master of Business Administration degree from Arizona State University and a bachelor's degree in electronics engineering and telecommunications from the National Institute of Technology (NIT) in Calicut, India.

Justin Leong Chief Product Officer
Justin Leong was appointed chief product officer in November 2023. From 2018 to 2023 Mr. Leong held progressively increasing responsibility for ResMed’s Asian and Latin American markets. Mr. Leong joined ResMed in 2013 as vice president of global strategy, adding the role of general manager of Greater China in 2015.
Before joining ResMed, Mr. Leong was a director at London-based investment firm HgCapital from 2006 to 2012, responsible for acquisitions and portfolio management, and serving on the board of directors of several privately-held European healthcare companies. From 1999 to 2004, he was a management consultant with Bain & Co. in Sydney, Boston and New York, where he advised clients on growth strategies, operational improvement projects, mergers and acquisitions.
Mr. Leong holds a Bachelor of Commerce and a Bachelor of Laws from the University of New South Wales, Sydney, and a M.B.A. from the Harvard Business School.

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Executive Officers

Michael Rider Global General Counsel and Secretary
Michael “Mike” Rider was appointed global general counsel and secretary of ResMed in July 2023. Mr. Rider previously served as ResMed’s senior vice president, deputy global general counsel, and legal business partner for ResMed’s sleep and respiratory care team from July 2019 through June 2023 and as vice president and general counsel-Americas from June 2012 to July 2019.
Prior to joining ResMed, Mr. Rider served as senior vice president, general counsel for Callaway Golf (NYSE: MODG), senior attorney for American Airlines (NASDAQ: AAL), and as a litigation associate at Gibson Dunn & Crutcher.
Mr. Rider graduated magna cum laude from the University of San Diego School of Law. Mr. Rider earned a Bachelor of Science in Pharmacy from the University of Arizona.

Brett Sandercock Chief Financial Officer
Brett Sandercock was appointed chief financial officer in January 2006. Previously, he served as ResMed’s vice president of treasury and finance from November 2004 until December 2005, and group accountant and controller from 1998 to 2004.
Before joining ResMed, Mr. Sandercock was manager of financial accounting and group reporting at Norton Abrasives, a division of Saint-Gobain, a French multinational corporation, from 1996 to 1998. He also held finance and accounting roles from 1994 to 1996 at Health Care of Australia, a large private hospital operator. From 1989 to 1994, he worked at Pricewaterhouse Coopers in Sydney, specializing in audits of clients across distribution and manufacturing, financial services, technology, and other industries.
From June 2019 to August 2021, Mr. Sandercock served as non-executive chair of the board of directors of Osteopore Limited (ASX:OSX), an Australian and Singapore based medical technology company, commercializing products used for the regeneration of bone across a range of therapeutic areas.
Mr. Sandercock holds a Bachelor's degree in economics from Macquarie University in Sydney, and is a certified chartered accountant.

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• • • • • • • •
Executive Compensation

Proposal 3 Advisory Vote to Approve Named Executive Officer Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement. This proposal is commonly known as a “say-on-pay” proposal.
The board has adopted a policy of providing for annual say-on-pay advisory votes and in our annual meeting in 2023 our stockholders voted to prefer an annual frequency of these votes. Therefore, we expect that the next say-on-pay advisory vote will be held at the 2024 annual meeting of stockholders.
Because the say-on-pay vote is advisory, it does not bind us. But the board’s compensation committee, which has a new chair, Karen Drexler, and consists entirely of independent directors, values our stockholders’ opinions and has considered voting results from the 2023 annual stockholders meeting on the say-on-pay proposal when making its executive compensation decisions.
The board believes that the information in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance, and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. The board is asking our stockholders to approve the following advisory resolution at the 2024 annual meeting:
“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this proxy statement.”

Your Board of directors recommends a vote FOR approval, on an advisory basis, of the compensation of ResMed’s named executive officers.

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Executive Compensation
Introduction
This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers. Our named executive officers for fiscal year 2024 were:

Michael Farrell Chairman of the Board and Chief Executive Officer	Brett Sandercock Chief Financial Officer	Bobby Ghoshal Chief Commercial Officer - SaaS	Justin Leong Chief Product Officer	Michael Rider Global General Counsel and Secretary

This section also discusses the role of our compensation committee (which is sometimes referred to as the “committee” in this section) in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.
The goal of our compensation programs and policies is to align compensation delivery with performance for stockholders, measured both internally against budgets and externally through absolute and relative share price. We believe this alignment was achieved in fiscal year 2024.

Grants of Plan-Based Awards	69
Outstanding Equity Awards at Fiscal Year-End	71
Option Exercises and Stock Vested	73
Nonqualified Deferred Compensation	73
Potential Payments on Termination or Change of Control	75

Chief Executive Officer Pay Ratio	79
Pay versus Performance	80

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Executive Compensation
Compensation Discussion and Analysis (CD&A)
Executive Summary
2024 Performance Highlights
We entered fiscal year 2024 operating in an ongoing challenging environment shaped by a competitor's continuing flow generator recall, significantly increasing demand for our flow generators. The demand for our products occurred while we were continuing to work through the impacts of global supply chain constraints that increased our costs. In addition, financial analyst and investor reaction to the heightened awareness of weight loss medications provided a new challenge for our company. Despite these challenges, in fiscal year 2024 we exceeded fiscal year 2023 performance, advanced our strategic objectives, and increased global revenues 11% year over year to $4.7 billion. We did this by increasing supply of our AirSense 10 connected devices, expanding the launch of our AirSense 11 sleep and respiratory care flow generator, and expanding adoption of our masks and accessories with customers and patients around the world as well as continued growth from our Software as a Service business. We also presented data during each of our quarterly earnings calls demonstrating that patients with a prescription for a GLP-1 class of weight loss drug and diagnosed with obstructive sleep apnea led to higher initiation of PAP therapy and had higher PAP resupply rates one- and two- years post set up than patients who did not have a prescription for a CLP-1class weight loss drug.
Implemented a New Global Operating Model to Meet the Challenges Presented by Competitive Dynamics
In November 2023, we announced a new global operating model to accelerate our long- term growth. The model introduced dedicated global leadership in product, revenue, and marketing as the core focus of the executive leadership team, including Justin Leong, our chief product officer and a NEO. The changes were adopted to increase the velocity of product development and sharpen the company’s customer and brand focus. By adopting a global operating model that is product-led, customer-centric, and brand-enhanced, we seek to accelerate profitable growth, while driving greater value and improved care outside the hospital care continuum. We believe these traits enabled us in fiscal 2024 to respond quickly to provide solutions to help patients and healthcare providers respond to a spike in demand caused by a competitor’s recall of flow generators, and to address the competitive impact of weight loss drugs that may eventually be used by patients with obstructive sleep apnea.
Strong Financial and Operating Performance
All primary performance measures for fiscal year 2024 increased year over year on both a GAAP and non- GAAP basis. These metrics are illustrated in the table below, with GAAP and corresponding non-GAAP measures. We believe that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide investors better insight when evaluating our performance from core operations and can provide more consistent financial reporting across periods. We employ and report these non-GAAP measures in our quarterly financial reports.

Financial Measure	Percentage Change	Fiscal Year 2024 Performance	Fiscal Year 2023 Performance
Net revenue	11%	$4.7 billion	$4.2 billion
	(11% on a constant currency basis)
Operating income	17%	$1,319.9 million	$1,131.9 million
	(21% non-GAAP)	($1,478.4 million non-GAAP)	($1,224.4 million non-GAAP)
Net income	14%	$1,021.0 million	$897.6 million
	(20% non-GAAP)	($1,139.3 million non-GAAP)	($949.8 million non-GAAP)
Diluted earnings per share	14%	$6.92	$6.09
	(20% non-GAAP)	($7.72 non-GAAP)	($6.44 non-GAAP)
For a reconciliation between GAAP and non-GAAP measures, see the section “Reconciliation of non-GAAP financial measures” of this proxy statement.

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Executive Compensation
Recovery of Long-Term Stockholder Value
Our stock price suffered a set-back in early fiscal 2024. Our stock price, which was at $218.50 at June 30, 2023, was $148.90 on the November 23rd annual equity award grant date, recovered to $191.42 at fiscal year end of June 30, 2024 and has improved to $247.15 as of the record date.
Philosophy and Objectives of our Executive Compensation Program
Our goal is to attract, motivate, and retain top talent who reflect our values, enabling us to achieve our short- and long-term strategic goals. We operate in a dynamic, complex, high-growth marketplace, where substantial competition exists for executives who can translate strategy to execution. Our compensation packages must support our talent roadmap and incentivize and reward execution of our strategies. Pay-for-performance aligned with stockholder interests and largely at-risk compensation are the cornerstones of our compensation program. Our executive compensation program rewards successful annual performance through our cash incentive program and encourages long-term value creation for our stockholders through our long-term equity incentive program. During fiscal year 2024, approximately 90% of our chief executive officer's total direct compensation and 74%-83% of our other named executive officers’ total direct compensation were at risk in the form of annual cash incentives paid and the grant date value of equity awards made, which are paid or earned based on our financial and stock price performance.

CEO FY24 Compensation Summary

Other NEOs FY24 Compensation Summary
Cash Incentive Compensation
A significant portion of our executives’ compensation is at-risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentives that our corporate officers earn based on achieving our corporate goals for adjusted net sales and adjusted operating profit, weighted equally. These two measures represent fundamental financial metrics: top-line sales, and bottom-line profit for our chief executive officer and named executive officers. Additionally, Mr. Ghoshal has 50% of his incentive opportunity tied to achieving set goals for the same metrics at the SaaS business unit level and the remaining 50% tied to the corporate goals (a change from fiscal 2023 of 60% business unit performance and 40% corporate performance). All payouts are determined in accordance with these objective performance metrics. For fiscal year 2024, named executive officer payouts ranged from 106.14% (for those tied solely to corporate performance) to 110.56% (for Mr. Ghoshal) of target cash incentive opportunity, with no discretion applied to the amount paid; demonstrating our strong performance.

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Executive Compensation

Goal	Target Performance	Actual Performance*	% of Goal Achieved	% of Payout Earned (Before Weighting)
Corporate adjusted net sales	$4,768	$4,720	99.00%	96.65%
Corporate adjusted net operating profit	$1,493	$1,563	104.69%	115.63%
Corporate weighted earnout - 106.14%
SaaS adjusted net sales	$593	$587	99.04%	96.78%
SaaS adjusted net operating profit	$145	$159	109.95%	133.18%
SaaS and Corporate combined weighted earnout - 110.56%
*Adjustments to actual performance under the 2024 cash incentive plan are set forth under “Incentive Plan Adjustments.”
We set challenging goals for our executives for fiscal year 2024. All fiscal year 2024 cash incentive plan target goals were substantially higher than fiscal year 2023 actual performance and fiscal year 2023 target goals, despite the challenging operating environment including the surge in global demand for our products, supply chain constraints, and an increase in manufacturing, warehouse and component costs. As in past years, our short-term incentive goals are aligned with our internal budget as approved by our board, and as adjusted per plan parameters.
Long-Term Equity Incentive Compensation
Our equity program design is balanced, with 50% of grant value in long-term performance units, providing a direct link with the long-term interests of our stockholders. Our fiscal year 2024 equity program is illustrated below:

	25% PSUs earned based on performance (absolute TSR)	PSUs, vesting after four years, unless accelerated for performance after three years, based on TSR

Long-term incentive grant value	25% PSUs earned based on performance (relative TSR)	PSUs, vesting after three years, based on relative TSR performance against S&P 500 index peer group

	50% time-vested options and/or RSUs based on threshold performance	Choice of options, RSUs, or a 50/50 split, vesting ratably over three years. RSUs earned based on adjusted net operating profit targets.

The grant date for our awards and the commencement of the performance period for our PSUs historically has been on the date of our annual stockholder meeting in November during that fiscal year. Going forward that date will be shortly after the Form 8-K filing with the SEC which includes the results of the vote at that annual stockholder meeting.
New relative TSR performance measure with challenging targets over three-year performance period adopted commencing with fiscal year 2024 PSU Program. Commencing with the grants made in November 2023, one half of PSUs awarded, or 25% of total equity award value for fiscal 2024, is based on our relative TSR performance as compared to the TSR performance of the S&P 500 Index companies over a three- year performance period. Payout would range from 45% to 200% of target PSUs granted, with threshold relative TSR performance at 30th percentile resulting in 45% payout, target relative TSR performance at 60th percentile resulting in 100% payout, and relative performance at the 95th percentile or

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Executive Compensation
better resulting in a 200% payout; provided, however, that if our absolute TSR is negative, then payout for our relative TSR performance cannot exceed 100% regardless of our relative percentile performance. No payout occurs for below threshold performance.
Absolute TSR PSUs, with challenging TSR targets. For fiscal year 2024, half of the PSUs granted in fiscal 2024, and all PSUs granted for prior years, may be earned based on minimum annual growth of our absolute TSR on the NYSE that exceeds 5%, with a target earnout set at 10% compounded annual returns, as set forth in the table below.

TSR Requirements	Annual Base TSR	Cumulative 4-year TSR	Accelerated Cumulative 3-Year TSR	Payout Percentage of Target Shares Granted
Below threshold	Below 5%	Less than 21.6%	Less than 15.8%	0%
Threshold	5%	21.6%	15.8%	50%
Target	10%	46.4%	33.1%	100%
Maximum(a)	15%	74.9%	52.1%	200%
(a)Maximum earnout is 225% for outstanding PSU grants made in fiscal years 2021 and 2022. Annual awards granted since November 2022 have a maximum earnout capped at 200% of target PSUs to align with peer practices and the interests of our shareholders.
Our Absolute TSR PSU program design encourages accelerated achievement of targeted growth by including an additional feature whereby 25% of the target Absolute TSR PSUs (representing less than 7% of the executive's total fiscal year award) may be earned and banked if, during the first three years, at the end of any fiscal quarter, cumulative TSR since grant is equal to or greater than 33%, which is the required minimum performance for payout at target after three full years. Banked awards are paid at the end of three years and count against actual awards earned based on performance at the end of the performance period. Once the banking condition is met, no additional banking may occur. The PSUs that may be earned based on our relative TSR performance do not have any banking feature.
The committee believes this PSU design closely aligns with actual stockholder experience, mitigates for point-to-point stock price volatility, provides a strong retention mechanism, and rewards long-term value creation for our stockholders.
Payout Tracking under PSUs Demonstrates Alignment with Our Stockholders.
Recovery of long-term stockholder value and impact on Absolute and Relative TSR PSUs. Our stock price suffered a set-back in early fiscal 2024. Our stock price, which was at $218.50 at June 30, 2023, was $148.90 on the November 23rd annual equity award grant date for our PSUs, recovered to $191.42 at fiscal year end of June 30, 2024 and has improved to $247.15 as of the record date.
Historically, our Absolute TSR PSUs have been earned after the three-year accelerated payout performance period. As a result of stock price decline in the second quarter of fiscal 2024, the unbanked PSUs granted in November 2020 (fiscal year 2021) did not payout after the three-year accelerated performance period that ended in November 2023, when the stock price was $148.90. In November 2023, 25% of the fiscal year 2021 target PSUs that had previously been earned and banked based on interim stock performance vested and were paid at the end of the three-year performance period for banking, as shown in the table below.

Named Executive Officer	Target Number of Shares at Grant	Banked Number of Shares Distributed
Michael Farrell	17,875	4,469
Bobby Ghoshal	2,786	697
Justin Leong	2,554	638
Michael Rider(a)	0	0
Brett Sandercock	4,643	1,161
(a)Mr. Rider was not granted PSUs prior to his promotion on July 1, 2023.
Based on our stock price of $191.42 as of June 28, 2024, the last trading day of our 2024 fiscal year, the remaining fiscal 2021 Absolute TSR PSUs, and the Absolute TSR PSUs granted in fiscal years 2022 and 2023 would result in no payout, as illustrated in the table below. The portion of the PSUs that were granted in fiscal 2024 based on absolute TSR performance would result in a payout as shown below, with 25% of such fiscal 2024 Absolute TSR PSUs earned and banked, based on

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Executive Compensation
stock price at June 30, 2024. The earned and banked PSUs are subject to vesting until the end of the three-year performance period for banking in November 2027. While the information presented is based on fiscal year-end stock price value, the performance periods end, and thus the applicable stock price for determining PSUs earned, is three to four years, if applicable, following the November grant date of the PSUs. The table below illustrates the grant dates and stock price at the time of PSU grant, and whether the PSUs would payout based on our stock price at the end of fiscal year 2024 of $191.42. The closing stock price on the record date of $247.15 would similarly result in no payout under the fiscal year 2021, 2022 and 2023 PSUs. These potential no-payout results under our PSUs further illustrate our focus on tying at-risk pay to performance and alignment with stockholder interests and our stock price performance.

Fiscal Year	PSU Grant Date	Starting Price	TSR	25% of Absolute TSR PSUs Earned and Banked	Percent of Target Payout Based on (June 28, 2024) Stock Price of $191.42
2021	November 19, 2020	$211.76	Absolute	Distributed November 2023	0%
2022	November 18, 2021	$263.16	Absolute	No	0%
2023	November 16, 2022	$224.58	Absolute	No	0%
2024	November 16, 2023	$148.90	Absolute	Earned June 2024 subject to vesting	87%
2024	November 16, 2023	$148.90	Relative	Not applicable	189%
Compensation Governance Best Practices
Our compensation committee, assisted by its independent compensation consultant, continuously monitors emerging best executive compensation practices, particularly at our peer companies. As part of this review, and also based on communications with our stockholders, during fiscal year 2024, we continued use compensation practices that we believe are consistent with best practices, and do not have practices generally viewed as problematic:
•Compensation recovery or "Clawback" policy. We recently updated our compensation recovery policy, which provides for the recovery of incentive compensation from our executive officers and other senior management consistent with NYSE rules. Our updated compensation recovery policy replaced our 2017 compensation recovery policy, effective as of October 2, 2023.
•Stock ownership and holding guidelines. We maintain robust stock ownership guidelines, requiring our chief executive officer to hold stock valued at 600% of salary and our other named executive officers to hold stock valued at 300% of salary.
•Double-trigger equity acceleration. In our change of control agreements, accelerated vesting of time-vested equity occurs only if a named executive officer's employment is terminated under specified circumstances within six months before or one year after a change of control.
•No excise tax gross-ups in change of control agreements. Our change of control agreements do not provide excise tax gross-ups. They include a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable in connection with a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.
•Limited severance. All of our named executive officers are employed at-will and have no contractual right to cash severance on termination, except for qualifying terminations in the event of a change of control. The cash severance on change of control is limited to a double-trigger (requiring both a change of control and a termination) and the highest multiplier is for our chief executive officer, at 200% of salary and short-term incentive.
•Limited retirement plans. We do not provide supplemental pension plans for our named executive officers. Our executives in the US and Australia participate in our 401(k) plan and superannuation plans, respectively, on the same statutory basis as all other employees. We provide pro-rata equity vesting for officers who retire at or after age 60, with at least 5 years’ service, on the same basis available to all employees who reach these milestones.
•Pledging and hedging prohibited. We have a policy prohibiting our officers and directors from hedging or pledging their ResMed stock. See “Pledging and hedging company stock prohibited,” above.
•Equity awards do not include dividends. No dividends accrue or are paid on our outstanding equity awards.
•Adoption of 10b5-1 plans. We encourage our named executive officers and board members to use 10b5-1 plans whenever they want to engage in any stock sales. Information on the use of those plans by that group is included in our annual report on form 10K.

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Executive Compensation
Impact of Dual Market Listing and Say on Pay Results
Market-competitive compensation and balancing US and Australian pay practices. The compensation committee reviews benchmark data, but does not target a specific benchmark level. The committee's objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent, which is critically important given that we are headquartered in the United States, the majority of our sales come from the United States, and the majority of our officers work and reside in the United States. One of the continued foundations of our ResMed 2025 strategy, as reflected in our new global operating model, is to attract, retain and motivate high-performing, diverse, and entrepreneurial people, which we believe requires providing total direct compensation for executives that is at least near the median of the US market and conforms to US market compensation best practices. Our US-based pay philosophy results in executive compensation that is markedly different than the Australian model, with lower base salary, higher short-term cash incentives, and higher target equity value in alignment with US best practices. US norms also have a lower percentage of equity value subject to performance conditions than exhibited by Australian companies. We balance these competing philosophies by adhering to US best practices and grant 50% of equity in a mix of relative and absolute TSR PSUs.
Historical strong say on pay results. At our annual meeting held in November 2023, our stockholders voted to approve, on an advisory basis, the fiscal year 2023 compensation of our executive officers, with approximately 82% of the shares that voted on this proposal voting in favor of our executive compensation. The 82% support was a decrease from the 90% approval in November 2022, and our historical 90% approval rate.
We believe our dual US and Australia stockholder base affects our say-on-pay support in a manner that does not apply to many of our US competitors. There is a desire by some Australian stockholders that the compensation of our executive team should reflect the local Australian labor market, rather than the US market where most of our senior leadership team are domiciled and where ResMed is headquartered and competes for talent.
Based on feedback from our stockholders, we believe the reduced level of support at our 2023 annual meeting was also a reflection of the disappointment of our stockholders with ResMed's performance and stock price in the periods leading up to the November 2023 annual meeting. We believe we have addressed these concerns through the implementation of our new operating model, along with improved revenue growth, cost discipline, and accelerated profitability as reflected in our fiscal 2024 fiscal year-end results. We also believe that our fiscal year 2024 financial and operational successes in a challenging environment, at risk compensation, such as our PSUs, that are not paid when we do not perform, and five-year TSR strength support the view that the current compensation structure is incentivizing the right behavior, aligns pay with performance, and results in long-term value creation for our stockholders in both the United States and in Australia.
Compensation Decision-Making Process
Compensation Committee Role
The compensation committee establishes our general compensation policies, and reviews and approves salaries, short-term incentives, equity-based compensation, and all other elements of the compensation offered to our executive officers (including our named executive officers). The board has determined that all members of the compensation committee are independent directors under NYSE standards.
The committee also reviews our peer group, our executive benefits and perquisites, our equity pay practices, our director compensation, the independence of its advisors, and the risks related to our compensation programs, on an annual basis. The committee regularly considers supplemental compensation policies and practices such as change of control, severance, and retirement.
Timing of decisions
Historically, the committee reviews and sets our executive officers’ cash compensation, sets the terms of our cash incentive plan, and approves equity grant date values in August following fiscal year- end. Any changes to cash compensation are generally made effective on December 1, to align with our annual equity grant, which historically occurred on our annual stockholder meeting in November. In fiscal year 2024 we delayed compensation decisions regarding equity values and cash compensation until November 2023 in light of the finalization and adoption of our new global operating model. The goals of our annual cash incentive program are a function of our budget, which was not delayed and was approved by the board in August 2023. For fiscal year 2025, our compensation committee returned to its ordinary practice and made fiscal year 2025 compensation decisions at its August 2024 meeting.

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Executive Compensation
Historically, the company’s practice is to make annual equity award grants to directors, named executive officers and non-executive management effective on the date of the annual stockholders meeting. Given our traditional earnings release date in late October or early November, the stockholders meeting grant date typically occurs in an open trading window after release of material non-public information. The stockholders meeting date is set several months in advance, providing further transparency and objectivity to the process. In light of the new disclosure requirements under Item 402(x) of Reg. S-K, and to avoid any concern that the Form 8-K setting forth the specific votes for each proposal at the annual meeting (despite the announcement of voting results at the annual stockholders meeting) would be deemed material, the company will delay the annual equity award grant date for directors, executive officers and other employees from the date of the annual stockholders meeting to two business days after the publishing of the annual meeting voting results on Form 8-K.
In fiscal 2024, the annual equity awards were granted on the date of the 2023 annual meeting, which was two business days before the filing of the Form 8-K announcing the voting results of that same meeting. Long before that meeting, Mr. Farrell elected to receive 50% options and 50% RSUs for the portion of his annual award that was not PSUs. All other named executive officers elected to receive 100% RSUs. The following information regarding this option grant is provided in accordance with Item 402(x)(2):

Name	Grant Date	Number of Securities Underlying Award	Exercise Price	Grant Date Fair Value
Percentage Change in the Closing Market
Price of the Securities Underlying the
Award Between the Trading Day Ending
Immediately Prior to the Disclosure of
Material Nonpublic Information and the
Trading Day Beginning Immediately
Following the Disclosure of Material
Nonpublic Information

Michael Farrell	11/16/2023	55,468	$148.90	$2,800,025.00	2.4%
Our equity grant practice is that the granting of incentive awards for promotions, new hires, and other special situations must be properly approved before the grant date, and the grant date is to occur on the first business day of the month after the promotion, new hire or other special situation. The company will no longer provide the choice of stock option grants to any new executives upon promotion or hire so as to reduce the likelihood that an option grant could fall into a window surrounding a public filing. Regardless of grant date, the exercise price for options must equal the closing price of our common stock on the actual grant date, and the price on that date is an important input for determining the number of equity awards granted based on previously awarded grant date values.
Independent Compensation Consultants
In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the analysis and advice of its independent compensation consultant regarding each element of compensation. The committee has independent authority to retain advisors. The committee has retained FW Cook, Inc., an independent compensation consultant, to advise the committee with respect to compensation matters for executive officers. FW Cook performs no work for us other than its work providing executive compensation consulting services to the committee.

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Executive Compensation
During fiscal year 2024, the committee reviewed market practices and benchmark data from FW Cook, ResMed’s and our executives’ relative performance, and the recommendations of its consultant. FW Cook further advised the committee regarding long-term incentive design practices and alternatives as well as peer group equity practices. In addition to FW Cook, management retained Infinite Equity, Inc. to advise on valuing performance results of our PSUs and to assist with new SEC disclosure requirements. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.
Management’s Role
Our management team, particularly our chief people officer and her team, provide input and recommendations to the committee regarding executive compensation. Management provides historical and prospective financial analysis of compensation components and financial performance data. Management also makes recommendations for the committee’s review and decision. While management members typically attend committee meetings, the committee chair excuses individual management members as appropriate for independent review and decision-making.
Peer Group Comparisons
In making its decisions on executive compensation, the committee refers to competitive analyses prepared by FW Cook, which review each position against third-party compensation survey data and/or peer group officer pay data. The US peer companies are medical device or medical technology companies generally within one-quarter and four times the size of our revenue and market capitalization, with ResMed positioned within a reasonable distance from the median.
The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list and considers modifications to the group. In February 2023, before making fiscal year 2024 compensation decisions, the committee reviewed the US peer group used for fiscal year 2024 and removed one company, Abiomed, due to its acquisition, and maintained the other 19 peer companies from 2023. As a result, the following 19 companies comprised the US peer group that informed our fiscal 2024 compensation decisions:

US Peer Group
Agilent Technologies, Inc.	Hologic Inc.
Align Technology, Inc.	IDEXX Laboratories, Inc.
Baxter International, Inc.	Illumina, Inc.
Bio-Rad Laboratories, Inc.	Intuitive Surgical, Inc.
Boston Scientific	Mettler-Toledo International Inc.
Charles River Laboratories International, Inc.	Revvity, Inc.
The Cooper Companies Inc.	STERIS plc
Dentsply Sirona Inc.	Teleflex Incorporated
Dexcom, Inc.	Waters Corporation
Edwards Lifesciences Corp.
The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance.
From time to time, the committee also considers compensation data analyzed by FW Cook regarding similarly-sized ASX-traded publicly listed companies for our Australia-based chief financial officer, and for other executives based in Australia, as well as for our chief executive officer. The committee did not perform a detailed review against Australian market practices for fiscal 2024 compensation. The committee considers but generally gives less weight to the Australian market data, because the ASX peer group is less comparable to ResMed, and because ResMed compensates senior executives and directors on a US-style pay model, which is structurally and quantitatively different from the typical practices of companies in the ASX peer group.

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Executive Compensation
When it was last reviewed in February 2023, the committee considered the existing Australian peer group, and maintained all 15 following Australian peer group companies from the prior year:

Australian Peer Group
Amcor	REA Group
Aristrocrat Leisure	Reece Limited
Brambles	Sonic Healthcare
Cochlear Limited	Seek Limited
CSL Limited	Telstra
Fisher & Paykel Healthcare Limited	Transurban
James Hardie Industries PLC	Xero
Ramsay Healthcare
At the time the Australian companies were reviewed, ResMed was above the 75th percentile in market capitalization compared to our Australian peer group, and approximately at the median in trailing twelve-months’ revenue. This was in part due to three companies falling below the committee's market capitalization guideline, but the committee determined, in part on the recommendation of FW Cook, to keep the same peer group for continuity and given the limited number of alternative companies.
The committee maintains a reference group of SaaS companies (set forth below) to be used as a secondary source of information that is reviewed from time to time. For fiscal 2024 compensation decisions, the committee did not perform a detailed review against SaaS companies, nor did it review the potential reference group of SaaS companies.

SaaS Reference Group
Akami Technologies, Inc.	NetApp, Inc.
Arista Networks	ServiceNow, Inc.
Atlassian Corporation Plc	Veeva Systems, Inc.
DocuSign, Inc.
Compensation Risk Assessment
During fiscal year 2024, the compensation committee reviewed our compensation programs, policies and practices for executives as well as for all employees, including sales employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee was assisted in its various compensation reviews by advice from its independent compensation consultant.
The committee believes that our programs, policies and practices are not reasonably likely to have a material adverse effect on our company. The committee believes that the structure and design of the programs do not create incentives to take on too much risk, and that we have policies in place to mitigate risk-taking and support a long-term orientation. These conclusions are supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-term, long-term, and incentive-based compensation, the use of performance-based targets and evaluations, oversight of the programs by the committee and senior management, hold back and clawback provisions, and caps on payouts in certain circumstances. The committee believes incentive arrangements encourage behaviors aligned with the long-term interests of stockholders.

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Executive Compensation
Fiscal Year 2024 NEO Compensation
Base Salary
Base salaries provide our executives with a degree of financial certainty and stability. To attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity in the US. Using the peer group data, the committee assesses market base salaries at the median, 60th and 75th percentiles. Our executive compensation philosophy is to be guided by salaries for high performing and experienced officers among our US peer group. Adjustments are made based on the committee’s assessment of position, performance, experience, location, and role.
We typically review annual salary adjustments for our named executive officers each August with an effective adjustment date in December of each year. For fiscal 2024, after consideration of market data, the committee determined in November 2023, in connection with the adoption of the new global operating model, to increase Mr. Leong's base salary by 40% to reflect his new key role, to increase Mr. Rider's base salary by 5% to reflect his promotion on July 1, 2023 and to increase other employee base salaries by approximately 3-4%.
The table below shows the base salaries for our named executive officers. For Mr. Leong and Mr. Sandercock, who are based in Australia, the amounts shown in the table below represent the US dollar equivalent of their non-US dollar-denominated salaries, which is impacted by currency fluctuations. We believe that year-to-year currency fluctuations make the constant currency increases most meaningful for officers residing outside the US.

Named Executive Officer	Fiscal Year 2024 Base Salary		Fiscal Year 2023 Base Salary		Constant Currency Percentage Increase From 2023 to 2024
Michael Farrell	$1,185,000		$1,146,600		3.3%
Chief executive officer
Bobby Ghoshal	$640,000		$619,800		3.3%
Chief commercial officer - SaaS
Justin Leong	$686,289	(a)	$487,930	(a)	40.7%
Chief product officer	AUD 1,016,800		AUD 722,913
Michael Rider	$500,000		$475,000		5.3%
Global general counsel and secretary
Brett Sandercock	$491,836	(a)	$475,232	(a)	3.5%
Chief financial officer	AUD 728,700		AUD 704,100
(a)These amounts reflect the exchange rate we used in setting our budget for the respective fiscal year. The exchange rate used for 2024 was approximately AUD:USD 1 to 0.6749, and the exchange rate for 2023 was approximately AUD:USD 1 to 0.6904. The committee approved base salary in local currency.

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Executive Compensation
Annual Performance-Based Short-Term Cash Incentives
The purpose of our annual short-term cash incentive program is to motivate our executives to meet or exceed our company-wide and business unit short-term operating performance objectives and strategies. The program is intended to motivate our management team to execute on our business goals, to exceed our budgeted performance, to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation. Amounts earned are based on a targeted percentage of actual salary paid for the year, rather than the base salary in effect at the end of the year.
In setting short-term incentive target opportunities for fiscal year 2024, the committee reviewed data for the 50th, 60th, and 75th percentiles of the peer group. For fiscal year 2024, the committee made no change to the target short-term incentive opportunity for our named executive officers, which range from 60% to 130%.
The committee believes it best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. For fiscal year 2024, the key features of the short-term incentive program continued from fiscal year 2023, with a small shift in weighting for the business unit leader from 60% business unit/40% corporate performance to a 50% split.
The committee believed these weightings balance overall enterprise financial performance and specific areas of individual responsibility, while aligning incentives of the executive leadership team to promote cooperation. The performance measures and their weighting by named executive officer for fiscal year 2024 were:

Named Executive Officer	Adjusted Net Sales	Adjusted Operating Profit	Specific Business Adjusted Net Sales	Specific Business Adjusted Operating Profit
Michael Farrell	50%	50%	0	0
Bobby Ghoshal	25%	25%	25% (SaaS)	25% (SaaS)
Justin Leong	50%	50%	0	0
Mike Rider	50%	50%	0	0
Brett Sandercock	50%	50%	0	0
The payout structure for our short-term cash incentive program has remained the same for several years although the goals are updated each year to align with the annual business plan. Amounts earned are based on achieving pre-established goals for each performance metric, applied to each metric individually, as described in the following table. Payouts are expressed as a percentage of short-term incentive opportunity for that performance metric. Performance between the achievement levels is paid based on linear interpolation. The committee has established a cap on the maximum short-term incentive total payout at 200% of each officer’s target short-term incentive opportunity, with no payout on a performance measure if performance is less than 85% of target goal for that measure.

No Payout	50% Payout	100% Payout	150% Payout	200% Payout
<85% of goal	85% of goal	100% of goal	115% of goal	≥130% of goal

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Executive Compensation
The committee approves the actual short-term incentive amounts for executive officers under these criteria after the end of the fiscal year, and after reviewing our financial data and performance.
To promote the retentive value of our incentive programs, and subject to the requirements of local law, the committee has adopted a policy that if an executive officer voluntarily separates employment before the date of payment, we will not be contractually obligated to pay any cash or other short-term incentive awards. The goals and actual performance for each of the metrics for the 2024 fiscal year that ended on June 30, 2024, are listed below:

Short-Term Incentive Component	Threshold Performance- 50% Payout ($ in Thousands)	Targeted Performance- 100% Payout ($ in Thousands)	Maximum Performance- 200% Payout ($ in Thousands)	Actual Performance ($ in Thousands)	Percentage of Targeted Performance Achieved	Short-Term Incentive Percentage Earned Based on Percentage Achieved
Adjusted net sales	$4,053	$4,768	$6,198	$4,720	99.00%	96.65%
Adjusted operating profit	$1,269	$1,493	$1,941	$1,563	104.69%	115.64%
Total achieved after weighting						106.14%
(50% each)				Farrell, Leong, Rider, and Sandercock
SaaS business adjusted net sales	$504	$593	$770	$587	99.04%	96.78%
SaaS business adjusted operating profit	$123	$145	$188	$159	109.95%	133.18%
Total achieved after weighting						110.56%
(25%-25%-25%-25%)						Ghoshal
We set challenging goals for fiscal year 2024. Each of our target goals for 2024 required growth over the prior year performance, but also reflected expectations for higher costs associated with continuing supply chain constraints and related cost increases as a consequence of the global pandemic. The increase in demand caused by our competitor's recall drove more sales of flow generators in 2024, but at a lower operating profit based on geographic and product mix. Nonetheless, the targeted goals established for fiscal 2024 were greater than the prior year’s targeted goals and were greater than fiscal year 2023 actual performance.
Our fiscal year 2024 adjusted net sales (adjusted for committee-approved plan calculations) target of $4.768 billion represents 14.5% growth over our actual adjusted net sales of $4.163 under the plan for fiscal year 2023. Our actual fiscal year 2024 adjusted net sales growth performance (adjusted for committee-approved plan calculations) was 13.3%, from $4.163 billion in fiscal year 2023 to $4.720 billion in fiscal year 2024, resulting in 96.65% of target opportunity earned for this metric before weighting. The below target payout reflects the rigor of this goal.
Our fiscal year 2024 target for adjusted operating profit target of $1.493 billion represents 16.8% growth over our actual adjusted operating profit of $1.278 billion under the plan for fiscal 2023. Our actual adjusted operating profit performance (adjusted for committee-approved plan calculations) increased by 22.3%, from $1.278 billion in fiscal year 2023 to $1.563 billion in fiscal year 2024, resulting in 115.64% of target opportunity earned for this metric before weighting, reflecting our improved cost discipline and accelerated profitability, both of which were a focus of our executive team and a benefit our stockholders.

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Executive Compensation
Incentive Plan Adjustments
The short-term incentive targets are set when our internal forecasts and budget for the full fiscal year are finalized and approved by the board, which for fiscal year 2024 occurred in August 2023. Our internal forecasts for the GAAP measures of net sales and operating profit set the basis for our short-term incentive targets. In calculating short-term incentive metrics achievement, the committee made adjustments, consistent with plan parameters, as shown in the table below, from our GAAP financial statement revenue and operating profit calculations and from our internal reporting, to eliminate the impact of certain non-operating revenue and expenses as set forth in the table below. There were no adjustments to net sales and operating profit under the short-term incentive program.

STI Metric and Adjustment(s)	Amount (000's)
Net sales (GAAP)	$4,685,298
use budgeted exchange rates	$34,869
exclude sales from unbudgeted acquisitions	$—
Adjusted net sales	$4,720,167
Operating profit (GAAP)	$1,319,895
exclude stock-based compensation	$80,184
exclude amortization of acquired intangibles	$79,484
exclude acquisition-related costs	$483
exclude restructuring expenses	$64,228
exclude masks with magnets field safety notification expenses	$6,351
exclude Astral field safety notification expenses	$7,911
use budgeted exchange rates	$4,647
Adjusted operating profit	$1,563,183
Net sales - SaaS business (non-GAAP from internal reporting)	$584,082
use budgeted exchange rates	$2,802
Adjusted net sales - SaaS business	$586,884
Operating profit - SaaS business (non-GAAP from internal reporting)	$154,450
exclude profits and losses from unbudgeted acquisitions	$—
exclude lease impairments	$4,132
use budgeted exchange rates	$626
Adjusted operating profit - SaaS business	$159,209

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Executive Compensation
The following table shows the 2024 fiscal year cash incentives at target and as earned. All actual short-term incentive payments were funded in accordance with the pre-established formulas; there was no discretionary or individual adjustment by the compensation committee.

Named Executive Officer	Annual Short-Term Incentive Target Percentage	Annual Short-Term Incentive Target		Annual Short-Term Incentive Earned		Actual Short-Term Incentive as a Percentage of Target
Michael Farrell	130%	$1,519,684		$1,613,032		106.14%
Bobby Ghoshal	80%	$505,262		$558,618		110.56%
Justin Leong	80%	$469,044	(a)	$497,856	(a)	106.14%
Michael Rider	60%	$293,745		$311,789		106.14%
Brett Sandercock	80%	$376,832	(a)	$399,979	(a)	106.14%
(a)These amounts are in USD and are converted from the amounts that were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2024 average annual exchange rate of approximately AUD:USD 1 to 0.6556.
The committee has approved a short-term incentive program for the named executive officers for fiscal year 2025 that continues the 2024 program design with no structural changes.
Long-Term Incentive Equity Award Program

	25% PSUs earned based on performance (absolute TSR)	PSUs, vesting after four years, unless accelerated for performance after three years, based on TSR

Long-term incentive grant value
	25% PSUs earned based on performance (relative TSR)	PSUs, vesting after three years, based on relative TSR performance against S&P 500 index peer group

	50% time-vested options and/or RSUs based on threshold performance	Choice of options, RSUs, or a 50/50 split, vesting ratably over three years. RSUs earned based on adjusted net operating profit targets.

The largest component of our named executive officers’ direct compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as our stock price increases, and to promote long-term value creation. Our equity mix is 50% in long-term performance-based PSUs (for fiscal 2024, comprised of Absolute TSR PSUs and Relative TSR PSUs, with a 50/50 split), and the remaining 50% in performance-based RSUs and/or stock options. This mix increases the capability of the committee to effectively manage our use of shares under our stock plan, balances the performance leverage and performance risk provided by various equity vehicles, more closely conforms with practices at our peer companies, and promotes long-term stock appreciation and value creation.

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Executive Compensation
During fiscal year 2024, we continued to grant PSUs for 50% of the annual equity value for executive officers, and to provide named executive officers the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs (which are subject to performance measures) or evenly split (in value) between the two. The combined availability of options and RSUs gives our executives the opportunity to balance the incentive award in a manner that suits their particular risk profile and their own preferences in financial or tax planning in US and non-US jurisdictions.
We do not pay dividends or dividend equivalents on any of our unvested or unearned equity awards.
Fiscal Year 2024 Equity Grant Values
Each year, the committee establishes equity grant values, with the number of PSUs, RSUs, and/or stock options determined by the per share grant date values computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718 as determined by an independent consultant.
In determining the value of awards granted to specific named executive officers, the committee reviewed our performance, the number of outstanding awards available, the present value of the proposed grant, existing unvested equity ownership, the awards granted in prior years, and the grant practices of our peer group companies. For fiscal year 2024, the committee reviewed peer company data to determine competitive equity award values, at the median, 60th, and 75th percentiles, for each officer’s position. The committee also considered internal equity relationships, to promote a team-based approach for our senior management team. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups at our peers. The committee also considered our officers’ individual performance during the prior fiscal year as well as their experience in their role, and expected future contributions. Taking all those factors into account, the committee approved increased 2024 equity grant values as follows:
•our chief executive officer received a 1.8% increase, which was informed by company performance in 2023, and to maintain the market competitiveness of his equity compensation;
•our chief financial officer and our chief commercial officer- SaaS each received a 4.5% increase, to align with comparable market values;
•our chief product officer received a 60% increase to reflect his new global responsibility for driving product innovation, and to better align with the chief commercial officer - SaaS; and
•our global general counsel who was promoted to this position effective July 1, 2023, received a 65.8% increase to recognize his increased responsibilities and to move him closer to market for his new position.
The following table sets forth annual equity grant values provided to our named executive officers in fiscal year 2024 (compared to fiscal 2023), as well as the elections made by our named executive officers regarding the form of award to receive for fiscal 2024.

Named Executive Officer	Prior Year Approved Grant Value	Approved Grant Value	Percentage of Grant Value in Performance- Based Stock Units(a)	Percentage of Grant Value in Stock Options	Percentage of Grant Value in Restricted Stock Units
Michael Farrell	$11,000,000	$11,200,000	50%	25%	25%
Bobby Ghoshal	$2,200,000	$2,300,000	50%	0%	50%
Justin Leong	$1,500,000	$2,400,000	50%	0%	50%
Michael Rider	$785,000	$1,300,000	50%	0%	50%
Brett Sandercock	$2,200,000	$2,300,000	50%	0%	50%
(a)Beginning in 2024, performance stock units were comprised of 50% of the award based on absolute TSR and 50% on relative TSR.

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Executive Compensation
Terms of Performance Stock Units
Program design. Equity grants to named executive officers during fiscal year 2024 were made under our ResMed Inc. 2009 Incentive Award Plan, as amended and restated (“2009 Amended and Restated Plan”). Long-term PSUs are granted in November as compensation for that same fiscal year. The PSUs for fiscal year 2024 were granted in November 2023 with 50% of the PSUs granted being earned based on our TSR performance relative to the TSR of the S&P 500 Index companies over a three-year performance period and the remaining 50% of PSUs being earned based on our absolute TSR performance.
Absolute TSR PSUs. Absolute TSR PSUs are earned and cliff vest after the fourth anniversary of the grant based on our absolute TSR performance during that four-year period, with an opportunity to accelerate payouts after year three if TSR performance is at or above threshold TSR for the three-year performance period, as shown in the table below. If there is acceleration for TSR performance to three years, then the PSU performance period is complete and there is no opportunity to earn shares after the end of the accelerated three-year period. Since the adoption of this PSU structure in 2015, PSU grants made through fiscal year 2020 have been earned based on performance at the end of the three-year performance period. The PSUs granted in November 2020 (fiscal year 2021), other than the 25% previously earned and banked PSUs which were paid in November 2023, did not achieve the required goals for an accelerated three-year payout and may be earned in November 2024 subject to satisfaction of the four-year goals. The share price at the grant date (in November) is used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of each performance period.

TSR Requirements	Annual Base TSR	Cumulative 4-year TSR	Accelerated Cumulative 3-year TSR	Payout Percentage of Target Shares Granted
Below threshold	Below 5%	Less than 21.6%	Less than 15.8%	0%
Threshold	5%	21.6%	15.8%	50%
Target	10%	46.4%	33.1%	100%
Maximum(a)	15%	74.9%	52.1%	200%
(a)The maximum payout was changed from 225% to 200% commencing with grants made in November 2022.
Shares earned between these achievement levels are based on linear interpolation. The program has several features to minimize the impact of daily volatility and point-to-point variation, and to encourage accelerated achievement of absolute TSR goals. A 30 trading-day average price is used to measure performance at the end of the period. If cumulative absolute TSR is 15.8% or greater after three years, representing 5% annual growth required for threshold performance, then threshold is earned, with interpolation for three-year cumulative TSR between approximately 16%, 33%, and 52%, as shown in the chart above. If, during the first three years, cumulative TSR after grant is greater than 33.1% at the end of any fiscal quarter, representing target performance after three years, then 25% of the target award would be deemed earned, is banked, and paid out at the end of year three, even if performance at the end of year three is below the three-year threshold. The banking can only occur once, and any final payout would be net of the banked amount. The rationale for banking this relatively small (7% of the overall value of the equity grant) payout that remains unvested until year three is to retain award holders for at least three years while rewarding targeted stockholder value creation, when stockholders have had the opportunity to realize a minimum level of 33.1% TSR in a short time.
Relative TSR PSUs. In August 2023, after consideration of input from our independent compensation consultant and review of market practices, the compensation committee determined to revise our PSU program effective with the fiscal 2024 grants made in November 2023, to include, as 50% of the PSUs to be granted, PSUs that are earned based on our relative TSR performance compared to the TSR performance of the S&P 500 Index over a three-year performance period. Payout can range from 45% to 200% of target PSUs granted, with threshold relative TSR performance at the 30th percentile resulting in a 45% payout, target relative TSR performance at 60th percentile resulting in 100% payout, and relative performance at 95th percentile or better resulting in 200% payout; provided, however, that if our absolute TSR is negative, then payout of Relative TSR PSUs cannot exceed 100% regardless of relative percentile performance. No payout is earned for below threshold performance. Shares earned between threshold and maximum achievement levels are based on linear interpolation. A 30 trading-day average price is used to measure performance at the end of the period. There is no banking feature with the Relative TSR PSUs.

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Our executives’ PSU grants are aligned with the interests of our stockholders. The Absolute TSR PSUs granted in November 2020 (fiscal year 2021), other than the 25% previously earned and banked Absolute TSR PSUs which were paid in November 2023, did not achieve the required goals for an accelerated three-year payout at the end of fiscal 2024 and will only be earned in November 2024 subject to satisfaction of the four-year goals. The banked 25% of target fiscal 2021 Absolute TSR PSUs were based on performance for the fiscal quarter ended September 30, 2021, when the TSR exceeded 33%. The limited pay-for-performance outcome after year three aligns pay delivery with performance, with no discretionary adjustments by the committee. Our named executive officers earned shares from the fiscal 2021 Absolute TSR PSU grants as shown in the table below.

Named Executive Officer	Target Number of Shares at Grant	Banked Number of Shares Distributed
Michael Farrell	17,875	4,469
Bobby Ghoshal	2,786	697
Justin Leong	2,554	638
Michael Rider(a)	0	0
Brett Sandercock	4,643	1,161
(a)Mr. Rider was not granted PSUs prior to his promotion on July 1, 2023.
Based on our stock price on the June 30, 2024 of $191.42, and our stock price on the record date of $247.15, apart from the Absolute TSR PSUs granted in November 2023, there has been insufficient growth since the grant date such that no payouts would occur. The portion of the PSUs that were granted in fiscal 2024 based on absolute TSR performance would result in a payout, and 25% of such fiscal 2024 Absolute TSR PSUs were earned and banked as of the quarter ending June 30, 2024 and are subject to vesting until the end of the three-year performance period for banking. While the information presented is based on fiscal year-end stock price value, in accordance with SEC rules, performance periods end, and thus the applicable stock price for determining PSUs earned, is three to four years, if applicable, following the November grant date of the PSUs. These potential no-payout results under our Absolute TSR PSUs granted in fiscal 2021, 2022 and 2023, as well as the potential payout of the fiscal 2024 grants given the stock price recovery, further illustrate our focus on tying at-risk pay to performance and alignment with stockholder interests and our stock price performance.

Fiscal Year	PSU Grant Date	Starting Price	TSR	25% of Absolute TSR PSUs Earned and Banked	Percent of Target Payout Based on (June 28, 2024) Stock Price of $191.42
2021	November 19, 2020	$211.76	Absolute	Distributed November 2023	0%
2022	November 18, 2021	$263.16	Absolute	No	0%
2023	November 16, 2022	$224.58	Absolute	No	0%
2024	November 16, 2023	$148.90	Absolute	Earned June 2024 subject to vesting	87%
2024	November 16, 2023	$148.90	Relative	Not applicable	189%
Terms of Restricted Stock Units and Stock Options
For fiscal year 2024, we continued our policy of allowing our named executive officers the choice of whether to receive all options, all performance-based RSUs, or a 50:50 split of the two award types for the 50% of their award that is not granted in PSUs. That choice is made well in advance of the grant date.
Restricted stock units. Our RSUs are subject to performance conditions to vesting based on meeting threshold levels of profitability measured by our actual adjusted earnings compared to board approved targeted levels of earnings for each of the three performance periods: (1) third fiscal quarter; (2) fourth fiscal quarter; and (3) the third and fourth fiscal quarters combined. One half of the RSUs granted may be earned based on the earnings for each of the third and fourth fiscal quarters. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period are earned.

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Once earned, the RSUs are subject to time-based vesting in one-third annual increments from the date of the grant, based on continued service with us, which facilitates retention. We do not pay dividends or dividend equivalents on any of our unvested equity awards including RSUs.
In August 2024, the committee determined that the performance condition for the November 2023 RSU grants to executive officers had been met, and 100% of the RSUs granted were earned, as shown in the table below. The earned RSUs remain subject to one-third annual vesting increments from the date of grant, based on continued service.

Performance Component	Threshold	Approximate Actual Performance	Percentage Earned of RSU Award for the Metric
Fiscal year 2024 third quarter adjusted earnings	$173,806,482	$378,193,258	50%
Fiscal year 2024 fourth quarter adjusted earnings	$181,390,144	$384,752,507	50%
2024 third and fourth quarter adjusted earnings	$355,196,625	$762,945,765	100%
Stock options. The 2009 Amended and Restated Plan requires that the exercise price of options equal the fair market value on the grant date, as measured by the closing price of our common stock on the NYSE on that date. Stock options granted to named executive officers and certain other senior executives during the November annual grant process become exercisable one-third per year on November 11 of each year after the grant date, subject to the executive’s continued service with us, and have a seven-year term unless the executive’s employment with us ends.
The committee considers stock options performance-based compensation. The ultimate economic value received by an option recipient depends on our future stock price performance, and could be zero, if the stock price does not increase above the strike price. These features of stock options align our executives’ interests with stockholders’ interests.
Perquisites and Other Benefits
During fiscal year 2024, after review by the committee, we continued the limited benefits described below to our named executive officers. The incremental cost to us for these benefits is described in the summary compensation table.
•We provided comprehensive medical examinations to promote personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity, and longevity, and is consistent with ResMed’s mission as a health and wellness solutions innovator.
•We also provided paid time-off, medical plans, dental plans, vision plans, tax-qualified defined contribution retirement plans (including matching contributions and government-mandated contributions). Named executive officers are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations. We provide our named executive officers with supplemental life and disability insurance benefits not generally available to employees outside of the U.S., although the disability insurance is generally available on the same terms to all U.S. employees.
•We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes but is available for personal use by our chief executive officer, and our non-officer chairman emeritus. Personal use by other named executive officers is on an exception basis and requires our chief executive officer’s approval. The aggregate incremental cost to us for any personal use is reviewed at least annually by the compensation committee, and during fiscal year 2024, the committee used a guideline of $200,000 for the maximum value of an individual’s annual personal use.
Aircraft use by an employee, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the employee, based on the IRS standard industry fare level. We do not reimburse for taxes on the imputed income.
We believe that these policies are appropriate to provide increased productivity and security, as well as a comprehensive and competitive compensation package for our chief executive officer.
•We typically provide benefits in connection with sales incentive award travel programs, including travel, hotel, meals, entertainment, and other expenses of the executive officer and the officer’s spouse or guest. Our policy reflects the committee’s belief that our named executive officers’ attendance at these programs is a part of their general business duties and not a perquisite. The programs are primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in these programs enhances the overall sales incentive programs and requires their attendance, to the

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extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the programs, including a tax gross-up. The tax gross-up is provided to all participants so that they are not discouraged from participating in the program due to tax expenses that would otherwise be a personal expense.
•We have provided certain of our named executive officers with relocation benefits in connection with their relocation for company purposes, consistent with our mobility policy.
Other Compensation Policies and Practices
Equity Ownership and Retention Guidelines
We have rigorous equity share ownership guidelines for our executive officers to improve long-term alignment of stockholder and management interests. Our guidelines require our chief executive officer to achieve stock ownership levels in ResMed common stock of at least six times his annual base salary, while all other named executive officers are required to own at least three times their respective annual salaries. All guidelines must be met within five years after appointment or promotion. In calculating stock ownership, we exclude the value of restricted stock units or performance stock units subject to unmet performance criteria and stock options, while we include restricted stock units subject to time-based vesting conditions. Any time these guidelines are not met (whether during the initial five-year period or after they have previously been met), then on vesting of RSUs or option exercise, the officer must retain shares equal to 50% of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met.
As of our June 30, 2024, fiscal year-end measurement date, each of our named executive officers (other than Mr. Rider who became subject to the guidelines on July 1, 2023) are in compliance with our ownership guidelines. As of the record date, Mr. Rider is also in compliance.
Change of Control, Termination, and Retirement Arrangements
Our named executive officers have limited contractual rights to receive severance payments if employment is terminated, as described below.
Change of Control Agreements
We have change of control agreements with each of our named executive officers and certain other members of our senior management team.
The change of control agreements we have with our executive officers provide for double-trigger accelerated vesting for stock options and restricted stock units on a change of control, while performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. These agreements also provide for double-trigger severance payments with a multiplier (based on position, which for our chief executive officer is two times, and for other named executive officers is one and one-half times) of salary, short-term incentive, and other benefits, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control.
In August 2024, after review and consultation regarding market practices, the committee eliminated the payment of company contributions to retirement plans, unless required under local law, for a qualifying termination in connection with a change in control. Our agreements do not contain excise tax gross-up benefits, reflecting the committee’s view of best practice, and in response to views expressed by our stockholders. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control of our company would be subject to the excise tax under Section 280G of the US Internal Revenue Code if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction. The agreements do provide a limited additional lump sum gross-up payment amount to offset any tax obligations attributable to the medical and dental health benefits in the event of a qualifying termination in connection with a change of control. A description of the material terms of our change of control agreements can be found in “Potential payments on termination or change of control.”

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The committee believes that these agreements are needed to attract and retain senior level candidates considering the relatively specialized nature of our offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve us.
Equity Award Agreement Terms
All currently unvested RSUs and stock options held by the named executive officers will only accelerate vesting on a double-trigger basis, that is, if the executive officer's employment is terminated under specified circumstances within six months before or one year after a change of control.
Deferred Compensation Plan
We maintain the ResMed Inc. Deferred Compensation Plan, under which eligible US employees (including executive officers) selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, short-term incentive, commissions, and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation to make payments to the participant in the future. Amounts deferred under the plan are credited to accounts maintained under the plan for each participant and are credited with earnings, gains, or losses based on investment options chosen by the participant.
The committee believes that the deferred compensation plan represents an additional retention tool for executive management, as well as an attractive vehicle in recruiting talent to our executive team.
Clawback Policy
We recently updated our compensation recovery policy, which provides for the recovery of incentive compensation from our executive officers consistent with NYSE rules. In addition to the requirements of these rules, our updated policy includes stock options and other forms of time-based compensation as incentive compensation that is subject to recovery, or that may be used as a means of satisfying recovery obligations. Our updated compensation recovery policy replaced our 2017 compensation recovery policy, effective as of October 2, 2023.
Hedging and Pledging Policy
We have a policy prohibiting our officers and directors from hedging or pledging their ResMed stock. See “Pledging and hedging company stock prohibited,” above.
Compensation Committee Report
The compensation committee has reviewed and discussed the compensation discussion and analysis with management, and based on the review and discussions, the compensation committee has recommended to our board that the compensation discussion and analysis be included in our 2024 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2024 annual meeting of stockholders.
Compensation Committee
Karen Drexler, Chair
Harjit Gill
Richard Sulpizio
Desney Tan

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Executive Compensation Tables
Summary Compensation Table
The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2024, 2023, and 2022, if they were a named executive officer during that year. We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate for the relevant fiscal years.

Name and Principal Position	Year	Salary(a)		Stock Awards(c)	Option Awards(d)	Non-Equity Incentive Plan Compensation(e)	All Other Compensation(f)	Total
Michael Farrell	2024	$1,168,987		$8,400,057	$2,800,025	$1,613,032	$138,728	$14,120,829
Chief executive officer	2023	$1,128,211		$8,249,986	$2,749,989	$1,510,264	$230,191	$13,868,641
	2022	$1,080,608		$9,000,005	$0	$1,349,578	$229,024	$11,659,215
Bobby Ghoshal	2024	$631,577		$2,299,905	$0	$558,618	$40,770	$3,530,870
Chief commercial officer, SaaS	2023	$600,000		$1,650,047	$550,013	$475,780	$33,680	$3,309,520
	2022	$568,725		$1,750,150	$0	$512,398	$28,790	$2,860,063
Justin Leong(g)	2024	$586,305	(b)	$2,399,823	$0	$497,856	$113,256	$3,597,240
Chief product officer
Michael Rider(h)	2024	$489,575		$1,300,072	$0	$311,789	$52,957	$2,154,393
Global general counsel and secretary
Brett Sandercock	2024	$471,039	(b)	$2,299,905	$0	$399,979	$62,642	$3,233,565
Chief financial officer	2023	$467,002		$2,200,049	$0	$384,705	$57,934	$3,109,690
	2022	$472,225		$1,999,936	$0	$362,932	$56,238	$2,891,331
(a)Includes salary deferred under defined contribution retirement plans such as our US 401(k) plan, US deferred compensation plan, and Australia superannuation plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year. The table shows actual amounts paid in each fiscal year, which run from July 1 to June 30. Annual salary adjustments, when made for a fiscal year, are effective December 1 during that fiscal year.
(b)We pay Mr. Leong's and Mr. Sandercock’s base salary in Australian dollars. It is reported here in US dollars based on the fiscal year average annual exchange rates. The average annual exchange rate for fiscal year 2024 was approximately AUD:USD of 1 to 0.6556. Earlier years are reported using the rates disclosed in prior years’ proxy statements.
(c)Stock awards include RSUs and PSUs issued under our 2009 Amended and Restated Plan, and are shown at the grant date fair value, as computed under FASB ASC Topic 718. See the footnotes to the “Grants of plan-based awards” table for further information on the valuation of stock awards. Since the PSUs are earned based solely on our absolute and relative TSR, they do not have performance conditions as defined under ASC 718, and so there are not maximum grant date fair values based on performance conditions that differ from the grant date fair values shown. The RSU maximum grant date value is equal to the target value, which is reflected in the table, because the target value is the maximum amount that can be earned from maximum performance under the RSU performance conditions.
(d)Option awards represent stock options issued under our 2009 Amended and Restated Plan, valued at the grant date computed under FASB ASC Topic 718, as described in more detail in the footnotes to the “Grants of plan-based awards” table.
(e)Represents actual payouts under our performance-based cash short-term incentive plan.

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(f)The amounts shown consist of our incremental cost for certain specified perquisites for our named executive officers, as follows:

Named Executive Officer	Medical Exams	Personal Use of Company Aircraft(i)	Sales Incentive Award(ii)	Sales Incentive Award tax Gross-Up(ii)	Company Contribution to 401(k) and Non-US Retirement(iii)	Insurance Premiums(iv)	Relocation Expense(v)
Michael Farrell	$0	$79,012	$11,778	$2,774	$13,800	$31,364
Bobby Ghoshal	$0	$0	$6,693	$0	$2,068	$32,009
Justin Leong	$0	$0	$13,732	$4,235	$64,501	$3,971	$26,817
Michael Rider	$0	$0	$12,955	$2,774	$6,420	$30,808
Brett Sandercock	$829	$0	$0	$0	$51,815	$9,998
(i)The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was scheduled to the destination for a business purpose, except to the extent spouses accompany the executive. Since our aircraft is primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.
(ii)We provided certain named executive officers with benefits in connection with a sales incentive award travel program which is available to sales, marketing, and other non-executive employees. Amounts represent the cost of participation by executive officers in that program. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses of the executive officer and the officer’s spouse or guest. The cost shown as gross-up represents the amounts we reimburse the officer for the tax associated with portion of the program cost imputed as income to the officer in connection with the program. Attendance is part of our officers' management duty and enhances the effectiveness of the sales incentive program.
(iii)We contribute to the US 401(k) plan for each of our participating named executive officers on the same terms that apply to all other eligible employees. For fiscal year 2024, we made a discretionary matching contribution to the 401(k) plan in an amount up to 4% of eligible participants’ base salary, normal short-term incentive payments and commissions subject to US Internal Revenue Code limits on the maximum amount of eligible compensation. We also contributed to the ResMed Limited superannuation plan in Australia at the government-mandated rate of 11%, based on total base salary, on the same terms that apply to all other eligible employees.
(iv)We pay the cost of a long-term disability and life insurance policies that provide benefits for US-based employees (including US-based named executive officers) not generally available to employees outside of the US. Amounts shown represent insurance premiums paid for the fiscal year.
(v)These relocation compensation amounts represent $25,777 in tax consulting fees, and $1,040 in relocation fees that we paid in connection with Mr. Leong's residual mobility expenses after his December 2023 repatriation back to Australia from his assignment in Singapore in connection with his promotion.
(g)Mr. Leong became an executive officer effective as of November 9, 2023. Represents compensation for the full 2024 fiscal year.
(h)Mr. Rider became an executive officer effective as of commencement of the fiscal year on July 1, 2023.

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Grants of Plan-Based Awards
The following table summarizes all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2024. In the table, PSU refers to our long-term performance-based stock units (with PSUaTSR, referring to our Absolute PSUs tied to our absolute TSR performance, and with PSUrTSR referring to our Relative PSUs tied to our relative TSR PSU performance compared to the TSR performance of the S&P 500 Index), RSU refers to performance-based restricted stock units, and STI refers to performance-based short-term cash incentives.

Named Executive Officer	Grant Date	Grant Type	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)(c)(d)			All Other Option Awards: Number of Securities Underlying Options(b)(e)	Exercise Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards(f)(g)
			Threshold	Target	Max	Threshold	Target	Max
Michael Farrell	11/16/2023	PSUaTSR				8,196	16,392	32,784			$2,800,081
	11/16/2023	PSUrTSR				7,611	16,913	33,826			$2,799,947
	11/16/2023	RSU				9,636	19,272	19,272			$2,800,029
	11/16/2023	Options							55,468	$148.90	$2,800,025
		STI	$759,842	$1,519,684	$3,039,368
Bobby Ghoshal	11/16/2023	PSUaTSR				1,683	3,366	6,732			$574,980
	11/16/2023	PSUrTSR				1,563	3,473	6,946			$574,955
	11/16/2023	RSU				3,958	7,915	7,915			$1,149,970
		STI	$252,631	$505,262	$1,010,524
Justin Leong	11/16/2023	PSUaTSR				1,756	3,512	7,024			$599,920
	11/16/2023	PSUrTSR				1,631	3,624	7,248			$599,953
	11/16/2023	RSU				4,130	8,259	8,259			$1,199,950
		STI	$234,522	$469,044	$938,088
Michael Rider	11/16/2023	PSUaTSR				952	1,903	3,806			$325,070
	11/16/2023	PSUrTSR				883	1,963	3,926			$324,975
	11/16/2023	RSU				2,237	4,474	4,474			$650,027
		STI	$146,873	$293,745	$587,490
Brett Sandercock	11/16/2023	PSUaTSR				1,683	3,366	6,732			$574,980
	11/16/2023	PSUrTSR				1,563	3,473	6,946			$574,955
	11/16/2023	RSU				3,958	7,915	7,915			$1,149,970
		STI	$188,416	$376,832	$753,663
(a)Represents potential payouts under our annual performance-based short-term cash incentive plan for fiscal year 2024. Threshold amounts shown are 50% of incentive opportunity, target amounts are 100% of the incentive opportunity, and maximum amounts are 200% of incentive opportunity. No amounts are earned for below threshold performance. Short-term incentive amounts actually earned for fiscal year 2024 are reflected in the Summary Compensation Table under the column entitled “Non-equity incentive plan compensation.”
(b)Our named executive officers received half the value of their annual equity award as PSUs and may choose to receive the remaining half value of their annual equity award as 100% performance-based RSUs, 100% options, or 50% of each; with the final number of RSUs or options based on their value determined under FASB ASC Topic 718.
(c)RSU awards granted in fiscal year 2024 are earned based on performance targets for the third and fourth fiscal quarters of fiscal year 2024. Threshold amounts shown are 50% of the RSUs granted, assuming that only one of the 2024 third quarter or fourth quarter operating profit target is achieved. The target and maximum amounts shown are 100% of the RSUs granted assuming that both the third quarter and fourth quarter targets or the aggregate third and fourth quarter targets are achieved. Based on actual fiscal year 2024 performance, 100% of the units were earned. The earned units will vest annually over three years following the date of grant, subject to the executive's continued service.
(d)Two types of PSUs were granted in fiscal year 2024; 1) PSUaTSR are earned based on our absolute TSR performance over a four- year period starting on the November grant date (with an opportunity for an early earnout after three years), with threshold amounts equal to 50% of the PSUs granted, target amounts equal to 100% of the PSUs granted, and maximum amounts equal to 200% of the PSUs granted, and no PSUs may be earned for performance below threshold performance; and 2) PSUrTSR are earned based on the relative TSR of the S&P 500 index over a three-year period starting on the November grant date, in amounts ranging from 45% - 200% of target amount granted, with threshold performance earning 45% of the PSUs granted, target performance earning 100% of the PSUs granted, and maximum performance earning 200% of the PSUs granted, with no payout for below threshold performance and linear interpolation between these goals.

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(e)Stock options granted in fiscal year 2024 have an exercise price equal to the NYSE closing price of our common stock on the grant date; one-third are exercisable on November 11th of each of the three years following the grant date, subject to the executive's continued service. The stock options have a seven-year term.
(f)The dollar value of options represents the grant date fair value based on the Black-Scholes model of option valuation, computed in accordance with FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value the Black-Scholes model estimates. The Black-Scholes model is based on an exercise price of $148.90, reflecting the closing price on the date of grant, and the remaining assumptions shown in footnote 10 “Stockholders Equity” to our financial statements contained in our Form 10-K for the fiscal year ended June 30, 2024, resulting in a grant date fair value per option share of $50.48.
(g)The dollar value of RSUs represents the grant date fair value computed under FASB ASC Topic 718, based on the probable outcome of the performance conditions, the closing share price of $148.90 for RSUs granted on November 16, 2023 less the present value of lost dividends of $3.61, resulting in a grant date fair value per share of $145.29. The probable outcome of the performance condition was 100% of target amount and the maximum payout is equal to the target payout.
(h)The dollar value for PSUs represents the grant date fair value computed under FASB ASC Topic 718, determined as of the grant date using the Monte-Carlo simulation method, which uses multiple input variables to estimate the probability of meeting the TSR objectives, which is a market condition under FASB ASC Topic 718. For PSUs based on absolute TSR granted on November 16, 2023, assumes $148.90 share price on the date of grant and estimated Monte Carlo valuation of 114.72% ($170.82 per target PSU), rounded to the nearest share. For PSUs based on relative TSR granted on the same date, the estimated Monte Carlo valuation was 111.18% ($165.55 per target PSU). Refer to the table below for the assumptions used for these Monte Carlo valuations.

Assumptions as of November 16, 2023 Grant Date	Absolute TSR	Relative TSR
Market price of stock	$148.90	$148.90
Simulation term	4 years	3 years
Expected stock volatility	36.16%	ResMed 30.73% / Peer avg. 31.01%
Risk-free interest rate	4.46%	4.54%
Expected stock volatility	36.16%	ResMed .5030 / Peer avg. .5385
Risk-free interest rate	1.29%	1.29%

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Outstanding Equity Awards at Fiscal Year-End
The following table summarizes outstanding equity awards held by our named executive officers at June 30, 2024.

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(b)	Market Value of Shares or Units of Stock That Have Not Vested(c)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested(c)
Michael		55,468	$148.90	11/16/2030	14,057	$2,690,791	19,272	(d)	$3,689,046
Farrell	12,189	24,380	$224.58	11/16/2029			33,826	(e)	$6,474,973
	59,894		$146.34	11/21/2026			16,392	(f)	$3,137,757
	80,092		$101.64	11/14/2025			11,192	(g)	$2,142,373
	73,415		$84.98	11/16/2024			8,261	(h)	$1,581,321
							6,703	(i)	$1,283,088
Bobby	2,438	4,876	$224.58	11/16/2029	2,780	$532,148	7,915	(d)	$1,515,089
Ghoshal	11,080		$211.76	11/19/2027			6,946	(e)	$1,329,603
	7,778		$146.34	11/21/2026			3,366	(f)	$644,320
	10,297		$101.64	11/14/2025			2,239	(g)	$428,494
	8,963		$95.80	04/02/2025			1,607	(h)	$307,516
							1,045	(i)	$199,938
Justin	3,324	6,649	$224.58	11/16/2029			8,259	(d)	$1,580,938
Leong	5,422	2,712	$263.16	11/18/2028			7,248	(e)	$1,387,412
	4,187		$190.86	07/01/2027			3,512	(f)	$672,267
							1,526	(g)	$292,107
							1,102	(h)	$210,849
							958	(i)	$183,380
Michael					3,319	$635,323	4,474	(d)	$856,413
Rider							3,926	(e)	$751,515
							1,903	(f)	$364,272
Brett	10,883		$101.64	11/14/2025	4,598	$880,149	7,915	(d)	$1,515,089
Sandercock							6,946	(e)	$1,329,603
							3,366	(f)	$644,320
							2,239	(g)	$428,494
							1,836	(h)	$351,351
							1,741	(i)	$333,262
(a)The table below shows the vesting schedule for the listed unexercisable options awards, by their expiration dates. Vesting is subject to continued service with the company through the vesting date.

Expiration Date	Grant Date	Remaining Vesting Schedule
November 16, 2030	November 16, 2023	Three equal installments on November 11 of 2024, 2025 and 2026
November 16, 2029	November 16, 2022	Two equal installments on November 11 of 2024 and 2025
November 18, 2028	November 18, 2021	One installment on November 11 of 2024

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(b)The number of shares or units of stock that have not vested in this column includes outstanding earned but unvested performance- based RSUs. Earned performance-based RSUs were granted in November 2021 (fiscal 2022) and November 2022 (fiscal 2023), and vest in three annual equal increments on November 11 of each year following the grant date. The table below shows the vesting schedules for these remaining earned performance-based RSUs, and time-based vesting RSUs granted to Mr. Rider prior to his promotion. Vesting is subject to continued service with the company through the vest date.

Named Executive Officer	RSUs Vesting During Fiscal Year 2025	RSUs Vesting During Fiscal Year 2026	RSUs Vesting During Fiscal Year 2027
Michael Farrell	9,913	4,144
Bobby Ghoshal	1,951	829
Justin Leong
Michael Rider	1,624	1,355	340
Brett Sandercock	2,940	1,658
(c)The market value is calculated by multiplying the number of RSUs and PSUs by the closing price of our common stock ($191.42) on the NYSE at June 28, 2024, the last business day of fiscal year 2024.
(d)Represents performance-based RSUs that were granted to our executive officers in November 2023 under our 2009 Amended and Restated Plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2024. On June 30, 2024, these shares were unearned because the committee had not yet determined whether any target had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs granted, based on the assumption that the targets would be achieved. In fact, the committee determined in August 2024 that the targets were achieved and the RSUs were earned. The earned RSUs are subject to vesting over three years following the November 16, 2023 date of grant based on continuous service with the company through the vest date. Because the information in this table is reported as of June 30, 2024, these shares are shown as unearned in the table.
(e)Represents fiscal year 2024 unearned PSUs based on relative TSR granted in November 2023, that are eligible to be earned and vest for the three-year performance period ending November 15, 2026. In accordance with SEC rules, PSUs granted November 2023 are shown at 200% of the target PSUs granted, representing the number of PSUs that would be earned at maximum performance as our relative TSR performance over the interim performance period from November 2023 through June 30, 2024 was between target and maximum goal.
(f)Represents fiscal year 2024 unearned PSUs based on absolute TSR granted in November 2023, that are eligible to be earned and vest for the four-year performance period ending November 15, 2027, subject to possible acceleration to a three-year performance period, depending on our absolute TSR performance for the performance period. In accordance with SEC rules, PSUs granted November 2023 are shown at 100% of the target PSUs granted, representing the number of PSUs that would be earned at target performance as our absolute TSR performance over the interim performance period from November 2023 through June 30, 2024 was between threshold and target. The committee certified in August 2024 that 25% percent of these PSUs were earned and banked and are not subject to vesting through the end of the three-year performance period for banked absolute TSR PSUs.
(g)Represents fiscal year 2023 unearned PSUs based on absolute TSR granted in November 2022, that are eligible to be earned and vest for the four-year performance period ending November 15, 2026, subject to possible acceleration to a three-year performance period, depending on our absolute TSR performance for the performance period. In accordance with SEC rules, PSUs granted November 2022 are shown at 50% of the target PSUs granted, representing the number of PSUs that would be earned at threshold performance as our absolute TSR performance over the interim performance period from November 2022 through June 30, 2024 was below threshold goal.
(h)Represents fiscal year 2022 unearned PSUs based on absolute TSR granted in November 2021 that are eligible to be earned and vest for the four-year performance period ending November 17, 2025, subject to possible acceleration to a three-year performance period, depending on our absolute TSR performance for the performance period. In accordance with SEC rules, PSUs granted November 2021 are shown at 50% of the target PSUs granted, representing the number of PSUs that would be earned at threshold performance, as our absolute TSR performance over the interim performance period from November 2021 through June 30, 2024 was below threshold goal.
(i)Represents fiscal year 2021 unearned PSUs based on absolute TSR granted in November 2020 that are eligible to be earned and vest for the four-year performance period ending November 18, 2024. In accordance with SEC rules, PSUs granted November 2020 are listed at 50% of the target PSUs granted (less the 25% of target PSUs that were previously banked and paid in November 2023), representing the number of PSUs that would be earned at threshold performance, as our absolute TSR performance over the interim performance period from November 2020 through June 30, 2024 was below threshold goal.

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Option Exercises and Stock Vested
The following table summarizes the shares acquired by each of our named executive officers during the fiscal year ended June 30, 2024, by exercising options or by the vesting of RSUs or PSUs.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise(a)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(b)
Michael Farrell	61,206	$7,255,037	20,522	$2,970,824
Bobby Ghoshal	0	$0	2,647	$383,831
Justin Leong	0	$0	1,515	$220,961
Mike Rider	0	$0	2,019	$336,913
Brett Sandercock	12,000	$1,316,760	5,695	$824,002
(a)Represents the aggregate of the market price at exercise, less the exercise price, for each share exercised.
(b)Represents the value deemed realized based on the closing price of our common stock on the date of vesting multiplied by the number of shares vested.
Nonqualified Deferred Compensation
We maintain a deferred compensation plan which allows participants to defer receiving some of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding our named executive officers’ contributions to, and account balances under, our deferred compensation plan for and as of the fiscal year ended June 30, 2024.

Named Executive Officer	Executive Contributions in Fiscal Year 2024(a)	Registrant Contributions in Fiscal Year 2024(b)	Aggregate Earnings in Fiscal Year 2024(c)	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Fiscal Year 2024(d)
Michael Farrell	$0	$0	$0	$0	$0
Bobby Ghoshal	$369,996	$0	$341,567	$0	$2,667,079
Justin Leong	$0	$0	$0	$0	$0
Michael Rider	$233,842	$0	$135,560	$0	$1,584,431
Brett Sandercock	$0	$0	$0	$0	$0
(a)Represents amounts that the named executive officers elected to defer in fiscal 2024. These amounts represent compensation earned by the named executive officers in fiscal 2024, and are also reported in the “Salary” or “Non-equity incentive plan compensation” columns in the “Summary Compensation Table” above.
(b)Represents amounts credited in fiscal 2024 as company contributions, if any, to the accounts of the named executive officer. Any amounts would be also reported in the “Summary Compensation Table” above under the “All Other Compensation” column.
(c) Represents net amounts credited to the named executive officers’ accounts as a result of performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”
(d)Aggregate balance as of June 30, 2024 includes all contributions from earned income through fiscal 2024 and investment income reported by June 30, 2024. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the “Summary Compensation Table” for fiscal years 2024, 2023, and 2022. ($881,503 for Mr. Ghoshal, and $175,878 for fiscal year 2024 for Mr. Rider).

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General
We designed our deferred compensation plan to attract and retain key employees by providing participants an opportunity to defer receipt of a portion of their salary, short-term incentive cash payments, and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.
Contributions
Participants may elect to defer up to 75% of each of base salary, short-term incentive cash payments, and commissions for the plan year. Although the plan permits us to make discretionary contributions from time to time, during fiscal 2024, we did not make any discretionary contributions.
Distributions
Participants may elect to take distributions on: (1) participant’s separation from service with us; (2) a specified date; (3) participant’s permanent disability; (4) participant’s death; (5) change of control of ResMed; or (6) unforeseeable emergency. Participants will receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding other elections, all distributions due to death or permanent disability will be payable in a single lump sum. In fiscal 2024, to maintain the ongoing flexibility of our deferred compensation plan, our compensation committee approved the addition of two additional in-service accounts and an additional separation of service account, which permits long term participants additional flexibility for payment of deferred compensation.
Vesting
Participants are always 100% vested in amounts they defer. Participants are vested in discretionary contributions according to vesting schedules established by the plan’s administrative committee; however, discretionary contributions will become 100% vested on the earliest to occur of: (1) the participant’s death; (2) the participant’s permanent disability; or (3) a change of control of ResMed.
Investment options
Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts may be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2024 are in the table below:

Name of Investment Option	Rate of Return Through June 30, 2024
Vanguard VIF Total Bond Mkt Index	2.59%
MFS VIT Total Return Bond	4.32%
DFA VIT Inflation-Protection Securities Instl	2.89%
MFS VIT Value Svc	12.74%
Fidelity VIP Index 500 Initial	24.44%
American Funds IS Growth 2	28.73%
American Century VP Mid Cap Value I	4.25%
Vanguard VIF Mid-Cap Index	11.69%
Empower T. Rowe Price Mid Cap Growth	9.79%
Macquarie VIP Small Cap Value Series Svc (a)	10.67%
Empower S&P Small Cap 600 Index Inv	7.81%

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Name of Investment Option	Rate of Return Through June 30, 2024
Vanguard VIF Small Company Growth Inv	7.12%
Vanguard VIF Total Intl Stk Mkt Index	11.00%
MFS VIT II International Intrs Value Init	11.64%
Vanguard VIF International	8.85%
Potential Payments on Termination or Change of Control
Change of Control Agreements
We have maintained agreements with each of our named executive officers and certain other members of senior management (a total of 15 currently employed persons as of September 24, 2024), that provide certain change of control payments and benefits. The term of each agreement is for three years commencing March 1, 2022, with automatic three-year renewal terms. In accordance with best practices regarding acceleration of equity in connection with a change of control, these agreements generally provide for double-trigger acceleration of time-vested equity, while performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control.
If at any time during the period that starts six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain compensation and benefits from us. The conditions that entitle an executive to additional compensation (a “qualifying termination”) are:
•the executive voluntarily terminates employment for “good reason” (as defined in the agreement and summarized below); or
•we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); or
•we terminate the executive’s employment other than for “cause” before the change of control, and the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.
In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:
•the pro rata portion of short-term incentive amounts earned through the date of termination;
•a severance payment equal to two times (in the case of our chief executive officer), or one and one- half times (in the cases of the other named executive officers), the sum of the executive’s:
•highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus
•the higher of (1) the highest actual short-term incentive amounts received by the executive during the past three years before the year of termination; or (2) a specified percentage of the termination base salary (130% in the case of our chief executive officer, and from 60% to 80% in the case of our other named executive officers); plus
•the annual amount we would be required to contribute on the executive’s behalf under any pension, 401(k), deferred compensation, and other retirement plans based on the executive’s termination base salary. The compensation committee eliminated this contribution benefit in August 2024, unless the contribution is otherwise required by local law.
•the executive will become fully vested in accrued benefits under all pension, 401(k), deferred compensation, and any other retirement plans maintained by us;
•all of the executive’s unvested stock options, and shares of restricted stock, RSUs, and performance units will vest in full, except that performance units are earned based on actual TSR and relative TSR performance employing a truncated performance period (through the date of the termination), and for the Absolute TSR PSUs compared to adjusted goals based on the required compound annualized growth rates that reflect the truncated period as of the termination date;
•we will provide payment for medical and dental health benefit premiums for two years (for our chief executive officer) or one and one-half years (for the other named executive officers, other than for Messrs. Leong and Sandercock who are provided these benefits through the government programs of Australia) following the termination date, plus an additional lump sum gross-up payment amount to offset any tax obligations attributable to the medical and dental health benefits; and

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•the agreement has a “best pay” provision, so that severance payments will be reduced to the extent necessary so that no portion of any payments payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue Code, if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.
All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.
Throughout the change of control payout period (two years for our chief executive officer, and one and one-half years for the other named executive officers), the executive will be obligated not to induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us, or meaningfully support any person, business, entity or activity or initiate or further that competing business or activity. The restriction on post-termination employment will not apply to executives residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us.
The agreements’ initial terms expire on the effective date’s third anniversary. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods. All our currently-employed named executive officers’ agreements expire March 1, 2025, except for Mr. Rider, whose agreement expires July 1, 2026. All executive officers' agreements are subject to auto-renewal.
“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of the executive’s business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation, or a violation of any corporate policy relating to harassment, discrimination, or sexual misconduct; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.
A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who currently constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (1) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (2) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (3) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.
“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities, authority, or reporting relationship that are materially diminished when compared to the executive’s duties, responsibilities, authority, or reporting relationship immediately before the change of control (including no longer reporting to the chief executive officer or board of the parent company), except in connection with the termination of the executive’s employment for cause, death or disability, or by the executive other than for good reason; (b) a material reduction in the executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to the executive under benefit plans and arrangements in which the executive is participating at the time of the change of control, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to the plan or arrangement; (d) any failure to continue in effect, or any material reduction in target short-term incentive opportunity or any material increase in target performance objectives under, any short-term incentive or incentive plan or arrangement in which the executive is participating at the time of the change of control, which results in a material negative change in the executive’s short-term incentive or incentive compensation, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to such plan or arrangement with a comparable target short-term incentive opportunity and comparable target performance objectives; (e) any material diminution in the budget over which the executive retains authority at the time of the change of control; (f) any action that requires either (i) the executive be based at least 50 miles away from both the executive’s office location and executive’s primary residence; or (ii) a change in the company's remote work policies that substantially restricts the executive’s ability to perform their duties and responsibilities remotely; (g) any failure to obtain the assumption of the change of control agreement by any successor or assign of ResMed; or (h) any other action or inaction by ResMed that constitutes a material breach of the change of control agreement under which the executive provides services at the time of the change of control.

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Equity Award Terms – Options and RSUs
Our stock option and RSU grant agreements provide accelerated vesting only on termination due to death or permanent disability, or on a termination in connection with a change of control and qualifying under the double-trigger benefits described in the section “Change of control agreements” above.
On a qualifying retirement, RSU grants and option awards will vest pro-rata, based on the number of days employed during the vesting period, and vested options granted in fiscal year 2018 and later may be exercised until the earlier of (1) 36 months after retirement or (2) the original grant term. For these purposes, a “qualifying retirement” occurs when an employee terminates service after (a) sixty years of age and (b) completion of five years of continuous service with us.
For grants made in fiscal year 2017 and earlier, our forms of option agreement did not extend the exercise period after a qualifying retirement. These existing grant agreements have not been modified, and these legacy option grant agreements will continue to apply until the covered awards have been exercised.
Equity Award Terms – Long-Term PSUs
Our form of PSU agreement provides that in the event of a change of control, death, permanent disability, an involuntary termination without cause, voluntary termination for good reason, or a qualifying retirement, the following terms and number of units earned in these situations are calculated as follows:
•Change of control: Absolute TSR performance is measured by compound annual growth rate, and relative TSR is measured based on relative performance, through the date of the change of control, compared to pro-rated goals, in the case of the Absolute TSR PSUs, and the original goals, in the case of the Relative TSR PSUs, which determines the number of units earned.
•Death or permanent disability: 100% of target units are earned as of the date of the event.
•Termination by company without cause or by executive for good reason (other than in connection with a change of control) or for qualifying retirement: absolute and relative TSR performance is measured through the date of termination, compared to a prorated performance target that reflect the truncated period, and the number of units so earned are then pro-rated based on the length of executive’s service during the performance period.
•Termination by company for cause or by executive without good reason: all unearned units are forfeited. “Cause” and “good reason” are defined the same as in our change of control agreements described above.
We believe that adjusting pro-rata the target and performance period measurement for PSUs in the absence of a change of control for involuntary terminations without cause, voluntary terminations for good reason, or qualifying retirement, but requiring forfeitures for terminations with cause or resignations without good reason, is an appropriate balance that reflects partial service during the vesting period of the PSUs, while maintaining the performance incentives. We also believe that measuring TSR performance through the date of a change of control, with no proration for the service period, better reflects the performance nature of the incentive, while recognizing that a change of control disrupts the performance metric for future periods.
Estimated Value of Benefits
The following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements, assuming that the triggering event (either a change of control, a qualifying termination in connection with a change of control, death or disability, or a qualifying termination not in connection with a change of control) occurred on June 30, 2024, the last business day of fiscal year 2024. Our closing stock price on the NYSE on June 28, 2024 (the last trading day of fiscal 2024) was $191.42. The table excludes benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our health and other insurance policies available to all employees. It also excludes the value of the named executive officer’s deferred compensation account, which would be payable on termination of employment for any reason. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a triggering event our named executive officers would receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for our Australia-based named executive officer is presented in US dollars based on the exchange rate in effect at the close of business June 28, 2024 of .6433 USD to 1 AUD.

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Named Executive Officer	Triggering Event	Cash Severance(a)	Health and Insurance(b)	Health Tax Gross Up(b)	Retirement Plan Contributions(c)	Value of Option, RSU, and PSU Acceleration(d)	Total Value(e)
Michael Farrell	Change of control	$0	$0	$0	$0	$9,621,356	$9,621,356
	Change of control and qualifying termination	$7,116,500	$58,195	$57,225	$27,600	$9,621,356	$16,880,876
	Disability	$0	$1,315,546	$0	$0	$24,318,701	$25,634,247
	Death	$0	$500,000	$0	$0	$24,318,701	$24,818,701
	Qualifying termination (without change of control)	$0	$0	$0	$0	$1,691,461	$1,691,461
Bobby Ghoshal	Change of control	$0	$0	$0	$0	$2,394,569	$2,394,569
	Change of control and qualifying termination	$2,240,597	$29,097	$28,613	$20,700	$2,394,569	$4,713,576
	Disability	$0	$1,092,706	$0	$0	$5,228,253	$6,320,959
	Death	$0	$500,000	$0	$0	$5,228,253	$5,728,253
	Qualifying termination (without change of control)	$0	$0	$0	$0	$347,333	$347,333
Justin Leong	Change of control	$0	$0	$0	$0	$1,943,362	$1,943,362
	Change of control and qualifying termination	$2,289,403	$5,845	$0	$112,835	$1,943,362	$4,351,444
	Disability	$0	$327,820	$0	$0	$4,196,500	$4,524,320
	Death	$0	$327,820	$0	$0	$4,196,500	$4,524,320
	Qualifying termination (without change of control)	$0	$0	$0	$0	$301,697	$301,697
Michael Rider	Change of control	$0	$0	$0	$0	$1,688,069	$1,688,069
	Change of control and qualifying termination	$1,500,000	$27,897	$27,433	$20,700	$1,688,069	$3,264,099
	Disability	$0	$206,458	$0	$0	$2,231,766	$2,438,224
	Death	$0	$500,000	$0	$0	$2,231,766	$2,731,766
	Qualifying termination (without change of control)	$0	$0	$0	$0	$868,732	$868,732
Brett Sandercock	Change of control	$0	$0	$0	$0	$2,742,571	$2,742,571
	Change of control and qualifying termination	$1,678,791	$14,715	$0	$80,864	$2,742,571	$4,516,941
	Disability	$0	$327,820	$0	$0	$5,930,574	$6,258,394
	Death	$0	$327,820	$0	$0	$5,930,574	$6,258,394
	Qualifying termination (without change of control)	$0	$0	$0	$0	$347,333	$347,333
(a)Represents the dollar value of cash severance for all officers based on (i) the actual cash incentive earned as of June 30, 2024, plus (ii) their applicable multiple times (a) base salary as of June 30, 2024 plus (b) highest short-term cash incentive payout received in the past three years, which occurred in Fiscal 2021, and (c) 401(k) or attenuation plan contributions, as applicable, for one year based on the officer's base salary. For Mr. Leong and Mr. Rider, (b) represents their fiscal 2024 short-term cash incentive which is higher than the highest actual incentive payout received in the past three years as a result of their new position.
(b)For our U.S.-based executives, represents continued medical and dental premiums for the payout period, based on our current costs to provide such coverage. When the triggering event is due to a change of control and qualifying termination, the amount includes a tax

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gross-up. When the triggering event is termination due to disability, the amount also includes the present value of monthly payments of executive disability through age 65 using the long-term applicable federal rate for June 30, 2024. When the triggering event is termination due to death, includes the life insurance proceeds payable upon death. Mr. Sandercock and Mr. Leong, located in Australia, are covered under a separate government sponsored retirement plan for these benefits and do not receive these benefits from the Company under these scenarios.
(c)Represents the dollar value of retirement plan contributions (US 401(k) and Australian superannuation plan), under the formula described above and based on the executive’s termination base salary.
(d)The value of accelerated vesting of equity awards is based on closing price of our common stock on the NYSE on June 28, 2024 of $191.42. Includes banked PSUs earned at target, the vesting of which would be accelerated in connection with the event. For change of control only, and for a change of control with qualifying termination, the value of PSUs reflects the earning of outstanding PSUs based on our TSR performance as of such date as compared to adjusted goals based on the required compound annualized growth rates for Absolute TSR PSUs, and the original relative TSR goals for the Relative TSR PSUs, for the truncated period. The value of PSUs for a qualifying termination (without change of control) and for retirement is also based on TSR performance as of such date as compared to adjusted goals based on the required compound annualized growth rates for Absolute TSR PSUs, and the relative TSR for the Relative TSR PSUs, for the truncated period, but the number of PSUs is pro-rated for time served during the performance period. Based on the closing price of our common stock on June 28, 2024, the PSUs granted in November 2022 and November 2021 would not have any value, and the PSUs granted in November 2020, other than the 25% banked and paid PSUs, would not have any value. The value of PSUs vesting at termination based on death or disability is calculated by the value of target PSUs at June 28, 2024. The value of full accelerated vesting of outstanding performance-based RSUs and options in the event of death, disability or change of control with qualifying termination, and the value of the pro-rated accelerated vesting of earned performance RSUs and options upon retirement, are based on the June 28, 2024 closing price of our common stock on the NYSE, and for the options, the difference between such closing price and the exercise price. For Mr. Rider the amounts shown for a qualifying termination (without change of control) would also be payable upon retirement, who is the only NEO eligible for this retirement benefit.
(e)Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable). There was no reduction in pay as a result of the best pay provisions.
Chief Executive Officer Pay Ratio
We are providing information about the relationship between the annual total compensation of our chief executive officer and an estimate of the median of the annual total compensation of our other employees. This information is required by the US Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules. We have used June 30, 2024, as the date for establishing the employee population used in identifying the median employee and the fiscal year ending on that date as the measurement period. We captured all full-time, part-time and temporary employees as of that date, consisting of
10,169 individuals. We identified a new median employee using total target cash including base salary or wages and target incentive payments, due to turnover. The annual total compensation of the median employee for the fiscal year ending June 30, 2024, was $79,096; and the annual total compensation of our chief executive officer for purposes of determining this pay ratio was $14,120,829. The annual total compensation of the median employee and the annual total compensation of the chief executive officer were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Based on this information, for fiscal year 2024, we estimate the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee was approximately 179 to 1.

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Executive Compensation
Pay versus Performance
In accordance with Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between “compensation actually paid” to our Chief Executive Officer, or Principal Executive Officer (PEO), and our other named executive officers (Non-PEO NEOs) and certain financial performance measures for the fiscal years ended on June 30, 2024, June 30, 2023, June 30, 2022, and June 30, 2021. For further information on ResMed's pay-for-performance philosophy and how executive compensation aligns with Company performance, refer to the above section entitled “Compensation Discussion & Analysis” (“CD&A”).

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for non-PEO NEOs(3)	Average Compensation Actually Paid to non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($M)	Adjusted Net Sales ($M)(6)
					RMD Total Shareholder Return	Dow Jones US Med. Equipment Total Shareholder Return(5)
2024	$14,120,829	$10,329,790	$3,129,017	$2,578,989	$99.70	$131.90	$1,021.0	$4,720.2
2023	$13,868,641	$16,867,038	$4,147,542	$4,909,275	$113.80	$129.79	$897.6	$4,163.2
2022	$11,659,215	$4,374,620	$3,625,326	$-55,486	$109.18	$114.04	$779.4	$3,616.1
2021	$10,389,326	$32,799,199	$4,165,235	$12,203,786	$128.40	$135.10	$474.5	$3,174.3
(1)ResMed had one Principal Executive Officer or “PEO”, Mr. Michael Farrell, during fiscal years 2024, 2023, 2022, and 2021.
(2)SEC rules require certain adjustments be made to the “Total” column as reported in the Summary Compensation Table to determine “Compensation Actually Paid” as reported in the Pay versus Performance Table (“PVP Table”). “Compensation Actually Paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. The equity values are calculated in accordance with ASC Topic 718, with dividends being reflected in the fair value of the award. Valuation assumptions used to calculate fair values used a consistent process as done on the date of grant and were not materially different from those disclosed at the time of grant. The closing stock price of our common stock on June 30, 2020, June 30, 2021, June 30, 2022, June 30, 2023 and June 28, 2024, was $192.00, $246.52, $209.63, $218.50 and $191.42, respectively. The following tables detail these adjustments for the PEO:

PEO
Prior FYE	6/30/2020	6/30/2021	6/30/2022	6/30/2023
Current FYE	6/30/2021	6/30/2022	6/30/2023	6/30/2024
Fiscal Year	2021	2022	2023	2024
Summary Compensation Table Total	$10,389,326	$11,659,215	$13,868,641	$14,120,829
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(7,700,011)	$(9,000,005)	$(10,999,975)	$(11,200,082)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$9,967,171	$6,170,624	$10,216,009	$15,633,403
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$15,351,855	$(5,637,001)	$(1,315,735)	$(6,504,731)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$4,790,858	$1,181,787	$5,098,098	$(1,719,629)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—	$—	$—
Total Adjustments	$22,409,873	$(7,284,595)	$2,998,397	$(3,791,039)
Compensation Actually Paid	$32,799,199	$4,374,620	$16,867,038	$10,329,790

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(3)Non-PEO NEOs included for the fiscal years 2024, 2023, 2022 and 2021 are reflected in the table below:

Fiscal Year	Non-PEO NEOs
2024	Bobby Ghoshal, Justin Leong, Michael Rider, Brett Sandercock
2023	Lucile Blaise, Rob Douglas, Bobby Ghoshal, Brett Sandercock
2022	Rob Douglas, Bobby Ghoshal, Jim Hollingshead, David Pendarvis, Brett Sandercock
2021	Rob Douglas, Jim Hollingshead, Brett Sandercock, Raj Sodhi
(4)As discussed in footnote 2, SEC rules require certain adjustments to be made to determine “compensation actually paid” as reported in the Pay versus Performance table above. The following table details these adjustments to the Average Summary Compensation Table Total for Non-PEO NEOs.

Average of Non-PEO NEOs
Prior FYE	6/30/2020	6/30/2021	6/30/2022	6/30/2023
Current FYE	6/30/2021	6/30/2022	6/30/2023	6/30/2024
Fiscal Year	2021	2022	2023	2024
Summary Compensation Table Total	$4,165,235	$3,625,326	$4,147,542	$3,129,017
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(2,775,010)	$(2,500,046)	$(2,821,097)	$(2,074,926)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$3,708,490	$1,328,777	$2,643,811	$2,725,662
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$5,495,623	$(1,432,485)	$(346,310)	$(911,343)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$1,609,448	$390,289	$1,285,329	$(289,421)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$(1,467,347)	$—	$—
Total Adjustments	$8,038,551	$(3,680,812)	$761,733	$(550,028)
Compensation Actually Paid	$12,203,786	$(55,486)	$4,909,275	$2,578,989
(5)The Dow Jones U.S. Medical Equipment index is one of the two index peer groups disclosed in our 10-K and we selected this index as our peer group for purposes of this disclosure, which is comprised of 61 companies from the Dow Jones U.S. Broad Stock Market Index that are classified in the DJICS Medical Equipment subsection. The Company’s relative TSR PSUs did not use this relative TSR as a financial performance measure. See the CD&A section titled “Long Term Incentives” in this Proxy Statement for additional information.
(6)Adjusted Net Sales represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to our NEOs, including our Chief Executive Officer, for the most recently completed fiscal year to the Company’s performance. Up to 50% of cash incentive opportunity for our NEOs is based on our Adjusted Net Sales performance. Adjusted Net Sales is a non-GAAP measure and is calculated as net sales on a GAAP basis excluding the impact of revenue from acquisitions completed after the establishment of the internal financial plan, as applicable, and foreign currency fluctuations. For a reconciliation of Adjusted Net Sales to the most directly comparable GAAP financial measure and insight into how Adjusted Net Sales is considered by management, please see Page 59 under “Elements of Compensation - Annual Cash Incentive Plan - Incentive Plan Adjustments.”
Analysis of the Information Presented in the Pay versus Performance Table
In this section, we provide a graphic analysis showing, for the past four years, the relationship between our PEO’s and the Average of the Non-PEO NEOs’ “Compensation Actually Paid” and (i) the Company’s Adjusted Net Sales, (ii) the Company’s Net Income and (iii) the Company’s TSR, and additionally, the TSR of the Dow Jones U.S. Medical Equipment Index, one of the disclosed peer groups from our 10-K filing. As described in more detail in the CD&A, our executive compensation program reflects a pay-for-performance philosophy that emphasizes long-term equity awards intended to align our executives’ interests with stockholders’ long-term interests. Thus, the value of these awards and, therefore, a large portion of the compensation actually paid to our NEOs is inherently correlated to the Company’s stock price over time. Please refer to the section entitled CD&A above for more information about our executive compensation program.

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Executive Compensation

Compensation Actually Paid vs. Adjusted Net Sales

$35
$30
$25
$20
$15
$10
$5
$0
-$5
Compensation Actually Paid ($M)
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Adjusted Net Sales ($M)
$32.80
$12.20
$3,174
$4.37
($0.06)
$3,616
$16.87
$4.91
$4,163
$10.33
$2.58
$4,720
2021
2022
2023
2024

■	PEO CAP ($M)	■	Average Non-PEO NEO CAP ($M)	Adjusted Net Sales ($M)

Compensation Actually Paid vs. RMD Net Income

$35
$30
$25
$20
$15
$10
$5
$0
-$5
Compensation Actually Paid ($M)
$32.80
$12.20
$475
$779
$4.37
($0.06)
$898
$16.87
$4.91
$1,021
$10.33
$2.58
2021
2022
2023
2024
$1,200
$1,000
$800
$600
$400
$200
$0
Net Income ($M)

■	PEO CAP ($M)	■	Average Non-PEO NEO CAP ($M)	Net Income($M)

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Executive Compensation

Compensation Actually Paid vs. ResMed & Peer TSR

Compensation Actually Paid ($M)
Value of $100 Investment from 6/30/2020
$35
$30
$25
$20
$15
$10
$5
$0
-$5
$180
$160
$140
$120
$100
$80
$32.80
$135.10
$128.40
$12.20
$114.04
$109.18
$4.37
($0.06)
$16.87
$129.79
$113.80
$4.91
$131.90
$10.33
$99.70
$2.58
2021
2022
2023
2024

■	PEO CAP ($M)	■	Average Non-PEO NEO CAP ($M)	RMD TSR	Dow Jones U.S. Medical Equipment Index TSR
Tabular list of Financial Performance Measures
Our compensation committee believes in a holistic evaluation of our NEOs, and the Company’s performance measures throughout our annual focal and long-term incentive compensation programs to align executive pay with Company performance. As required by SEC rules, listed in the table below are the performance measures identified by the compensation committee as being the most important performance measures used to link the “Compensation Actually Paid” to our NEOs for fiscal 2024 compensation, with each of which described in more detail in the section entitled “CD&A-Performance Metrics and Targets.”

Financial Performance Measures
Adjusted Net Sales
Net Operating Profit
Total Shareholder Return (absolute TSR)
Relative Total Shareholder Return (relative TSR)

2024 Proxy Statement | 83

• • • • • • • •
Stock Ownership Information
Common Stock Ownership of Principal Stockholders and Management
The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX, is the beneficial owner of more than 5% of our outstanding common stock; (2) each person who is currently a director or a nominee for election as director; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 146,766,160 shares of our common stock outstanding (which excludes treasury shares) on September 24, 2024, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable.

Name of beneficial owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Common Stock
Vanguard 100 Vanguard Blvd. Malvern, PA 19355	18,478,846	(a)	12.56%
Black Rock, Inc. 55 East 52nd Street New York, NY 10055	12,783,715	(b)	8.69%

Named Executive Officers, Directors and Nominees	Amount and Nature of Beneficial Ownership(c)	Percent of Outstanding Common Stock
Michael Farrell	659,389	*
Peter Farrell	100,341	*
Brett Sandercock	99,919	*
Bobby Ghoshal	42,835	*
Justin Leong	40,463	*
Ronald Taylor	22,615	*
Karen Drexler	18,913	*
Richard Sulpizio	16,713	*
Carol Burt	16,660	*
Harjit Gill	8,955	*
Jan De Witte	7,519	*
John Hernandez	5,537	*
Michael Rider	4,609	*
Desney Tan	3,846	*
Christopher DelOrefice	0	*
All current executive officers, directors, and nominees as a group (15 persons)	1,048,314	0.71%
*    Less than 1%

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Stock Ownership Information
(a)͏Based on information provided in Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, that reports shared voting power over 929,864 shares, sole dispositive power over 17,114,085 shares, and shared dispositive power over 1,364,761 shares. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355
(b)Based on information provided in Schedule 13G/A filed with the SEC on January 25, 2024, by BlackRock, Inc., that reports sole voting power over 11,465,363 shares and sole dispositive power over 12,783,715 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(c)Beneficial ownership is stated as of September 24, 2024, and includes shares subject to currently exercisable options, and RSUs and options that vest within sixty days after September 24, 2024, as set forth below. Does not include shares subject to PSUs that may be earned and vest in November 2024 as their number cannot be finally determined until the compensation committee certifies the performance of the total stockholder return objectives. Shares subject to those options and RSUs are deemed beneficially owned by the holder to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage. Shares have been rounded to the nearest whole number.

Named Executive Officers, Directors and Nominees	Stock Options	Restricted Stock Units
Michael Farrell	212,220	16,337
Peter Farrell	13,137	1,768
Brett Sandercock	10,883	5,578
Bobby Ghoshal	27,994	4,589
Justin Leong	18,969	2,753
Ronald Taylor	—	1,768
Karen Drexler	10,467	884
Richard Sulpizio	—	1,768
Carol Burt	—	1,768
Harjit Gill	—	1,768
Jan De Witte	—	1,768
John Hernandez	2,575	884
Michael Rider	—	2,366
Desney Tan	—	1,768
Christopher DelOrefice	—	—
Delinquent Section 16(a) Reporting
Section 16(a) of the Exchange Act requires our directors, executive officers, and individuals who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of change in ownership of our common stock and other equity securities. SEC regulations also require executive officers, directors and 10% stockholders to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2024 were satisfied, with three exceptions: (i) a Form 4 on behalf of Peter Farrell reporting sale of shares on May 3, 2023, which was filed late on February 23, 2024, (ii) a Form 4 filed September 7, 2023 on behalf of Michael Rider reporting sale of shares on September 1, 2023, and (iii) a Form 4 on June 10, 2024 for the disposition of shares back to issuer to cover taxes for Mr. Rider's RSU vest on June 4, 2024. These late filings were the result of administrative oversight.

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Stock Ownership Information
Equity Compensation Plan Information
The following table summarizes outstanding incentive award plan balances as of June 30, 2024.

Plan category	Number of Securities to be Issued on Exercise of Outstanding Options, Warrants and Rights(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issue under Equity Compensation Plans
Equity compensation plans approved by security holders	1,925,551	$146.90	12,514,425	(c)
Employee stock purchase plan approved by security holders	N/A	N/A	1,000,940	(d)
Equity compensation plans not approved by security holders	0	0	0
Total	1,925,551	$146.90	13,515,365
(a)Represents shares reserved for options, RSUs and PSUs outstanding under our 2009 Amended and Restated Incentive Award Plan. Includes 786,921 shares reserved for outstanding options, 790,810 shares reserved for outstanding RSUs and 347,820 shares reserved for outstanding PSUs. Shares reserved for PSUs are calculated at target number of shares for all outstanding PSU grants, assuming target achievement of performance related conditions, even though if performance were measured as of June 30, 2024, shares would have been earned above the target PSU grant.
(b)Represents the weighted-average exercise price of the 786,921 outstanding stock options as of June 30, 2024.
(c)Represents shares available for issuance under our 2009 Amended and Restated Incentive Award Plan. Assumes 1,643,963 shares are not available to issue under the 2009 Incentive Award Plan, representing the amount that would be issued if all outstanding TSR performance-based stock units were earned at the maximum possible level (up to 200% of target).
(d)Represents shares available for issuance under our employee stock purchase plan (ESPP). The maximum number of shares subject to purchase under our ESPP offerings outstanding on June 30, 2024 is 125,337.

86 | 2024 Proxy Statement

• • • • • • • •
Stockholder Proposals for 2025 Annual Meeting
We intend to file a Proxy Statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for the annual meeting of stockholders in 2025. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by ResMed with the SEC without charge from the SEC’s website at: www.sec.gov.
Proposals included in the Proxy Statement
Proposals under Rule 14a-8
Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the proxy statement for our 2025 annual meeting, we must receive it no later than 120 days before the anniversary of this year’s mailing date. Accordingly, to be timely, we must receive any proposal at our principal executive office in San Diego, California, USA, on or before June 6, 2025. The proposal must also comply with Rule 14a-8 under the Exchange Act.
Director Nominations under our Bylaws
Our bylaws permit an eligible stockholder, or group of up to 20 eligible stockholders, owning our stock continuously for at least three years and shares representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the board or two directors, provided that the stockholder(s) and nominee(s) satisfy the requirements of the bylaws. To nominate a director under proxy access at the 2025 annual meeting of stockholders, you must comply with all of the procedures, information requirements, qualifications, and conditions set forth in our bylaws. A fully compliant nomination notice must be received by us no earlier than May 7, 2025, and no later than June 6, 2025, assuming the date of the 2024 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the 2023 annual meeting, and the nomination notice must be delivered to our secretary at our principal executive offices in San Diego, California, USA.
Proposals not included in the Proxy Statement
Notices. Under our bylaws, to nominate a director or bring any other business before the stockholders at the 2024 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than July 23, 2025, and no later than August 22, 2025.
Our bylaws require a stockholder’s notice of a proposed business item or nominee to include:
1.a brief description of the business desired to be brought before the meeting;
2.the reasons for conducting that business at the meeting;
3.any material interest of the stockholder, beneficial owner, participants with the stockholder in the solicitation, associate of the stockholder, and any other person acting in concert with the stockholder or beneficial owner (each, a “Proposing Person”) in the proposed business (including a reasonably detailed description of all understandings between or among the Proposing Persons, or between or among any Proposing Person and other person or entity);
4.the beneficial owner, if any, on whose behalf the proposal is made; and
5.if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment.

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Stockholder Proposals for 2025 Annual Meeting
Information about Proposing Persons
In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to all Proposing Persons:
1.the name and address of the Proposing Person, as they appear on our books;
2.the class and number of shares of our capital stock that are owned beneficially and of record by the Proposing Person;
3.a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;
4.a representation whether the Proposing Person intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination; and
5.as to each Proposing Person:
a.the full notional amount of any securities that, directly or indirectly, underlie any derivative security;
b.any rights to dividends on any shares of the company beneficially owned by the Proposing Person that are separated or separable from the underlying security;
c.any material pending or threatened legal proceeding, in which a Proposing Person is a party, that involves us or any of our officers, directors or affiliates;
d.any other material relationship between the Proposing Person and the company, its affiliates or principal competitors;
e.any direct or indirect material interest of a Proposing Person with the company, its affiliates or principal competitors; and
f.any other information relating to a Proposing Person that would be required to be disclosed in a filing required to be made in connection with the solicitation of proxies or consents in support of the business proposed to be brought before the meeting. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.
Nominations for Director Candidates
Our bylaws require a stockholder’s nomination to contain the following information about the nominee:
1.all information relating to the nominee that is required to be disclosed under applicable SEC rules;
2.all information that would be required to be disclosed regarding the nominee if the nominee were a Proposing Person;
3.all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Exchange Act, and Rule 14a-12;
4.a description of any direct or indirect material interest in any material contract between or among any Proposing Person, on one hand, and each candidate for nomination or the respective associates and other participants in the solicitation, on the other hand;
5.the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and
6.certain background information and representations regarding disclosure of voting or compensation arrangements, compliance with our policies and guidelines and intent to serve the entire term.
In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

88 | 2024 Proxy Statement

• • • • • • • •
Voting Instructions and General Information
Why am I receiving these materials?
ResMed’s board of directors is soliciting your proxy to vote at our 2024 annual meeting of stockholders and any continuation, postponement, or adjournment of the meeting. The meeting is scheduled for Thursday, November 21, 2024, at 8:30 a.m. Singapore Time and 11:30 a.m. Australian Eastern Time, which is Wednesday, November 20, 2024 at 4:30 p.m. US Pacific Time, and will be held virtually at www.virtualshareholdermeeting.com/RMD2024. If you owned shares of our common stock or CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 24, 2024, we invite you to attend the annual meeting online and vote on the proposals described below under the heading “Voting matters and board recommendations.” You will be able to attend, vote, and submit your questions online from any remote location that has internet connectivity during the annual meeting at www.virtualshareholdermeeting.com/RMD2024 by entering the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
Why is the meeting being held virtually this year?
We believe that a virtual meeting will provide expanded stockholder access and participation, improved communications, as well as being cost-effective, and environmentally responsible. You will be able to attend, vote, and submit your questions online during the annual meeting. You will not be able to attend the annual meeting in person. Stockholders may attend the annual meeting online at www.virtualshareholdermeeting.com/RMD2024 by using the 16-digit control number included on your notice of internet availability of proxy materials, on your proxy card, or on the voting instruction form provided by your broker, bank, or other nominee.
When are proxy materials available?
We expect to first make this proxy statement available to our stockholders and our holders of Clearing House Electronic Subregister System (CHESS) Units of Foreign Securities, on the internet on or about October 3, 2024, and to mail notice and access materials on or about October 3, 2024.
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting To Be Held on November 20, 2024 (US time)/November 21 (Australian and Singapore time).
Our annual report on Form 10-K was filed with the US Securities and Exchange Commission (SEC) on August 9, 2024. You can review our 10-K on our website, at investors.resmed.com, and at the website where our proxy materials, including the notice of the annual meeting, this proxy statement and a form of proxy card are posted, at www.proxyvote.com and www.investorvote.com.au.
Please access and review the proxy materials before voting.
Voting Instructions
Voting matters and board recommendations:

Matter	Vote Recommendation

Proposal 1: Elect the eleven nominees identified in this proxy statement to the board of directors	FOR each director nominee

Proposal 2: Ratify selection of independent registered public accountants	FOR

Proposal 3: Advisory vote to approve executive compensation	FOR

2024 Proxy Statement | 89

Voting Instructions and General Information
Who can vote at the annual meeting?
You are entitled to vote or direct the voting of your ResMed shares if you were a stockholder of record, a beneficial owner of shares held in street name, or a holder of CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 24, 2024 (or September 25, 2024 at 6:00 a.m. Australian Eastern Time), the record date for our annual meeting. As of the record date, there were 146,766,160 shares of ResMed common stock outstanding, excluding 42,886,063 treasury shares. Treasury shares will not be voted. Each stockholder has one vote for each share of common stock held on the record date. As summarized below, there are some distinctions between shares held of record, those owned beneficially in street name, and those held through CHESS Units of Foreign Securities.
What does it mean to be a stockholder of record?
If, on the record date, your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you are entitled to vote on all matters to be voted on at the annual meeting. Whether or not you plan to attend the annual meeting online, we urge you to vote by the internet at www.virtualshareholdermeeting.com/RMD2024, by telephone, or (if you are reviewing a paper copy of this proxy statement) to fill out and return the proxy card that was included with the proxy statement, to ensure your vote is counted.
What does it mean to beneficially own shares in “street name?”
If, on the record date, your shares of common stock were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as a “broker”), then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker. The broker holding your account is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. The information you receive from the broker will include instructions on how to vote your shares. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by your broker.
Your broker is not permitted to vote on your behalf on any matter to be considered at the annual meeting (other than ratifying our appointment of KPMG LLP as our independent registered public accounting firm) unless you specifically vote in accordance with the instructions provided by your broker. We encourage you to communicate your voting decisions to your broker before the deadlines described elsewhere in this proxy statement to ensure that your vote will be counted.
What does it mean to be a holder of CHESS Units of Foreign Securities?
CHESS Units of Foreign Securities are depository interests issued by ResMed through CHESS, and traded on the Australian Securities Exchange, or ASX. The depository interests are frequently called “CUFS”, or “CDIs.” If you own ResMed CUFS or CDIs, then you are the beneficial owner of one share of ResMed common stock for every ten CUFS or CDIs you own. Legal title is held by CHESS Depositary Nominees Pty Limited. CHESS Depositary Nominees is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct CHESS Depositary Nominees on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting, but because you are not a stockholder of record, if you want to vote your shares and/or ask questions in person at the virtual annual meeting, you must request and obtain a valid proxy from CHESS Depositary Nominees giving you that right, and must satisfy the annual meeting admission criteria described below.
You will receive a notice from Computershare allowing you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by Computershare.
Under the rules governing CUFS and CDIs, CHESS Depositary Nominees are not permitted to vote on your behalf on any matter to be considered at the annual meeting unless you specifically instruct CHESS Depositary Nominees how to vote. We encourage you to communicate your voting decisions to CHESS Depositary Nominees before the deadlines described elsewhere in this proxy statement to ensure that your vote will be counted. Please refer to the information provided to you by Computershare for more information regarding how to request a proxy or control number in order to vote or ask questions at the virtual annual meeting.

90 | 2024 Proxy Statement

Voting Instructions and General Information
How do I vote my shares before the annual meeting?
If you are a holder of common stock listed on the New York Stock Exchange (NYSE), you may vote before the meeting by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or on a paper copy, and (2) for shares held as a record holder and shares held in “street name.” You may request paper copies of the proxy statement and proxy card by following the instructions on the notice described below.

Holder	Method of Voting
Holders of record
If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet or by telephone by following the instructions on the website referred to in the notice of internet availability of proxy materials previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating, and signing the proxy card that was included with the proxy statement and promptly returning it in the pre- addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.

Shares held in “street name”
If you hold your shares of common stock in street name, you will receive a notice from your broker with instructions on how to vote your shares. Your broker will allow you to deliver your voting instructions over the internet.

Holders of CUFS or CDIs listed on the ASX	If you hold our CUFS or CDIs, you will receive a notice from Computershare, which will allow you to make your voting instructions over the internet.
Internet voting closes for the following time zones:
•In Australia at 10:00 a.m. November 17, 2024, Australian Eastern Time for holders of CHESS Units of Foreign Securities listed on the ASX.
•In the US at 11:59 p.m., November 19, 2024, US Eastern Time for shares traded on the NYSE.
How do I attend and vote at the annual meeting?
To attend and vote at the annual meeting you need to access the meeting via live audio webcast at www.virtualshareholdermeeting.com/RMD2024 using the 16-digit control number included on your notice, on your proxy card, or on the voting instruction form. Online check-in will begin approximately 15 minutes prior to the scheduled meeting time, and we recommend that you log in to the virtual annual meeting during this timeframe to ensure you are logged in when the meeting starts.
Attendance at the annual meeting will not, by itself, result in any vote or revocation of vote. You must follow the instructions at www.virtualshareholdermeeting.com/RMD2024 to vote your shares at the annual meeting. Even if you intend to attend the annual meeting online, we encourage you to vote before the deadlines described elsewhere in this proxy statement. If you own ResMed CUFS or CDIs, please refer to the instructions provided by Computershare for information regarding how to request a proxy in order to vote your shares at the virtual annual meeting.
What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties accessing the virtual meeting during the check-in or the meeting, please call the technical support number posted on the virtual shareholder meeting log-in page.
Will there be a question and answer session during the annual meeting?
As part of the virtual annual meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to ResMed and the meeting matters, as time permits. Only stockholders that have accessed the annual meeting as a stockholder by following the procedures outlined above in “How can I attend and vote at the annual meeting?” will be permitted to submit questions during the annual meeting. If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•irrelevant to the business of ResMed or to the business of the annual meeting;

2024 Proxy Statement | 91

Voting Instructions and General Information
•related to material non-public information of ResMed, including the status or results of our business since our last earnings release;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another stockholder;
•in excess of the two question limit;
•in furtherance of the stockholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the annual meeting as determined by the Chairman or Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the virtual shareholder meeting webpage for stockholders that have accessed the annual meeting by following the procedures outlined above in “How can I attend and vote at the annual meeting?”
What if there is a transaction of other businesses that may properly come before the meeting?
We are not aware of any other matters to come before the annual meeting, and we have not received timely notice from any stockholder that they intend to present any other proposal at the meeting. If any matter not mentioned in this proxy statement is properly brought before the annual meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will have discretionary authority to vote all proxies on those matters according to their best judgment.
How can I revoke my proxy or change my vote?
You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holder	Method of Voting
Holders of record and shares held in street name listed on the NYSE
•Delivering written notice of revocation to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
•Delivering another timely and later dated proxy to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
•Revoking by internet or by telephone before the following times:
In Australia by 10:00 a.m. AU Eastern Time on November 17, 2024, for holders of CHESS Units of Foreign Securities listed on the ASX
In the United States by 11:59 p.m. US Eastern Time on November 19, 2024, for shares traded on the NYSE
•Attending the 2024 annual meeting online and timely voting your shares at www.virtualshareholdermeeting.com/RMD2024. Please note that your attendance at the meeting will not revoke your proxy unless you vote at the meeting.

Holders of CUFS or CDIs listed on the ASX
You must contact the Chess Depository Nominee to obtain instructions on how to revoke your proxy or change your vote. Refer to the instructions provided by Computershare for information regarding how to request a proxy in order to vote your shares at the virtual annual meeting. Please note that your attendance at the meeting will not revoke your proxy unless you vote at the meeting.

What happens if I return the proxy card to ResMed but do not make specific choices?
If you submit a proxy, we will vote your shares according to your choice. If you submit a proxy but do not make specific choices, we will vote your shares as follows: (1) FOR each of the eleven nominees to our board identified in this proxy statement; (2) FOR ratifying our selection of KPMG; and (3) FOR approving, on a non- binding, advisory basis, the compensation we paid our named executive officers.
What does it mean if I received more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

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Voting Instructions and General Information
General Information
What are broker non-votes and how are they counted?
If your broker holds your common stock in street name and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals which NYSE rules consider “routine.” The only proposal considered “routine” in our meeting is the proposal to ratify the selection of our independent registered public accounting firm. If you do not provide direction to your broker for that proposal, your broker may exercise its discretion to vote your shares. The election of directors and the advisory vote on executive compensation are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote on any non-routine matter with respect to any shares you hold in street name or they will be considered a “broker non-vote.”
Broker non-votes will not affect the outcome of the election of our directors or the advisory vote to approve our executive compensation, as these matters are determined based on the number of votes cast and broker non- votes are not considered votes cast.
Your vote is important. Please submit your proxy, or provide instructions to your brokerage firm, bank, or the CHESS Depositary Nominees. This will ensure that your shares are voted at our annual meeting.
How many shares must be present or represented to conduct business at the annual meeting?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote are represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares represented at our annual meeting for purposes of determining a quorum. If there are insufficient votes to constitute a quorum at the time of the annual meeting, we may adjourn the annual meeting to solicit additional proxies.
On the record date, we had outstanding 146,766,160 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 146,766,160 votes may be cast on each matter to be considered at our annual meeting, and at least 73,383,081 shares must be represented at the meeting to have a quorum.
What is the voting requirement to approve each of the proposals?
Proposal 1 – Directors will be elected by a majority of the votes cast, which means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that candidate. You will have the option to vote “for” “against” or “abstain” for each nominee. Abstentions and broker non-votes do not count as a vote cast either “for” or “against” and will not affect the outcome of the election.
Under our board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election will continue to serve but is expected to tender a resignation to the board. The nominating and governance committee, or another duly authorized committee of the board, will decide whether to accept or reject the tendered resignation, generally within 90 days after the election results are certified. We will publicly disclose the board’s decision on the tendered resignation and the rationale behind the decision.
Proposal 2 – The proposal to ratify our selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions do not count as votes cast and thus will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, so we do not expect broker non-votes to result from the vote on proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.
Proposal 3 – The advisory vote to approve our executive compensation (“say-on-pay” vote) requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes do not count as votes cast and thus will not affect the outcome of this proposal. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on our named executive officers’ compensation, and our executive compensation principles, policies, and procedures.

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Voting Instructions and General Information
Who pays the costs of proxy solicitation?
The cost of soliciting proxies will be borne by us. After the original delivery of the notice and other proxy soliciting materials, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses they incur.
How can I see a list of stockholders?
Under Delaware law, a list of stockholders entitled to vote at our annual meeting will be available for ten days before our annual meeting at our principal executive office, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. US Pacific Time. If you are interested in viewing the list, please contact Investor Relations by email at InvestorRelations@resmed.com.
How will I receive my proxy materials?
We are furnishing proxy materials (proxy statement and annual report on Form 10-K) to our stockholders by the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders of record. If your shares are listed in street name on the NYSE, brokers who hold shares on your behalf will send you their own similar notice. If you hold CUFS or CDIs listed on the ASX, you will receive your notice from Computershare. If you received the notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice tells you how to use the internet to access and review this proxy statement, our annual report on Form 10-K, and proxy voting card. The notice also tells you how you may submit your proxy via the internet.
Our proxy materials explain how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

94 | 2024 Proxy Statement

• • • • • • • •
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this proxy statement that are not historical facts are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding our plans to pay quarterly dividends, our net revenue, net income, and diluted earnings per share performance, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in our Annual Report on Form 10-K for our most recent fiscal year and in other reports we file with the US Securities and Exchange Commission. Those reports are available on our website.

2024 Proxy Statement | 95

• • • • • • • •
No Incorporation by Reference
To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report,” “Pay Versus Performance,” or “Audit Committee Report,” to the extent permitted by the rules of the SEC, will not be deemed incorporated, unless specifically provided otherwise in such filing.
In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders, and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

96 | 2024 Proxy Statement

• • • • • • • •
Reconciliation of Non-GAAP Financial Measures
The measure of free cash flow is reconciled with net cash provided by operating activities below (in US$ thousands):

Twelve Months Ended June 30,
2024
Net cash provided by operating activities	$1,401,260
Purchases of property, plant and equipment	$(99,460)
Free cash flow	$1,301,800
The measure “non-GAAP income from operations” is reconciled with GAAP income from operations below (in US$ thousands, except share and per share data):

	Twelve Months Ended June 30,
	2024	2023
GAAP income from operations	$1,319,893	$1,131,871
Amortization of acquired intangible assets(a)	79,484	72,416
Restructuring expenses(a)	64,228	9,177
Masks with magnets field safety notification expenses(a)	6,351	—
Astral field safety notification expenses(a)	7,911	—
Acquisition-related expenses(a)	483	10,949
Non-GAAP income from operations	1,478,350	1,224,413

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Reconciliation of Non-GAAP Financial Measures
The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Twelve Months Ended June 30,
	2024	2023
GAAP net income	$1,020,951	$897,556
Amortization of acquired intangible assets(a)	79,484	72,416
Restructuring expenses(a)	64,228	9,177
Masks with magnets field safety notification expenses(a)	6,351	—
Astral field safety notification expenses(a)	7,911	—
Acquisition-related expenses(a)	483	10,949
Gain on insurance recoveries(a)	—	(20,227)
Income tax effect on non-GAAP adjustments	(40,114)	(20,114)
Non-GAAP net income(a)	1,139,294	949,757
Diluted shares outstanding	147,550	147,455
GAAP diluted earnings per share	6.92	6.09
Non-GAAP diluted earnings per share(a)	7.72	6.44
(a)ResMed adjusts for the impact of the amortization of acquired intangibles, restructuring expenses, field safety notification expenses, acquisition-related expenses, gain on insurance recoveries, and associated tax effects from their evaluation of ongoing operations, and believes that investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.
ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance that investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight when evaluating ResMed’s performance from core operations and provides consistent financial reporting. The use of non-GAAP measures is intended to supplement, and not to replace, the presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

98 | 2024 Proxy Statement

RESMED INC.
9001 SPECTRUM CENTER BLVD.
SAN DIEGO, CA 92123
ATTN: AMY WAKEHAM

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. US Eastern Time on November 19, 2024 and 10:00 a.m. Australian Eastern Time on November 17, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RMD2024**

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. US Eastern Time on November 19, 2024 and 10:00 a.m. Australian Eastern Time on November 17, 2024. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For your vote to be effective, it must be received on or before November 19, 2024.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Sample

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V57720-P18666 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RESMED INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Elect 11 directors, each to serve until our 2025 annual meeting and until their successors are elected and qualified. The nominees for election as directors at the 2024 annual meeting are:

Vote on Directors

Continuing directors:	**For**	**Against**	**Abstain**
1a. Carol Burt	☐	☐	☐
1b. Christopher DelOrefice	☐	☐	☐
1c. Jan De Witte	☐	☐	☐
1d. Karen Drexler	☐	☐	☐
1e. Michael Farrell	☐	☐	☐
1f. Peter Farrell	☐	☐	☐
1g. Harjit Gill	☐	☐	☐
1h. John Hernandez	☐	☐	☐
1i. Richard Sulpizio	☐	☐	☐
1j. Desney Tan	☐	☐	☐
1k. Ronald Taylor	☐	☐	☐

Vote on Proposals	**For**	**Against**	**Abstain**
2. Ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2025.	☐	☐	☐
3. Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the proxy statement (“say-on-pay”).	☐	☐	☐

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

RESMED INC.

ANNUAL MEETING OF STOCKHOLDERS

Live webcast: www.virtualshareholdermeeting.com/RMD2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement, and Form 10-K are available at www.proxyvote.com.

Sample

V57721-P18666

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael Rider and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of ResMed Inc. held of record by the undersigned on September 24, 2024, as of 4:00 p.m. (US Eastern Time) at the Annual Meeting of Stockholders to be held on Wednesday, November 20, 2024, at 4:30 p.m. US Pacific Time (Thursday, November 21, 2024, at 8:30 a.m. Singapore Time, 11:30 a.m. Australian Eastern Time), virtually at www.virtualshareholdermeeting.com/RMD2024, or any adjournment or postponement of the meeting.

If no choice is specified, the proxy will be voted "**FOR**" the nominees in Item 1, and "**FOR**" Items 2 and 3.

(See reverse for voting instructions)